Exhibit 10.2

Execution Version

LOAN AND SERVICING AGREEMENT

among

RCC REAL ESTATE SPE HOLDINGS LLC,

as Holdings,

RCC REAL ESTATE SPE 9 LLC,

as the Borrower,

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY and

the other Lenders from time to time party hereto,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as the Administrative Agent,

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY,

as the Facility Servicer,

ACRES CAPITAL SERVICING LLC,

as the Portfolio Asset Servicer, and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as the Collateral Custodian

Dated as of July 31, 2020

i

		Page

Section 11.20	Post-Closing Performance Conditions	97

Section 11.21	PATRIOT Act	97

Section 11.22	Wells Fargo	97

Section 11.23	Platform	97

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

SCHEDULE I	Initial Portfolio Assets
SCHEDULE II	Specified CLO Assets
SCHEDULE III	Conditions Precedent Documents
SCHEDULE IV	Notice Information
SCHEDULE V	Competitors
SCHEDULE VI	Borrower Authorized Persons
SCHEDULE VII	Administrative Agent Authorized Persons
SCHEDULE VIII	Collateral Custodian Authorized Persons
SCHEDULE IX	Facility Servicer Authorized Persons
SCHEDULE X	Portfolio Asset Servicer Authorized Persons
SCHEDULE XI	Collateral Custodian Fees

EXHIBITS

EXHIBIT A	Form of Note
EXHIBIT B	Form of Notice of Borrowing
EXHIBIT C	Form of Servicing Report
EXHIBIT D	Form of Payment Date Report
EXHIBIT E	Form of Quarterly LTV Certificate
EXHIBIT F	Form of U.S. Tax Compliance Certificate
EXHIBIT G	Form of Release of Required Portfolio Documents
EXHIBIT H	Form of Power of Attorney
EXHIBIT I	Form of Portfolio Asset Assignment
EXHIBIT J	Form of Custodial and Account Control Agreement
EXHIBIT K	Form of Portfolio Asset Checklist
EXHIBIT L	Form of Account Control Agreement

v

LOAN AND SERVICING AGREEMENT, dated as of July 31, 2020, by and among:

(1) RCC REAL ESTATE SPE HOLDINGS LLC, a Delaware limited liability company (“Holdings”);

(2) RCC REAL ESTATE SPE 9 LLC, a Delaware limited liability company (the “Borrower”);

(3) MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY, and each of the other lenders from time to time party hereto, as Lenders (as defined herein);

(4) WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Administrative Agent (as defined herein);

(5) MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY, as the Facility Servicer (as defined herein);

(6) ACRES Capital Servicing LLC, as the Portfolio Asset Servicer (as defined herein); and

(7) WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Collateral Custodian (as defined herein).

The Lenders have agreed, on the terms and conditions set forth herein, to provide a secured revolving loan facility that provides for Advances from time to time in the amounts and in accordance with the terms set forth herein.

The proceeds of the Advances will be provided to the Borrower to be used to finance the origination and acquisition of and investment by the Borrower in the Portfolio Assets (including the repayment of debt secured by such Portfolio Assets), to pay transaction fees and expenses and to make Restricted Junior Payments to Holdings or the Sponsor subject to the terms hereof.

Accordingly, the parties agree as follows:

ARTICLE I.

INTERPRETATION

SECTION 1.01 Certain Defined Terms. As used in this Agreement and the exhibits, schedules and other attachments hereto (each of which is hereby incorporated herein and made a part hereof), the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“1940 Act” means the Investment Company Act of 1940 and the rules and regulations promulgated thereunder.

“Account Bank” means Wells Fargo Bank, National Association in its capacity as the depository pursuant to the Account Control Agreement, and each other Person acting in such capacity pursuant to any agreement replacing or substituting for the Account Control Agreement.

“Account Control Agreement” means the Deposit Account Control Agreement among the Borrower, the Facility Servicer, the Account Bank and the Administrative Agent, with respect to the establishment and governance of the Collection Account, substantially in the form of Exhibit L.

“Additional Amount” has the meaning assigned to that term in Section 2.12(a).

“Administrative Agent” means Wells Fargo Bank, National Association, in its capacity as administrative agent for the Lenders and collateral agent for the Secured Parties, together with its successors and permitted assigns, including any successor appointed pursuant to Article VII.

“Advance” means the loans made by the Lenders to the Borrower pursuant to Article II.

“Advances Outstanding” means, at any time, the aggregate outstanding principal amount of all Advances at such time.

“Affiliate” when used with respect to a Person, means any other Person Controlling, Controlled by or under common Control with such Person.

“Agent Fee Letter “means, if applicable, any fee letter or letters between the Administrative Agent and the Borrower entered on or before the Closing Date.

“Agreement” means this Loan and Servicing Agreement.

“Anti-Corruption Laws” means any and all Applicable Laws relating to bribery or corruption.

“Anti-Money Laundering Law” means any and all applicable anti-money laundering, financial recordkeeping and reporting requirements of Applicable Law, including those of the Bank Secrecy Act (as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act)) and any applicable anti-money laundering statutes of other jurisdictions, as well as the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any applicable governmental agency.

“Applicable Law” means for any Person all existing and future laws, rules, regulations, statutes, treaties, codes, ordinances, permits, certificates, orders, licenses of and interpretations by any Governmental Authority applicable to such Person and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Applicable Servicer” means the Facility Servicer or the Portfolio Asset Servicer, as the context may require.

“Assignment and Assumption Agreement” means an agreement among the Borrower (if required under Section 11.04), a Lender, the Administrative Agent and, unless executed in connection with an assignment under Section 11.04, the Majority Lenders (such consent of the Majority Lenders (if applicable) not to be unreasonably withheld) in a form customarily provided by the Loan Syndications and Trading Association and delivered in connection with a Person becoming a Lender hereunder after the Closing Date.

“Authorized Person” means the individuals set forth on Schedules VI-X, as the same may be amended by Borrower, the Administrative Agent, the Portfolio Asset Servicer and the Facility Servicer from time to time by delivery thereof to the Collateral Custodian.

“Availability Period” means the period commencing on the Closing Date and ending on the earlier of (a) the second anniversary of the Closing Date and (b) the date the Commitments are terminated in accordance with this Agreement, whether as a result of an Event of Default or otherwise.

“Bankruptcy Code” means Title 11, United States Code, 11 U.S.C. §§ 101 et seq.

“Bankruptcy Event” is deemed to have occurred with respect to a Person if either:

(a)

a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under the Bankruptcy Laws, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of 60 consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal Bankruptcy Laws or other similar laws now or hereafter in effect; or

(b)

such Person shall commence a voluntary case or other proceeding under any Bankruptcy Laws now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for such Person or all or substantially all of its assets under the Bankruptcy Laws, or shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors or members shall vote to implement any of the foregoing.

“Bankruptcy Laws” means the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Borrower” has the meaning assigned to that term in the preamble hereto.

“Borrower Taxes” means any Taxes imposed on the Borrower with respect to its operations.

“Business Day” means a day of the year other than (a) Saturday or a Sunday or (b) any other day on which commercial banks in New York, New York or the offices of the Administrative Agent, the Account Bank or Collateral Custodian are authorized or required by Applicable Law, regulation or executive order to close.

“Cash Trap Event” means, as at any date of determination, (a) LTV as of such date exceeds the Maximum Quarterly LTV Percentage then applicable, (b) as of the most recent calendar quarter end prior to such date, the Eligible Portfolio Assets that are First Lien Senior Secured Portfolio Assets have a Debt

Service Coverage Ratio of (i) 1.0:1.0 or lower during the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, (ii) 1.2:1.0 or lower during the period commencing on the first anniversary of the Closing Date and ending on the third anniversary of the Closing Date and (iii) 1.3:1.0 or lower during the period commencing on the third anniversary of the Closing Date and ending on the Facility Termination Date, (c) as of the most recent calendar quarter end prior to such date, (x) the sum of (i) the aggregate Value of the Eligible Portfolio Assets plus, without duplication, the funds in the Collection Account as of such date that are or would be available to the Borrower under Section 2.08(a)(ix) (on a pro forma basis after giving effect to the provisions of clauses (a)(i) through (a)(viii) of Section 2.08(a)) and (ii) the aggregate Value of the Specified CLO Assets plus, without duplication, the aggregate amount of the Sponsor’s unrestricted and unencumbered cash and cash equivalents is less than (y) 1.6 times the aggregate Advances Outstanding on such date or (d) as of the most recent calendar quarter end prior to such date, the aggregate Value of the Eligible Portfolio Assets that are First Lien Senior Secured Portfolio Assets for which no Underlying Obligor Default exists is less than 75% of the aggregate Value of the Eligible Portfolio Assets as of such date.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” is deemed to have occurred if (a) the Sponsor fails to own all of the limited liability company interests in Holdings, directly or indirectly, through one or more wholly-owned subsidiaries, (b) Holdings fails to own all of the limited liability company interests in the Borrower, directly or (c) ACRES Capital Corp., a Delaware corporation, or a wholly-owned Subsidiary thereof, fails to be engaged as the manager for the Sponsor.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986.

“Collateral” has the meaning assigned to that term in Section 2.09(a).

“Collateral Custodian” means Wells Fargo Bank, National Association, not in its individual capacity, in its capacity as collateral custodian for the Administrative Agent and the Lenders pursuant to the terms of this Agreement, together with its successors and permitted assigns, including any successor appointed pursuant to Article IX.

“Collateral Custodian Fees” means the fees set forth on Schedule XI, between the Collateral Custodian and the Borrower, that are payable to the Collateral Custodian hereunder.

“Collateral Custodian Termination Expenses” has the meaning assigned to that term in Section 9.05.

“Collateral Custodian Termination Notice” has the meaning assigned to that term in Section 9.05.

“Collateral Portfolio” means all right, title and interest (whether now owned or hereafter acquired or arising, and wherever located) of the Borrower in all assets of the Borrower securing the Obligations, including the property identified below in clauses (a) through (d), and all accounts, money, cash and currency, chattel paper, tangible chattel paper, electronic chattel paper, intellectual property, goods, equipment, fixtures, contract rights, general intangibles, documents, instruments, certificates of deposit, certificated securities, uncertificated securities, financial assets, securities entitlements, commercial tort claims, securities accounts, deposit accounts, inventory, investment property, letter-of-credit rights, software, supporting obligations, accessions or other property consisting of, arising out of, or related to any of the following:

(a)	the Portfolio Assets and all funds due or to become due in payment under such Portfolio Assets, including all Collections;

(b)	any other Related Portfolio Assets with respect to the Portfolio Assets;

(c)	the Collection Account; and

(d)	all income and Proceeds of the foregoing.

“Collection Account” means the deposit account established with the Account Bank and governed by the Account Control Agreement in the name of the Borrower and under the “control” (within the meaning of Section 9-104 of the UCC) of the Administrative Agent for the benefit of the Secured Parties; provided that, subject to the rights of the Administrative Agent hereunder with respect to funds, the funds deposited therein from time to time shall constitute the property and assets of the Borrower, and the Borrower shall be solely liable for any Taxes payable with respect to the Collection Account.

“Collections” means all collections and other cash proceeds with respect to any Portfolio Asset or other Related Portfolio Asset (including payments on account of interest, principal, prepayments, fees, guaranty payments, dividends, distributions, return of capital and all other amounts received in respect of such Portfolio Asset or other Related Portfolio Asset), all Recoveries, all Insurance Proceeds and proceeds of any liquidations or Sales in each case, attributable to such Portfolio Asset or other Related Portfolio Asset, and all other proceeds or other funds of any kind or nature received by the Borrower, the Portfolio Asset Servicer or the Account Bank with respect to any Underlying Collateral.

“Commitment” means, (a) during the Availability Period (i) with respect to the Initial Lender, the Total Facility Amount as such amount may be reduced pursuant to an Assignment and Assumption Agreement and (ii) with respect to any other Lender, the amount set forth as such Lender’s “Commitment” on the Assignment and Assumption Agreement relating to such Lender and (b) after the end of the Availability Period, with respect to any Lender, such Lender’s Pro Rata Share of the aggregate Advances Outstanding.

“Competitor” means a specialty finance company or investment fund engaged in the business of investing in, acquiring or originating commercial real estate finance assets, including (without limitation) any mortgage or hybrid REIT or any company, fund or other vehicle that makes and/or invests in commercial real estate loans and/or other real estate related debt securities, but excluding any such entities that primarily invest in publicly traded securities and insurance companies, in each case that are identified as competitors on Schedule V attached hereto, as may be modified from time to time with the consent of the Initial Lender and upon 30 days’ written notice to the Initial Lender (such consent not to be unreasonably withheld).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Counterparty Lender” means, with respect to any Portfolio Asset that is a loan participation interest, the lender party to the related Loan Agreement and the related Participation Agreement.

“Covered Entity” means each of (a) the Sponsor, the Borrower, Holdings, and their respective Subsidiaries and any guarantors of the Obligations or pledgors of Collateral under this Agreement and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person means the direct or indirect (i) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person or (ii) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“Custodial and Account Control Agreements” means, collectively, (a) with respect to such Portfolio Assets listed on Schedule I that the Facility Servicer and Initial Lender reasonably determined require such an agreement to perfect the Administrative Agent’s lien on such Portfolio Assets, a custodial and account control agreement among the Borrower, the Administrative Agent and Wells Fargo Bank, National Association, as securities custodian, substantially in the form of Exhibit J and (b) with respect to any other Portfolio Asset acquired after the Closing Date (with the approval of the Initial Lender), such other agreements as the Administrative Agent may require with respect to such Portfolio Asset.

“Custodial Delivery Failure” means the failure by the Collateral Custodian to produce any document which constitutes a portion of any Portfolio Asset File that was in its possession pursuant to Article IX within one Business Day after required or requested by the Administrative Agent, the Portfolio Asset Servicer, the Facility Servicer or the Borrower in accordance with the provisions of this Agreement, and provided that (a) the Collateral Custodian previously delivered to the Administrative Agent, the Lenders and the Borrower a report pursuant to Section 9.02(a)(iv) that did not list such document as missing, (b) such document was held by the Collateral Custodian on behalf of the Borrower or the Administrative Agent, as applicable and (c) such document is not outstanding pursuant to a request for release pursuant to Section 9.08(a).

“Debt Service Coverage Ratio” means, as of any date of determination with respect to the Eligible Portfolio Assets that are First Lien Senior Secured Portfolio Assets, the ratio of (a) the aggregate NOI (as defined below) of all such Portfolio Assets as of such date to (b) the product of (1) the aggregate Advances Outstanding as of such date multiplied by (2) the interest rate for the Advances under Section 2.05(a).

“NOI” means, as of any date of determination for any Portfolio Asset, the following with respect to the type of property constituting the Underlying Collateral for such Portfolio Asset:

(i)

with respect to a multifamily property, the annual operating income of such property equal to the sum of (A) rental income and tenant recoveries and other recurring income for the year of stabilization, less (B) an adjustment to assume a vacancy factor equal to the greater of (1) the vacancy rate projected for such property and (2) a 5.0% vacancy factor, less (C) projected operating expenses incurred in connection with such property for the year of stabilization assuming (1) a base property management fees equal to the greater of (a) the actual amount payable by the applicable Obligors pursuant to the applicable management agreement and (b) a minimum of 2.5% of revenues and (2) a normalized adjustment for capital expenditures equal to a minimum of $200 per unit;

(ii)

with respect to office, retail, industrial and mixed use properties, the annual operating income of such property based on underwritten rents for the year of stabilization, but subject to a maximum market occupancy cap of 95%, less projected operating expenses incurred in connection with such property for the year of stabilization, and assuming (A) a base property management fees equal to the greater of (1) the actual amount payable by the applicable Obligors pursuant to the applicable management agreement and (2) 2.5% of revenues and (B) a normalized adjustment for capital expenditures equal to a minimum of $0.20 per square foot ($0.10 per square foot for industrial properties); and

(iii)

with respect to a hospitality property, the underwritten net operating income of such property for the year of stabilization determined by the Initial Lender as the sum of room, food and beverage, retail and other recurring income, less operating expenses incurred in connection with such property for the year of stabilization and assuming (A) a base property management fees equal to the greater of (1) the actual amount payable by the applicable Obligors pursuant to the applicable management agreement and (2) 2.50% of revenues and (B) a normalized adjustment for FF&E equal to 4.0% of total revenue.

“Default Rate” means, as of any date of determination, a rate per annum equal to the interest rate that is or would be applicable to the Advances at such time plus 2.0%.

“Determination Date” means, for any Payment Date or Reporting Date, the date that is five Business Days prior to such Payment Date or Reporting Date, as applicable.

“Electronic Portfolio Asset File” mean any Portfolio Asset File document that Borrower delivers to the Collateral Custodian electronically in a .pdf format and identified as “unique loan id.document_name.pdf” (example: 12345.mortgage.pdf).

“Electronic Recording” means a mortgage or a mortgage-related document created, generated, sent, communicated, received or stored by electronic means (that complies with the requirements of the Electronic Signatures in Global and National Commerce Act or the Uniform Electronic Transactions Act, as applicable) that has been accepted for recording by a participating county land records office which accepts such electronic record of a mortgage or a mortgage-related document as an alternative to recordation of the original paper form of such document.

“Eligible Assignee” means (a) a Lender or any of its Affiliates, (b) any Person managed by a Lender or any of its Affiliates or (c) any financial or other institution reasonably acceptable to the Administrative Agent (such acceptance not to be unreasonably withheld) acting at the direction of the Majority Lenders (such direction of the Majority Lenders not to be unreasonably withheld). For the avoidance of doubt, any Competitor is subject to Section 11.04(e).

“Eligible Portfolio Asset” means (a) each of the Initial Portfolio Assets and (b) any other Portfolio Asset that has been approved in writing by the Initial Lender in its sole discretion.

“Environmental Laws” means any and all foreign, federal, State and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

“ERISA” means the United States Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under the Code.

“Escrow Payment” means any amount received by the Borrower for the account of an Obligor for application toward the payment of Taxes, insurance premiums, assessments, ground rents, deferred maintenance, environmental remediation, rehabilitation costs, capital expenditures and similar items in respect of an applicable Portfolio Asset.

“Event of Default” has the meaning assigned to that term in Section 6.01.

“Excepted Persons” has the meaning assigned to that term in Section 11.11(a).

“Exchange Act” means the United States Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

“Excluded Amounts” means, without duplication, (a) any amount received in the Collection Account with respect to any Portfolio Asset included as part of the Collateral Portfolio, which amount is attributable to the payment of any Tax, fee or other charge imposed by any Governmental Authority on such Portfolio Asset or on any Underlying Collateral and (b) any amount received in the Collection Account representing (i) any Escrow Payments, (ii) any amounts received on or with respect to a Portfolio Asset that is not a loan participation interest under any Insurance Policy that is required to be used to restore, improve or repair the related real estate or other assets of such Portfolio Asset or required to be paid to any Obligor under the Loan Agreement for such Portfolio Asset, (iii) any amount received in the Collection Account with respect to any Portfolio Asset that is otherwise Sold by the Borrower pursuant to Section 2.10, to the extent such amount is attributable to a time after the effective date of such Sale and (iv) amounts deposited in the Collection Account which were not required to be deposited therein or were deposited in error.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient under any Transaction Document: (a) Taxes imposed on (or measured by) net income (however denominated) and any branch profits Taxes (i) imposed by the jurisdiction under the laws of which such Recipient is organized or in which such Recipient’s principal office is located or, in the case of any Lender, in which such Lender’s applicable lending office is located or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Advance or Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.12, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office; (c) Taxes attributable to such Recipient’s failure to comply with Section 2.12(d) or (e); and (d) any U.S. federal withholding Taxes imposed under FATCA. “Facility Servicer” means Massachusetts Mutual Life Insurance Company, not in its individual capacity, but in its capacity as facility servicer pursuant to terms of this Agreement, together with its successors and permitted assigns, including any successor appointed pursuant to Article VIII.

“Facility Servicer” means Massachusetts Mutual Life Insurance Company, not in its individual capacity, but in its capacity as facility servicer pursuant to terms of this Agreement, together with its successors and permitted assigns, including any successor appointed pursuant to Article VIII.

“Facility Servicer Fee Letter” means, if applicable, any fee letter or letters between the Facility Servicer and the Borrower entered on or before the Closing Date.

“Facility Servicing Fees” means the fees set forth in the Facility Servicing Fee Letter that are payable to the Facility Servicer.

“Facility Termination Date” means the date on which the aggregate outstanding principal amount of the Advances have been repaid in full and all accrued and unpaid interest thereon, all Fees and all other Obligations (other than contingent indemnification obligations) have been paid in full and the Commitments of the Lenders have been terminated.

“FATCA” means Sections 1471 through 1474 of the Code as in effect on the date hereof (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations promulgated thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code as of the date hereof (or any amended or successor version described above) and any intergovernmental agreements (or related rules, legislation or official administrative guidance) implementing such provisions of the Code or any non-U.S. laws implementing the foregoing.

“FATCA Withholding Tax” means any withholding or deduction required pursuant to FATCA.

“Fee Letters” means the Agent Fee Letter, Facility Servicer Fee Letter and each other fee letter agreement entered into by and among the Borrower and any of the Administrative Agent, the Facility Servicer, the Initial Lender and any other Lender in connection with the transactions contemplated by this Agreement.

“Fees” means the fees payable to the Administrative Agent, the Collateral Custodian, the Facility Servicer, the Initial Lender, any other Lender or any other applicable agent or party pursuant to the terms of the Fee Letters or the other Transaction Documents.

“First Lien Senior Secured” means, with respect to any Portfolio Asset, that such Portfolio Asset is a loan interest (as opposed to a participation interest or other asset) secured by a Lien on the Underlying Collateral that is prior to any other Lien on such Underlying Collateral other than customary and standard permitted liens.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.

“Governmental Authority” means, with respect to any Person, any nation or government, any state or other political subdivision thereof or any entity, authority, agency, division or department exercising the executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to a government and any court or arbitrator having jurisdiction over such Person (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranty Agreement” has the meaning assigned to that term in Section 3.01(b).

“Hazardous Materials” means all materials subject to any Environmental Law, including materials listed in 49 C.F.R. § 172.010, materials defined as hazardous pursuant to § 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, flammable, explosive or radioactive materials, hazardous or toxic wastes or substances, lead-based materials, petroleum or petroleum distillates or asbestos or material containing asbestos, polychlorinated biphenyls, radon gas, urea formaldehyde and any substances classified as being “in inventory”, “usable work in process” or similar classification that would, if classified as unusable, be included in the foregoing definition.

“Holdings” has the meaning assigned to that term in the preamble hereto.

“Indebtedness” means with respect to any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than accounts payable incurred in the ordinary course of business and payable in accordance with customary trade practices) or that is evidenced by a note, bond, debenture or similar instrument or other evidence of indebtedness customary for indebtedness of that type, (b) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (c) all indebtedness, obligations or liabilities of that Person in respect of derivatives and (d) all obligations under direct or indirect guaranties in respect of obligations (contingent or otherwise) to purchase or otherwise acquire, or to otherwise assure a creditor against loss in respect of, indebtedness or obligations of others of the kind referred to in clauses (a) through (c) above.

“Indemnified Amounts” has the meaning assigned to that term in Section 10.01(a).

“Indemnified Party” has the meaning assigned to that term in Section 10.01(a).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Transaction Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Independent Manager” means the Person holding the Independent Manager position as provided for in the applicable Loan Party’s limited liability company agreement.

“Indorsement” has the meaning specified in Section 8-102(a)(11) of the UCC, and “Indorsed” has a corresponding meaning.

“Initial Lender” means (a) so long as it holds a Commitment or any portion of an Advance, Massachusetts Mutual Life Insurance Company and (b) otherwise, the Majority Lenders.

“Initial Portfolio Assets” means the Portfolio Assets described on Schedule I.

“Insurance Policy“ means, with respect to any Portfolio Asset, an insurance policy covering liability and physical damage to, or loss of, the Underlying Collateral for such Portfolio Asset.

“Insurance Proceeds” means any amounts received on or with respect to a Portfolio Asset under any Insurance Policy or with respect to any condemnation proceeding or award in lieu of condemnation.

“Interest Collections” means, with respect to any Portfolio Asset, all Collections attributable to interest on such Portfolio Asset (including Collections attributable to the portion of the outstanding principal amount of a Portfolio Asset, if any, that represents interest which has accrued in kind and has been added to the principal balance of such Portfolio Asset), including all scheduled payments of interest and payments of interest relating to principal prepayments, all guaranty payments attributable to interest and proceeds of any liquidations, sales or dispositions attributable to interest on such Portfolio Asset.

“Lender” means collectively, the Initial Lender and any other Person to whom any Lender assigns any part of its rights and obligations under this Agreement and the other Transaction Documents in accordance with the terms of Section 11.04 and any other party that becomes a lender pursuant to an Assignment and Assumption Agreement.

“Lien” means any mortgage or deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, claim, preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale, lease or other title retention agreement, sale subject to a repurchase obligation, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan Agreement” means the loan agreement, credit agreement or other agreement pursuant to which a Portfolio Asset that is a loan interest or an Underlying Loan Obligation of a Portfolio Asset, as applicable, has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Portfolio Asset or Underlying Loan Obligation or of which the holders of such Portfolio Asset are the beneficiaries, including any co-lender or servicing agreement entered into by an applicable Counterparty Lender, Underlying Agent or Underlying Servicer.

“Loan Parties” means, collectively, the Borrower and Holdings.

“LTV” means, as of any date of determination, the ratio (expressed as a percentage) of (a) the aggregate amount of Advances Outstanding and accrued and unpaid interest thereon as of such date to (b) the most recent Total Portfolio Value as of such date.

“Majority Lenders” means the Lenders representing an aggregate of more than 50% of the aggregate Advances Outstanding; provided that the sum of the aggregate unpaid principal amount of the Advances Outstanding held or deemed held by the Borrower, Holdings, the Sponsor or any of their Affiliates shall be excluded for purposes of making a determination of Majority Lenders at any time.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition, operations, liabilities (actual or contingent), performance or properties of the Borrower, (b) the validity or enforceability of this Agreement or any other Transaction Document or the validity or enforceability of the Portfolio Assets generally or any material portion of the Portfolio Assets, (c) the rights and remedies of the Collateral Custodian, the Administrative Agent, the Facility Servicer, any Lender or any other Secured Parties with respect to matters arising under this Agreement or any other Transaction Document, (d) the ability of the Borrower to perform its obligations under this Agreement or any other Transaction Document or (e) the existence, perfection, priority or enforceability of the Administrative Agent’s or the other Secured Parties’ Lien on the Collateral Portfolio; provided that, there shall be no Material Adverse Effect to the extent such Material Adverse Effect arises from the action (or inaction) of the Collateral Custodian, the Administrative Agent, the Facility Servicer or a Lender.

“Material CLO Modification” means any amendment or waiver of, or modification or supplement to, or termination, cancellation or release of, any term of the documentation executed or delivered in connection with the issuance of a Specified CLO Asset (other than with respect to any such amendment, waiver, modification, supplement, termination, cancellation or release relating to the Underling Loan Obligation for such Specified CLO) for which the Sponsor or a wholly-owned Subsidiary thereof must agree to or consent and could reasonably be expected to have a material effect on the Value of such Specified CLO Asset or the rights of the Sponsor or a wholly owned Subsidiary thereof with respect thereto.

“Material Modification” means any amendment or waiver of, or modification or supplement to, or termination, cancellation or release of, a Loan Agreement for a Portfolio Asset or for the Underlying Loan Obligation for a Portfolio Asset, as applicable, that:

(a)

forgives, excuses, reduces, waives or modifies such Loan Agreement or the related loan documents in a manner that would (i) reduce the outstanding principal amount of the amount due thereunder or waive any payment default thereunder, (ii) reduce the interest rate margin thereon by an amount that is more than 50 basis points less than the original margin or (iii) reduce the amount of any prepayment premium or any fees payable thereunder;

(b)	extends the final, initial scheduled maturity date for payment of principal payable under such Loan Agreement to a date that is more than six months after the final, scheduled maturity date thereof;

(c)	(i) extends the scheduled date of expiration or termination of any commitment to make future advances thereunder or (ii) increases the commitment to make such future advances;

(d)

releases any Obligor from its obligations under such Loan Agreement or the related loan documents or permits an Obligor to assign or transfer its rights and obligations under such Loan Agreement or the related loan documents (in each case other than as expressly contemplated by such loan documents);

(e)	releases any material Underlying Collateral for such Portfolio Asset (other than by the granting of Permitted Liens) other than as set forth in such Loan Agreement or the related loan documents; or

(f)

alters any provision requiring the pro rata treatment of such Portfolio Asset with pari passu obligations that has the effect of subordinating such Portfolio Asset or commitment in a manner that adversely impacts the holders thereof.

“Maturity Date” means the earlier to occur of (a) if the Extension Conditions (as defined below) have been satisfied, the seventh anniversary of the Closing Date, (b) if the Extension Conditions have not been satisfied, December 1, 2020, and (c) the date the Advances are accelerated after the occurrence and continuance of an Event of Default. “Extension Condition” means that on or before October 31, 2020, the Borrower has obtained a rating for the credit facility evidenced by this Agreement of BBB or higher from a NRSRO and the Initial Lender has a received a copy of any rating letter issued in connection therewith.

“Maximum Quarterly LTV Percentage” means, as of any Determination Date occurring during the time periods set forth in column (1) below, the percentage of LTV set forth in the corresponding column (2) below:

(1) Determination Date occurs:	(2) Maximum Quarterly LTV Percentage:
After the closing Date and before the fifth anniversary of the Closing Date	55%
On or after the fifth anniversary of the Closing Date and prior to July 31, 2026	20%

On or after July 31, 2026	0%

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate of the Borrower contributed or had any obligation to contribute on behalf of its employees at any time during the current year or the preceding five years.

“NRSRO” means a Nationally Recognized Statistical Rating Organization acceptable to the Initial Lender.

“Note” has the meaning assigned to that term in Section 2.03(a).

“Notice of Borrowing” means a written notice of borrowing from the Borrower to the Administrative Agent and Initial Lender substantially in the form of Exhibit B.

“Notice of Exclusive Control” has the meaning assigned to that term in the Account Control Agreement.

“Obligations” means all present and future indebtedness and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Borrower to the Lenders, the Administrative Agent, the Collateral Custodian, the Facility Servicer or any other Secured Party arising under this Agreement or any other Transaction Document and shall include all liability for principal of and interest on the Advances, Fees, indemnifications and other amounts due or to become due by the Borrower to the Lenders, the

Administrative Agent, the Collateral Custodian, the Facility Servicer and any other Secured Party under this Agreement or any other Transaction Document, including any Fee Letter and costs and expenses payable by the Borrower to the Lenders, the Administrative Agent, the Collateral Custodian, the Facility Servicer or any other Secured Party, including reasonable attorneys’ fees, costs and expenses, including interest, fees and other obligations that accrue after the commencement of an insolvency proceeding (in each case whether or not allowed as a claim in such insolvency proceeding).

“Obligor” means, collectively, each Person obligated to make payments under a Loan Agreement, including any guarantor thereof.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Advance or Commitment).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes payable or determined to be payable to any Governmental Authority that arise from any payment made under, the execution, delivery, performance, enforcement or registration of, from receipt or perfection of a security interest under, filing and recording of this Agreement, or any other Transaction Documents, or otherwise in connection with this Agreement or any other Transaction Document, except any such Other Connection Taxes imposed with respect to an assignment.

“Participant Register” has the meaning assigned to that term in Section 2.03(c).

“Participation Agreement” means, for any Portfolio Asset that consists of a loan participation interest, any agreement pursuant to which the Borrower participates in the Underlying Loan Obligation for such Portfolio Asset in a form reasonably agreed to by the Borrower and the Majority Lenders.

“Payment Date” means (a) the eighth (8th) Business Day after the tenth (10th) calendar day of each calendar month and (b) the Maturity Date.

“Payment Date Report” means a report from the Facility Servicer substantially in the form of Exhibit D.

“Pension Plan” has the meaning assigned to that term in Section 4.01(r).

“Permitted Liens” means any of the following: (a) Liens for Taxes if such Taxes shall not at the time be due or if a Person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Person; (b) Liens imposed by law, such as materialmen’s, warehousemen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens, arising by operation of law in the ordinary course of business for sums that are not overdue or are being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the applicable Person; (c) Liens granted pursuant to or by the Transaction Documents; (d) judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default; (e) with respect to the Underlying Collateral for any Portfolio Asset, (i) Liens

in favor of the lenders, lead agent, administrative agent, collateral agent or similar agent for the benefit of all holders of indebtedness relating to such Portfolio Asset (or the Underlying Loan Obligation as applicable) and (ii) “permitted liens” as defined in the Loan Agreement for such Portfolio Asset or such comparable definition if “permitted liens” is not defined therein; (f) Liens routinely imposed on cash or securities by the Account Bank or the securities custodian, to the extent permitted under the Account Control Agreement or Custodial Securities Account Agreements, as applicable; and (g) Liens consisting of restrictions on transfer of a Portfolio Asset or rights of set-off or withholding set forth in the underlying Loan Agreement.

“Person” means an individual, partnership, corporation (including a statutory or business trust), limited liability company, joint stock company, trust, unincorporated association, sole proprietorship, joint venture, government (or any agency or political subdivision thereof) or other entity.

“Platform” has the meaning assigned to that term in Section 11.23.

“Pledged Equity” has the meaning assigned to that term in Section 2.09(b).

“Portfolio Asset” means any loan interest, any loan participation interest, any real estate owned real property or preferred equity interests owned by or Transferred to the Borrower (free and clear of any Indebtedness or Lien, other than Permitted Liens), which loan interest, loan participation interest, real estate owned real property or preferred equity interests includes (a) the Portfolio Asset File therefor and (b) all right, title and interest in and to (i) such loan interest, the related Loan Agreement and any Underlying Collateral, (ii) such loan participation interest, the related Participation Agreement and, subject to the terms thereof, the related Loan Agreement and any Underlying Collateral, (iii) such real estate owned real property and (iv) such preferred equity interest, any distributions in connection therewith and the related documentation executed or delivered in connection with the issuance thereof.

“Portfolio Asset Assignment” means an assignment, participation agreement or other agreement pursuant to which any Portfolio Asset not originated by the Borrower is Transferred to the Borrower in a form of Exhibit I hereto or any other form reasonably agreed to by the Borrower and the Initial Lender.

“Portfolio Asset Checklist” means, with respect to each Portfolio Asset, a checklist of all of the agreements, documents and instruments executed or delivered in connection with the origination and acquisition of such Portfolio Asset, substantially in the form of Exhibit K hereto, as prepared by the Borrower or the Portfolio Asset Servicer on its behalf.

“Portfolio Asset File” means, with respect to each Portfolio Asset, a file containing each of the agreements, instruments, certificates and other documents and items set forth on the Portfolio Asset Checklist with respect to such Portfolio Asset.

“Portfolio Asset Servicer” means ACRES Capital Servicing LLC, not in its individual capacity, but in its capacity as portfolio asset servicer pursuant to the terms of this Agreement, together with its successors and permitted assigns, including any successor appointed pursuant to Article VIII.

“Pro Rata Share” means, with respect to any Lender, the ratio of such Lender’s Commitment to the aggregate Commitments of all Lenders.

“Proceeds” means, with respect to the Collateral, all property that is receivable or received when such Collateral is collected, sold, liquidated, foreclosed, exchanged, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes all rights to payment with respect to any insurance relating to such Collateral.

“Quarterly LTV Certificate” means a certificate setting forth the calculation of LTV and Total Portfolio Value as of the applicable date of determination, substantially in the form of Exhibit E, prepared by the Borrower.

“Recipient” means the Administrative Agent, any Lender or the Collateral Custodian, as applicable.

“Records” means all documents relating to the Portfolio Assets, including books, records and other information executed in connection with the maintenance of the Portfolio Assets in the Collateral Portfolio or maintained with respect to the Collateral Portfolio and the related Obligors that the Borrower or the Portfolio Asset Servicer has generated, or in which the Borrower has otherwise obtained an interest.

“Recoveries” means, as of the time any Underlying Collateral for any Portfolio Asset is Sold, discarded or abandoned (after a determination by the Portfolio Asset Servicer, the Counterparty Lender, Underlying Agent or Underlying Servicer, as applicable, that such Underlying Collateral has little or no remaining value) or otherwise determined to be fully liquidated by the Portfolio Asset Servicer or such Counterparty Lender, Underlying Agent or Underlying Servicer, the proceeds from the Sale of such Underlying Collateral, the proceeds of any related Insurance Policy or any other recoveries (including interest proceeds recovered) with respect to such Underlying Collateral and amounts representing late fees and penalties, net of any amounts received that are required under the Loan Agreement for the applicable Portfolio Asset to be refunded to the related Obligor.

“Register” has the meaning assigned to that term in Section 2.03(b).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Related Portfolio Assets” means all Portfolio Assets owned by the Borrower, together with all proceeds thereof and other assets or property related thereto, including all right, title and interest of the Borrower in and to:

(a)	subject to the terms of any applicable Participation Agreement, any amounts on deposit in any cash reserve, collection, custody or lockbox accounts securing the Portfolio Assets;

(b)	all rights with respect to the Portfolio Assets to which the Borrower is entitled as lender under the applicable Loan Agreement or as a loan participant under the applicable Participation Agreement;

(c)

subject to the terms of any applicable Participation Agreement, any Underlying Collateral securing the Portfolio Assets and all Recoveries related thereto, all payments paid in respect thereof and all monies due, to become due and paid in respect thereof, and all net liquidation proceeds;

(d)	the Portfolio Asset Files related to the Portfolio Assets, any Records, and the documents, agreements, and instruments included in such Portfolio Asset Files or Records;

(e)

subject to the terms of any applicable Participation Agreement, all Liens, guaranties, indemnities, warranties, letters of credit, accounts, bank accounts and property subject thereto from time to time purporting to secure or support payment of the Portfolio Assets (or the Underlying Loan Obligations, as applicable), together with all UCC financing statements, mortgages or similar filings signed or authorized by an Obligor relating thereto;

(f)

each Portfolio Asset Assignment with respect to such Portfolio Assets (including any rights of the Borrower against the Transferor thereunder) and the assignment to the Administrative Agent, for the benefit of the Secured Parties, of all UCC financing statements, if any, filed by the Borrower against any Transferor under or in connection with such Portfolio Asset Assignment;

(g)	the assignment to the Administrative Agent, for the benefit of the Secured Parties, of all UCC financing statements for the Portfolio Assets;

(h)	all records (including computer records) with respect to the foregoing; and

(i)	all Collections, income, payments, proceeds and other benefits of each of the foregoing.

“Release Date” has the meaning assigned to that term in Section 2.10(b).

“Replacement Servicer” has the meaning assigned to that term in Section 8.01(c).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than an event for which the 30 day notice period has been waived.

“Reporting Date” means, with respect to a Payment Date, the 5th Business Day preceding such Payment Date or if such day is not a Business Day, the immediately preceding Business Day.

“Required Portfolio Documents” means, for each Portfolio Asset or Underlying Loan Obligation, as applicable, the following documents or instruments, all as specified on the related Portfolio Asset Checklist, to the extent applicable for such Portfolio Asset or Underlying Loan Obligation: copies of the executed (a) guaranty, if any, (b) loan agreement, (c) note purchase agreement, if any, (d) security agreement, (e) promissory note and (f) any certificates evidencing a preferred equity interest and the agreements, instruments or other documents executed or delivered in connection therewith, in each case as set forth on the Portfolio Asset Checklist.

“Responsible Officer” means, (a) when used with respect to the Administrative Agent or the Collateral Custodian any officer in the corporate trust office of the Administrative Agent or the Collateral Custodian, including any president, vice president, executive vice president, assistant vice president, treasurer, secretary, assistant secretary, corporate trust officer or any other officer thereof customarily performing functions similar to those performed by the individuals who at the time shall be such officers, respectively, or to whom any matter is referred because of such officer’s knowledge of or familiarity with the particular subject, and, in each case, having direct responsibility for the administration of this Agreement and the other Transaction Documents to which such Person is a party; provided that any notices sent to the Administrative Agent or the Collateral Custodian in accordance with Section 11.02 shall be deemed to have been received by a Responsible Officer of the Administrative Agent or the Collateral Custodian, as applicable and (b) when used with respect to any other Person, any duly authorized person of such Person and, with respect to a particular matter, any other duly authorized person of such Person to whom such matter is referred because of such person’s knowledge of and familiarity with the particular subject, and in each case with direct responsibility for the administration of this Agreement.

“Restricted Junior Payment” means, with respect to the Borrower or Holdings, as applicable, (a) any dividend or other distribution, direct or indirect, on account of any class of membership interests of the Borrower or Holdings, as applicable, now or hereafter outstanding, except a dividend or other distribution paid solely in interests of that class of membership interests or in any pari passu or junior class of membership interests of the Borrower or Holdings, as applicable, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of membership interests of the Borrower or Holdings, as applicable, now or hereafter outstanding or (c) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire membership interests of the Borrower or Holdings, as applicable, now or hereafter outstanding.

“Review Criteria” has the meaning assigned to that term in Section 9.02(a)(i).

“Sale” has the meaning assigned to that term in Section 2.10(a) and both “Sold” and “Sell” have corresponding meanings.

“Sanctioned Country” means a country or territory subject to a sanctions program maintained under any Sanctions and Anti-Terrorism Law (at the time of this Agreement, Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine).

“Sanctioned Person” means (a) any Person included on a list of designated or restricted Persons maintained by OFAC (defined below) (including, without limitation, OFAC’s Specially Designated Nationals and Blocked Persons List and Sectoral Sanctions Identifications List), the U.S. Department of State, the United Nations Security Council, or any other relevant Governmental Authority, (b) any Person located, organized, or resident in a Sanctioned Country, or (c) any Person 50% or more owned, directly or indirectly, individually or in the aggregate, or controlled by any such Person or Persons described in clauses (a) or (b) above.

“Sanctions and Anti-Terrorism Laws” means any and all Applicable Laws relating to terrorism and economic or financial sanctions or trade embargoes administered or enforced by the U.S. Government (including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”)), the United Nations Security Council, or any other relevant Governmental Authority, and any regulation, order, or directive promulgated, issued or enforced pursuant to such applicable Laws, all as amended, supplemented or replaced from time to time.

“Scheduled Payment” means each scheduled payment of principal or interest required to be made by an Obligor on a Portfolio Asset or Underlying Loan Obligation, as applicable, as adjusted pursuant to the terms of the related Loan Agreement.

“Secured Party” means each of the Administrative Agent, each Lender (together with its permitted successors and assigns), each other Indemnified Party, the Facility Servicer and the Collateral Custodian; provided that in any context requiring a Secured Party to give direction to the Administrative Agent, such reference to Secured Party shall not include the Administrative Agent or the Collateral Custodian.

“Servicer Termination Event” means, with respect to an Applicable Servicer, the occurrence of any one or more of the following events:

(a)	a Bankruptcy Event shall occur with respect to such Applicable Servicer;

(b)	such Applicable Servicer shall assign its rights or obligations as “Facility Servicer” or “Portfolio Asset Servicer”, as applicable, hereunder (other than as expressly provided herein);

(c)

any failure by such Applicable Servicer to observe or perform any covenant or other agreement of such Applicable Servicer set forth in this Agreement or the other Transaction Documents (other than actions with respect to which another clause of this definition expressly relates), which continues to be unremedied for a period of 30 days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure shall have been given to such Applicable Servicer by the Administrative Agent (acting at the direction of the Majority Lenders) or Borrower and (ii) the date on which a Responsible Officer of such Applicable Servicer acquires Knowledge thereof (or such extended period of time reasonably approved by Borrower not to exceed 60 days in the aggregate provided that such Applicable Servicer is diligently proceeding in good faith to cure such failure or breach); and

(d)

any representation, warranty or certification made by such Applicable Servicer in any Transaction Document or in any certificate delivered pursuant to any Transaction Document shall prove to have been incorrect when made, which materially and adversely affects the interests of the Administrative Agent, Borrower or the Lenders.

“Servicer Termination Expenses” has the meaning assigned to that term in Section 8.01(b).

“Servicer Termination Notice” has the meaning assigned to that term in Section 8.01(b).

“Servicing Report” means a report from the Portfolio Asset Servicer substantially in the form of Exhibit C.

“Servicing Standard” means, with respect to any Portfolio Assets included in the Collateral Portfolio, to service and administer such Portfolio Assets on behalf of the Borrower in accordance with Applicable Law, the terms of this Agreement, the Loan Agreements and all customary and usual servicing practices for loans or loan participations like the Portfolio Assets.

“Specified CLO Asset” means each collateralized loan obligation in the loan obligations of the applicable Obligor that is owned by the Sponsor or a Subsidiary thereof (free and clear of any Indebtedness or Lien, other than Permitted Liens) and (a) described on Schedule II or (b) approved after the date of this Agreement in writing by the Initial Lender in its sole discretion.

“Sponsor” means Exantas Capital Corp.

“State” means one of the fifty states of the United States or the District of Columbia.

“Subsidiary” means with respect to a person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such person.

“Taxes” means any present or future taxes, levies, imposts, duties, charges, deductions, withholdings (including backup withholding), assessments or fees of any nature (including interest, penalties, and additions thereto) that are imposed by any Governmental Authority.

“Total Facility Amount” means $250,000,000, as reduced pursuant to Section 2.04(e).

“Total Portfolio Value” means, as of any date of determination, the aggregate Value of all Portfolio Assets and the Specified CLO Assets.

“Trade Date” has the meaning assigned to that term in Section 11.04(e).

“Transaction Documents” means this Agreement, any Note, the Account Control Agreement, the Fee Letters, each Assignment and Assumption Agreement, each Participation Agreement, the Custodial and Account Control Agreements and each agreement, instrument, certificate or other document related to any of the foregoing.

“Transfer” means (a) the acquisition by, or the transfer or assignment to, the Borrower of an Eligible Portfolio Asset or other Related Portfolio Asset pursuant to a Portfolio Asset Assignment, Participation Agreement, the documentation executed or delivered in connection with the issuance of a preferred equity interest or otherwise in accordance with Section 3.04 or (b) the origination of an Eligible Portfolio Asset that is a loan interest by the Borrower pursuant to a Loan Agreement.

“Transferor” means, with respect to any Transfer pursuant to clause (a) of the definition thereof, the assignor of an Eligible Portfolio Asset under a Portfolio Asset Assignment, Participation Agreement, the documentation executed or delivered in connection with the issuance of a preferred equity interest or otherwise in accordance with Section 3.04.

“UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

“Underlying Agent” means, with respect to a Portfolio Asset, the administrative agent or other similar agent for the lenders party to the Loan Agreement for such Portfolio Asset.

“Underlying Collateral” means, with respect to a Portfolio Asset, any property or other assets pledged or mortgaged as collateral to secure repayment of such Portfolio Asset or the Underlying Loan Obligation for such Portfolio Asset, as applicable, including, mortgaged property and all proceeds from any sale or other disposition of such property or other assets.

“Underlying Loan Obligation” means, with respect to a Portfolio Asset consisting of a loan participation or a Specified CLO Asset, the loan obligations of any applicable Obligor in which such Portfolio Asset is participating or such Specified CLO Asset has been issued.

“Underlying Obligor Default” means, with respect to any Portfolio Asset the occurrence of one or more of the following events (any of which, for the avoidance of doubt, may occur more than once):

(a)

an Obligor payment default in respect of principal or interest has occurred and is continuing under such Portfolio Asset (after giving effect to any grace or cure period set forth in the applicable Loan Agreement);

(b)

any other event of default or similar event or circumstance under the Loan Agreement for such Portfolio Asset for which the Borrower (or agent or required lenders pursuant to the applicable Loan Agreement, as applicable) has elected to exercise any of its rights and remedies (excluding rights and remedies related to notices of default or reservation of rights, forbearances, imposition of reserves or any actions to perfect Liens on the Underlying Collateral) to enforce such Portfolio Asset (including the acceleration of the loan relating thereto); or

(c)	a Bankruptcy Event occurs with respect to any related Obligor.

“Underlying Servicer” means, with respect to a Portfolio Asset consisting of a loan participation, any sub-agent or servicer appointed by the Underlying Agent or trustee or similar agent for such Portfolio Asset to administer and service the Underlying Loan Obligations for such Portfolio Asset.

“United States” means the United States of America.

“Unmatured Event of Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Valuation Policy” means the Sponsor’s “Fair Value Disclosure” as of the date hereof, as delivered to pursuant to Section 3.01(c), and as may be amended, if required under Section 5.02(p), with the consent of the Initial Lender.

“Value” means (a) with respect to any Eligible Portfolio Asset as of any date of determination, the most recent internal valuation of such Portfolio Asset by the Borrower in accordance with the Valuation Policy and (b) with respect to any Specified CLO Asset as of any date of determination, the valuation of such Specified CLO Asset as determined, at the sole option of the Borrower, by (x) an independent nationally recognized third-party collateralized loan obligation valuation firm (such as Duff & Phelps) engaged by the Borrower and reasonably approved by the Initial Lender using a discounted cash flow model and such assumptions that are customary and reasonable for such a model or (y) the Borrower or the Portfolio Asset Servicer using a discount cash flow model and assuming 42% severity, 2.0% constant default rate, 0% constant prepayment rate and initial loan maturity; provided that with respect to any

Portfolio Asset or Specified CLO Asset to which there has been a Material Modification or Material CLO Modification, as applicable, to which the applicable Lenders have not consented pursuant to the terms hereof, such Portfolio Asset or Specified CLO Asset shall be valued as provided in Section 2.04(b).

“Wells Fargo” means Wells Fargo Bank, National Association, not in its individual capacity, but in its capacity as Administrative Agent, Account Bank and Collateral Custodian, in all cases pursuant to the terms of this Agreement.

SECTION 1.02 Other Terms. All accounting terms used but not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and used but not specifically defined herein, are used herein as defined in such Article 9.

SECTION 1.03 Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

SECTION 1.04 Interpretation. In each Transaction Document, unless a contrary intention appears:

(a) the singular number includes the plural number and vice versa;

(b) reference to any Person includes such Person’s successors and assigns but only if such successors and assigns are not prohibited by the Transaction Documents;

(c) reference to any gender includes each other gender;

(d) reference to day or days without further qualification means calendar days;

(e) the term “or” is not exclusive;

(f) reference to the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(g) reference to any agreement (including any Transaction Document), document or instrument means such agreement, document or instrument as amended, modified, waived, supplemented, restated or replaced and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Transaction Documents, and reference to any promissory note includes any promissory note that is an extension or renewal thereof or a substitute or replacement therefor;

(h) reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any Section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such Section or other provision;

(i) if payment or performance of any obligation of the Borrower hereunder is due on a date which is not a Business Day, the required date for payment or performance shall be the next Business Day; and

(j) unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

SECTION 1.05 Changes in GAAP. If any Obligor notifies the Administrative Agent that such Obligor requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies any Obligor that the Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 1.06 Advances to Constitute Loans. Notwithstanding any provision herein to the contrary, the parties hereto intend that the Advances made hereunder constitute a “loan” and not a “security” for purposes of Section 8-102(15) of the UCC.

ARTICLE II.

THE FACILITY

SECTION 2.01 Advances. On the terms and conditions hereinafter set forth, each Lender, severally and not jointly, shall make Advances to the Borrower as the Borrower may request at its option from time to time on any Business Day during the Availability Period in an amount which after giving effect to such Advances (a) would not cause the aggregate Advances made hereunder (without giving effect to any repayment or prepayment thereof) to exceed the Total Facility Amount and (b) would not cause LTV to exceed 55% on such date (after giving effect to such Advance and any Transfer effectuated from the use of proceeds thereof). Notwithstanding anything contained in this Section 2.01 or elsewhere in this Agreement to the contrary, no Lender is obligated to make any Advance in an amount that would, after giving effect to such Advance, exceed such Lender’s Commitment less the aggregate outstanding amount of any Advances funded by such Lender. Each Advance to be made hereunder shall be made by the Lenders in accordance with their respective Pro Rata Shares. Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Advances hereunder during the Availability Period.

SECTION 2.02 Procedure for Advances.

(a) The Borrower shall request an Advance by delivery of a Notice of Borrowing to the Administrative Agent and Lenders, with a copy to the Facility Servicer, no later than 2:00 p.m. two Business Days immediately prior to the proposed date of such Advance (or such shorter period of time agreed to by the Lenders and the Administrative Agent in their sole discretion); provided that if the proposed date of the initial Advance is the Closing Date, the Notice of Borrowing with respect to the initial Advance may be delivered on the Closing Date. Each Notice of Borrowing must be accompanied by a duly completed Quarterly LTV Certificate (updated to the date such Advance is requested and giving pro forma effect to the Advance requested and the use of the proceeds thereof) and certify:

(i)	the amount of such Advance, which must be at least equal to $250,000;

(ii)

that such Advance would not cause (A) the aggregate Advances made hereunder (without giving effect to any repayment or prepayment thereof) to exceed the Total Facility Amount or (B) LTV to exceed 55% on the date of such Advance (after giving effect to such Advance and any Transfer effectuated from the use of proceeds thereof);

(iii)	the proposed date of such Advance (which must be a Business Day);

(iv)	detailed instructions as to where the proceeds of such Advance are to be deposited or transferred; and

(v)	all conditions precedent for such Advance described in Article III have been satisfied or will be satisfied on the proposed date of such Advance.

(b) Promptly upon receipt of a Notice of Borrowing, the Administrative Agent shall notify the Lenders of the requested Advance and each Lender shall make the Advance on the terms and conditions set forth herein. On the date of each Advance, upon satisfaction of the applicable conditions set forth in Article III, each Lender shall, in accordance with instructions received by the Administrative Agent from the Borrower, make available to the Borrower, in same day funds, an amount equal to such Lender’s Pro Rata Share of such Advance, by payment into the account which the Borrower has designated in writing. Any funds held by the Administrative Agent shall be held uninvested.

(c) The obligation of each Lender to remit its Pro Rata Share of any Advance is several from that of each other Lender and the failure of any Lender to so make such amount available to the Borrower shall not relieve any other Lender of its obligations hereunder. In no event shall the Administrative Agent have any liability or obligation to fund any Advance.

SECTION 2.03 Evidence of Debt.

(a) If requested by a Lender, the Borrower shall deliver to the Lender a duly executed Note payable to such Lender and its registered assigns (the “Note”) in substantially the form of Exhibit A.

(b) The Administrative Agent shall maintain, solely for this purpose as the agent of the Borrower, at its address referred to in Section 11.02 a copy of each Assignment and Assumption Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders, the Commitments of, and principal amounts of (and stated interest on) the Advances owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent, each Lender and the other parties hereto shall treat each person whose name is recorded in the Register as a Lender under this Agreement for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(c) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts of (and stated interest on) each participant’s interest in the Advances, loans or other obligations under the Transaction Documents (the “Participant Register”); provided that (a) no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Advances, commitments, loans or its other obligations under any Transaction Document) to any Person except to the extent that such disclosure is necessary to establish that such Advances, commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and (b) the Administrative Agent shall have no liability or obligation to make determinations with respect to the rights of Participants hereunder. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

SECTION 2.04 Repayment.

(a) The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of all outstanding Advances, together with all accrued and unpaid interest thereon. The Borrower shall also repay the outstanding principal amount of the Advances as provided in Section 2.08. The Borrower may not prepay Advances except as provided by this Section 2.04 and Section 2.08.

(b) Unless consent is obtained with respect to a Material Modification or a Material CLO Modification as provided in Section 5.01(e)(i), the Value of the Portfolio Asset or Specified CLO Asset subject to such Material Modification or Material CLO Modification, as the case may be, for purposes of calculating the Value of such Portfolio Asset or Specified CLO Asset and Total Portfolio Value and determining whether a Cash Trap Event has occurred will be:

(i)

with respect to a Material Modification, (A) reduced by 50% until the later of (1) the date occurring 90 days after such Material Modification and (2) the date the Value of such Portfolio Asset is determined after such Material Modification by an independent nationally recognized third-party valuation firm engaged by the Borrower and reasonably approved by the Initial Lender, in each case at the Borrower’s own expense and as part of the Borrower’s valuation procedures and (B) thereafter equal to the value of such Portfolio Asset as determined after such Material Modification by such independent nationally recognized third-party valuation firm (as such valuation may be updated thereafter); and

(ii)	with respect to a Material CLO Modification, reduced to zero.

The Borrower acknowledges that the reduction of the Value of a Portfolio Asset or Specified CLO Asset pursuant to this Section 2.04(b) may cause a Cash Trap Event and result in repayments of the Advances Outstanding as required by Section 2.08.

(c) The Borrower may at any time prepay the Advances Outstanding, in whole or in part, without premium or penalty at the option of the Borrower, in a minimum amount of at least $1,000,000 (for prepayments in part made when the Advances Outstanding are more than $1,000,000), by delivering a notice of such prepayment to the Administrative Agent, with a copy to Initial Lender, at least one Business Day, or in the case of any prepayment in whole, at least three Business Days, prior to such prepayment.

(d) Upon any prepayment of Advances Outstanding pursuant to this Section 2.04, the Borrower shall also pay in full any accrued and unpaid interest, any prepayment fee and all costs and expenses of the Secured Parties related to such Advances then due and payable. The Administrative Agent shall apply amounts received from the Borrower pursuant to this Section 2.04 to the pro rata payment of all accrued and unpaid interest with respect to such Advances and all due and payable costs and expenses of the Secured Parties related to such Advances until paid in full and thereafter to prepay such Advances Outstanding.

(e) The Borrower may, upon notice to the Administrative Agent, with a copy to Initial Lender, terminate the Commitments, or from time to time reduce the Commitments; provided that (x) each such notice shall be in writing and must be received by the Administrative Agent at least three (3) Business Days prior to the effective date of such termination or reduction, (y) any such partial reduction shall be in an aggregate amount of $1,000,000 and (z) the Borrower shall not terminate or reduce the Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Advances Outstanding would exceed the total Commitments; provided that (1) the Borrower may not terminate or reduce the Commitments in whole or in part prior to the six month anniversary of the Closing Date and (2) on and after the six month anniversary of the Closing Date and prior to the 12 month anniversary of the Closing Date, the Borrower may not terminate or reduce the Commitments in whole or in part unless the Borrower pays a commitment termination or reduction fee in an amount equal to 1.0% of the aggregate Commitments being terminated or reduced. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Commitments pursuant to this Section 2.04(e). Upon any reduction of Commitments, the Commitment of each Lender shall be reduced by such Lender’s ratable share of the amount of such reduction.

SECTION 2.05 Interest and Fees.

(a) The Borrower shall pay interest on the outstanding principal amount of the Advances at a rate per annum equal to 5.75%. Interest is payable on each Payment Date as and to the extent provided in Section 2.08. If accrued and unpaid interest is not paid in full on a Payment Date, the Borrower shall pay additional interest on such accrued and unpaid interest at the same rate per annum as the Borrower pays on the Advances, such additional interest being payable on each Payment Date as and to the extent provided in Section 2.08.

(b) If any amount payable by the Borrower under this Agreement or any other Transaction Document is not paid when due, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at the Default Rate. Upon the request of the Majority Lenders, while any Event of Default pursuant to Section 6.01(a) or (d) exists, the Borrower shall pay interest on the principal amount of all Advances outstanding hereunder at the Default Rate.

(c) Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Advance, together with all fees, charges and other amounts that are treated as interest on such Advance under Applicable Law (collectively, “charges”), exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lenders holding such Advance in accordance with Applicable Law, the rate of interest payable in respect of such Advance hereunder, together with all charges payable in respect thereof, shall be limited to the Maximum Rate. To the extent lawful, the interest and charges that would have been paid in respect of such Advance but were not paid as a result of the operation of this Section 2.05(c) shall be cumulated and the interest and charges payable to such Lender in respect of other Advance or periods shall be increased (but not above the amount collectible at the Maximum Rate therefor) until such cumulated amount shall have been received by such Lender. Any amount collected by such Lender that exceeds the maximum amount collectible at the Maximum Rate shall be applied to the reduction of the principal balance of such Advance or refunded to the Borrower so that at no time shall the interest and charges paid or payable in respect of such Advance exceed the maximum amount collectible at the Maximum Rate.

(d) During the Availability Period, for any day on which the Advance Outstanding on the applicable day is less than 75% of the aggregate Commitment at such time, the Borrower shall pay an unused commitment fee (an “Unused Commitment Fee”) on the unused amount of the aggregate Commitment at such time, if any, which shall accrue at a rate per annum equal to 0.50%. Accrued Unused Commitment Fees are payable in arrears on each Payment Date, commencing on the first such date to occur after the Closing Date, as provided in Section 2.08. All Unused Commitment Fees are fully earned and nonrefundable upon payment.

(e) The Borrower shall pay the fees set forth in the Fee Letters on the term and conditions provided therein.

(f) All computations of interest and fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed.

SECTION 2.06 Payments and Computations, Etc.

(a) All amounts to be paid or applied by the Facility Servicer from amounts received on the Portfolio Assets in the applicable Collection Account, on Borrower’s behalf, hereunder and in accordance with this Agreement shall be paid or applied in accordance with the terms hereof so that funds are received by the Lenders no later than 2:00 p.m. on the day when due in lawful money of the United States in immediately available funds to the account specified in writing by the Administrative Agent to the Facility Servicer. Any Obligation hereunder shall not be reduced by any distribution of any portion of Collections if at any time such distribution is rescinded or required to be returned by any Lender to the Borrower, the Facility Servicer or any other Person for any reason.

(b) Other than as otherwise set forth herein, whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time is reflected in the computation of interest and fees.

(c) To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Bankruptcy Law or otherwise, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred and (ii) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent.

SECTION 2.07 Collections and Allocations.

(a) The Borrower or the Portfolio Asset Servicer on the Borrower’s behalf shall direct the Obligors and, if applicable, any agent, administrative agent, Underlying Servicer or issuer for any Portfolio Asset to remit all Collections payable to the Borrower with respect to such Portfolio Asset directly to the Collection Account.

(b) The Borrower and the Portfolio Asset Servicer shall, and shall cause its Affiliates to, deposit all Collections received by it or its Affiliates with respect to the Collateral Portfolio to the Collection Account within two Business Days after receipt and shall, and shall cause its Affiliates to, hold in trust for the benefit of the Administrative Agent, for the benefit of the Secured Parties, all such Collections until so deposited.

(c) Upon receipt of Collections in the Collection Account, the Portfolio Asset Servicer shall promptly identify any Collections received as being principal, Interest Collections or Excluded Amounts. The Portfolio Asset Servicer shall further include a statement as to the amount of principal, Interest Collections or Excluded Amounts on deposit in the Collection Account on each Reporting Date in the Servicing Report delivered pursuant to Section 8.08(a). The Portfolio Asset Servicer shall take commercially reasonable steps to confirm that only funds constituting Collections relating to Portfolio Assets are deposited into the Collection Account.

(d) Notwithstanding the fact that Excluded Amounts (other than items described in clauses (iii) and (iv) of the definition thereof) are part of the Collateral Portfolio and constitute Portfolio Assets, prior to the delivery of a Notice of Exclusive Control by the Administrative Agent to the Facility Servicer and Account Bank in accordance with the terms of the Account Control Agreement, the Facility Servicer may (on behalf of the Borrower and at the direction of the Portfolio Asset Servicer) withdraw from the Collection Account any deposits thereto constituting Excluded Amounts if the Portfolio Asset Servicer has, prior to such withdrawal, identified to the Facility Servicer such Excluded Amounts and deliver such Excluded Amounts to the Borrower or as the Borrower may direct. After the delivery of a Notice of Exclusive Control in accordance with the terms of the Account Control Agreement, the Administrative Agent, upon written direction from the Majority Lenders, may withdraw from the Collection Account any deposits therein constituting Excluded Amounts.

(e) Except as set forth in clause (d) above, neither the Borrower nor the Portfolio Asset Servicer shall have any rights of withdrawal with respect to amounts held in the Collection Account.

SECTION 2.08 Remittance Procedures. With respect to Section 2.08(a), on each Payment Date, the Facility Servicer, on behalf of the Borrower, shall instruct the Account Bank to remit funds on deposit in the Collection Account as described in this Section 2.08 and in accordance with the Payment Date Report and shall instruct the Administrative Agent to apply such funds as described in this Section 2.08 and in accordance with the Payment Date Report, such funds to be received by the Administrative Agent no later than 12:00 p.m. on each Payment Date; provided that, at any time after delivery of Notice of Exclusive Control pursuant to the terms of the Account Control Agreement, the Administrative Agent shall instruct the Account Bank to remit funds on deposit in the Collection Account to the Administrative Agent as described in this Section 2.08.

(a) Collections. So long as no Event of Default has occurred and is continuing, the Facility Servicer (on behalf of the Borrower) shall (as directed pursuant to the first paragraph of this Section 2.08) instruct the Account Bank to transfer Collections held by the Account Bank in the Collection Account, in accordance with the Payment Date Report, and shall instruct the Administrative Agent to distribute such funds to the following Persons in the following amounts, calculated as of the most recent Determination Date, subject to the minimum balance requirement included in the Account Control Agreement, in the following order and priority, with respect to Collections:

(i)

first, to the Borrower for payment of Borrower Taxes, registration and filing fees and operating expenses then due and owing by the Borrower that are attributable solely to the operations of the Borrower; provided that transfers from the Account Bank for registration and filing fees and operating expenses payable pursuant to this clause (i) shall not, individually or in the aggregate, exceed (A) $75,000 in any calendar quarter and (B) $200,000 in any calendar year;

(ii)

second, to the Administrative Agent for the ratable distribution to the Administrative Agent and the Collateral Custodian in payment in full for all accrued fees, expenses and indemnities due and payable to such party hereunder or under any other Transaction Document and under the Fee Letters and Schedule XI;

(iii)

third, to the Facility Servicer in payment in full for all accrued fees, expenses and indemnities due and payable to the Facility Servicer hereunder or under any other Transaction Document and under the Fee Letters;

(iv)

fourth, to the Administrative Agent for the ratable distribution to the Lenders in payment in full for all accrued fees, expenses and indemnities due and payable to such party hereunder or under any other Transaction Document and under the Fee Letters;

(v)

fifth, to the Administrative Agent for distribution to each Lender to pay such Lender’s Pro Rata Share of accrued and unpaid interest owing to such Lender under this Agreement (including any such accrued and unpaid interest or fees from a prior period);

(vi)

sixth, if no Event of Default or Cash Trap Event has occurred and is continuing, to the Borrower or as the Borrower may direct (including to make a Restricted Junior Payment to Holdings or for Holdings to make a Restricted Junior Payment to its member or members), an amount equal to the lesser of (a) an amount equal to the minimum amount necessary for the Sponsor to maintain its status as a real estate investment trust for U.S. federal income tax purposes and to avoid income and excise tax under Section 857 and 4981 of the Code (after giving effect to any other available funds of the Sponsor and its Affiliates) as specified in the Servicing Report delivered pursuant to Section 8.08(a) for the most recent Reporting Date and (b) the amount by which Interest Collections exceed the required payments and distributions in clauses (a)(i) through (a)(iv) inclusive;

(vii)

seventh, first to the Administrative Agent and the Collateral Custodian for any amounts not paid pursuant to clause (ii) above and second, to the Administrative Agent for distribution to each other Secured Party to pay any other Obligations (other than the principal of the Advances) that are then due and owing to such Secured Party;

(viii)

eighth, if a Cash Trap Event has occurred and is continuing, to the Administrative Agent for distribution to each Lender to repay such Lender’s Pro Rata Share of the Advances Outstanding until (A) if such Cash Trap Event arises under clause (a) of the definition thereof, the Advances Outstanding are repaid to an amount where LTV, when recalculated giving effect to such repayment, is equal to the applicable Maximum Quarterly LTV Percentage at the time of such Payment Date or (B) if such Cash Trap Event arises under clauses (b), (c) or (d) of the definition thereof, the Advances Outstanding are paid in full (it being understood that such amount may be only a portion of the outstanding amount with respect to the Advances); and

(ix)

ninth, if no Cash Trap Event has occurred and is continuing or would result after giving effect to the payment under this clause (vii), to the Borrower or as the Borrower may direct (including to make a Restricted Junior Payment to Holdings or for Holdings to make a Restricted Junior Payment to its member or members).

(b) Insufficiency of Funds. If the funds on deposit in the Collection Account are insufficient to pay any amounts otherwise due and payable on a Payment Date or otherwise, the Borrower nevertheless remains responsible for, and shall pay when due, all amounts payable under this Agreement and the other Transaction Documents in accordance with the terms of this Agreement and the other Transaction Documents, together with interest accrued as set forth in Section 2.05(b) from the date when due until paid hereunder.

(c) Application of Payments after an Event of Default. Notwithstanding anything herein to the contrary, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent (acting at the direction of the Majority Lenders) may direct the Facility Servicer not to apply the collections in accordance with this Section 2.08(c) and instead may instruct the Account Bank to transfer all Collections in the Collection Account to be applied, subject to the minimum balance requirement included in the Account Control Agreement, in the following order and priority:

(i)

first, to the Administrative Agent for the ratable distribution to the Administrative Agent and the Collateral Custodian in payment in full for all accrued fees, expenses and indemnities due and payable to such party hereunder or under any other Transaction Document and under the Fee Letters and Schedule XI;

(ii)

second, to the Facility Servicer in payment in full for all accrued fees, expenses and indemnities due and payable to Facility Servicer hereunder or under any other Transaction Document or under the Fee Letters;

(iii)

third, to the Administrative Agent for the ratable distribution to each Secured Party to pay any Obligations then due and payable to such Persons (other than with respect to interest or the repayment of Advances) under this Agreement and the other Transaction Documents, in payment in full for all such Obligations then due and payable to such Persons;

(iv)

fourth, to the Administrative Agent for distribution to each Lender to pay such Lender’s Pro Rata Share of accrued and unpaid interest owing to such Lender under this Agreement (including any such accrued and unpaid interest or fees from a prior period);

(v)

fifth, if (x) no Event of Default described in Section 6.01(a) or (b) has occurred and is continuing, (y) the Borrower has provided at least three Business Days’ notice to the Administrative Agent and Initial Lender of the amount of such distribution and (z) the Initial Lender has consented to such distribution, to the Borrower (to make a Restricted Junior Payment to Holdings or for Holdings to make a Restricted Junior Payment to its member or members), an amount equal to the lesser of (a) an amount equal to the minimum amount necessary for the Sponsor to maintain its status as a real estate investment trust for U.S. federal income tax purposes and to avoid income and excise tax under Section 857 and 4981 of the Code (after giving effect to any other available funds of the Sponsor and its Affiliates) and (b) the amount by which Interest Collections exceed the required payments and distributions in clauses (c)(i) through (c)(iv) inclusive;

(vi)	sixth, to the Administrative Agent for the ratable distribution to each Lender, to repay such Lender’s Pro Rata Share of the Advances Outstanding, to pay such Advances Outstanding in full; and

(vii)	seventh, the balance, if any, after all Obligations have been paid in full as set forth above, to the Borrower or as otherwise required by Applicable Law.

(d) Instructions to the Account Bank. All instructions and directions given to the Account Bank by the Facility Servicer, the Borrower or the Administrative Agent (as applicable) pursuant to Section 2.08 shall be in writing (including instructions and directions transmitted to the Account Bank by e-mail) or pursuant to an electronic transmission system established between the Facility Servicer and the Account Bank on the Closing Date. The Facility Servicer and the Borrower shall transmit to the Administrative Agent by e-mail a copy of all instructions and directions given to the Account Bank by such party pursuant to Section 2.08 concurrently with the delivery thereof. The Administrative Agent shall transmit to the Facility Servicer and the Borrower by e-mail a copy of all instructions and directions given to the Account Bank by the Administrative Agent pursuant to Section 2.08 concurrently with the delivery thereof.

(e) No Presentment. Payment by the Administrative Agent to the Lenders in accordance with the terms hereof shall not require presentment of any Note.

SECTION 2.09 Grant of a Security Interest.

(a) To secure the prompt and complete payment in full when due, whether by lapse of time, acceleration or otherwise, of the Obligations and the performance by the Borrower of all of the covenants and obligations to be performed pursuant to this Agreement and each other Transaction Document, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, the Borrower hereby grants a security interest to the Administrative Agent, for the benefit of the Secured Parties, in all of the Borrower’s right, title and interest in, to and under (but none of the obligations under) the following, whether now owned or hereinafter acquired (collectively, the “Collateral”): (i) all accounts, money, cash and currency, chattel paper, tangible chattel paper, electronic chattel paper, intellectual property, goods, equipment, fixtures, contract rights, general intangibles, documents, instruments, certificates of deposit, certificated securities, uncertificated securities, financial assets, securities entitlements, commercial tort claims, securities accounts, deposit accounts, inventory, investment property, letter-of-credit rights, software, supporting obligations, accessions or other property consisting of the Portfolio Assets, the other Related Portfolio Assets and Collections (but excluding the obligations thereunder); (ii) all Records; (iii) all Proceeds of the foregoing; (iv) the Collection Account; and (v) all proceeds and products of the foregoing.

(b) To secure the prompt and complete payment in full when due, whether by lapse of time, acceleration or otherwise, of the Obligations and the performance by the Borrower of all of the covenants and obligations to be performed pursuant to this Agreement and each other Transaction Document, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, Holdings hereby grants a security interest to the Administrative Agent, for the benefit of the Secured Parties, in all of Holding’s right, title and interest in and to, whether now owned or hereinafter acquired (collectively, the “Pledged Equity”): (i) all investment property and general intangibles consisting of the ownership, equity or other similar interests in the Borrower, including the Borrower’s limited liability company interests; (ii) all certificates, instruments, writings and securities evidencing the foregoing; (iii) the operating agreement and other organizational documents of the Borrower and all options or other rights to acquire any membership or other interests under such operating agreement or other organizational documents; (iv) all dividends, distributions, capital, profits and surplus and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing; (v) all books, records and other written, electronic or other documentation in whatever form maintained now or hereafter by or for Holdings in connection with, and relating to, the ownership of, or evidencing or containing information relating to, the foregoing; and (vi) all proceeds, supporting obligations and products of any of the foregoing.

(c) Anything herein to the contrary notwithstanding, (i) the Borrower shall remain liable under the Collateral Portfolio and the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (ii) the exercise by the Administrative Agent, for the benefit of the Secured Parties, of any of its rights in the Collateral Portfolio, Collateral or the Pledged Equity does not release the Borrower or Holdings from any of its duties or obligations under the Collateral Portfolio, the Collateral or with respect to the Pledged Equity and (iii) none of the Administrative Agent, any Lender nor any other Secured Party shall have any obligations or liability under the Collateral Portfolio or Collateral by reason of this Agreement, nor shall the Administrative Agent, any Lender nor any other Secured Party be obligated to perform any of the obligations or duties of the Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

(d) At the request of the Initial Lender at any time that a Cash Trap Event has occurred and is continuing, the Borrower shall, at its expense, enter into a mortgage, deed of trust or similar security document granting the Administrative Agent a lien on any Portfolio Asset that is real estate owned real property and take such other actions and enter such other documentation as is customary to grant a lien on such property to a commercial lender.

SECTION 2.10 Sale of Portfolio Assets.

(a) Sales. The Borrower may not sell or otherwise transfer or dispose of any Portfolio Asset (a “Sale”) unless (i) the Borrower has given the Initial Lender at least five business days advance notice thereof, (ii) either (A) the net cash consideration received by the Borrower in connection with such sale is at least 98% of (1) in the case of a Portfolio Asset that is a loan interest or a loan participation interest, the outstanding principal balance of such Portfolio Asset and (2) in the case of any other Portfolio Asset, the Value of such Portfolio Asset or (B) the Initial Lender has consented to such Sale in its sole discretion and (iii) the net cash proceeds from such Sale will be deposited directly to the Collection Account.

(b) Release of Lien. Upon confirmation by the Facility Servicer of the deposit of the amounts set forth in Section 2.10(a) in cash into the Collection Account and the fulfillment of the other terms and conditions set forth in this Section 2.10 for a Sale (such date of fulfillment, a “Release Date”), then the Portfolio Assets and other Related Portfolio Assets subject of such Sale are removed from the Collateral Portfolio. Subject to compliance by the Borrower with the immediately prior sentence, on the Release Date of each subject Portfolio Asset and Related Portfolio Assets, the Administrative Agent, for the benefit of the Secured Parties, shall automatically and without further action be deemed to have released all right, title and interest and any Lien of the Administrative Agent, for the benefit of the Secured Parties in, to and under such Portfolio Asset and other Related Portfolio Assets and all future monies due or to become due with respect thereto, without recourse, representation or warranty of any kind or nature.

(c) Treatment of Amounts Deposited in the Collection Account. Amounts deposited by the Borrower or the Portfolio Asset Servicer in the Collection Account pursuant to this Section 2.10 on account of Portfolio Assets shall be treated as payments of Collections for purposes of Section 2.08 and shall be applied as provided in Section 2.08(a) or Section 2.08(c), as applicable.

SECTION 2.11 Release of Portfolio Assets. The Borrower may obtain the release from the Lien of the Administrative Agent granted under the Transaction Documents of (a) any Portfolio Asset (and the other Related Portfolio Assets pertaining thereto) removed from the Collateral Portfolio in accordance with the applicable provisions of Section 2.10 and (b) any Portfolio Asset (and the other Related Portfolio Assets pertaining thereto) that terminates or expires by its terms and for which all amounts in respect thereof have been paid in full by the related Obligors and deposited in the Collection Account. The Administrative Agent, for the benefit of the Secured Parties, shall at the sole expense of the Borrower and at the direction of the Majority Lenders, execute such documents and instruments of release as may be prepared by the Borrower and take other such actions as shall reasonably be requested by the Borrower to effect such release of the Lien created pursuant to this Agreement. Upon the release of the Administrative Agent’s Lien as described in the immediately preceding sentence, the Portfolio Asset File will be returned to the Borrower as provided in Section 9.09.

SECTION 2.12 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its Advances, Commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Advances made by such Lender; and the result of any of the foregoing shall be to increase the cost to such Lender of making, continuing or maintaining any Advance or of maintaining its obligation to make any such Advance or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 2.12(a) or (b) and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate on the next Payment Date that is not less than ten days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.12 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 2.13 Taxes.

(a) All payments made by or on account of any obligation of the Borrower under this Agreement or any other Transaction Document (including by the Facility Servicer on behalf of the Borrower) will be made free and clear of and without deduction or withholding for or on account of any Taxes, except as required by Applicable Law. If any Taxes are required by Applicable Law (as determined in the good faith discretion of an applicable withholding agent) to be deducted and withheld from any such payments, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the amount payable by the Borrower will be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.13) the applicable Recipient receives an amount equal to the sum that it would have received had no such deduction or withholding been made. Both the Borrower and the Administrative Agent may be a withholding agent.

(b) The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes

(c) The Borrower will indemnify each Recipient for the full amount of Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.13 ) payable or paid by such Recipient or required to be deducted or withheld from payments to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. All payments in respect of this indemnification shall be made within 15 days from the date a written invoice therefor is delivered to the Borrower, with a copy to the Facility Servicer.

(d) Within 15 days after the date of any payment by the Borrower or, at the direction of the Borrower, by the Facility Servicer from the Collection Account on behalf of the Borrower (to the extent amounts are available in the Collection Account) to the applicable Governmental Authority of any Taxes pursuant to this Section 2.13, the Borrower or the Facility Servicer, as applicable, will furnish to the Administrative Agent at the applicable address set forth on this Agreement, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment (to the extent received by the Facility Servicer or the Borrower, as applicable), a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent (acting at the direction of the Majority Lenders). For the avoidance of doubt, in no case or circumstance is the Facility Servicer liable to pay any Taxes pursuant to this Agreement, and if it pays any such amounts, it will solely be on behalf of the Borrower, from the Collection Account to the extent amounts are available therein.

(e)

(i) Each Lender (including any assignee thereof) that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent two properly completed and duly executed copies of whichever (if any) of the following is applicable for claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on any payment by or on behalf of the Borrower under this Agreement: (i) U.S. Internal Revenue Service Form W-8BEN or W-8BEN-E (claiming the benefits of an applicable tax treaty), W-8IMY, W-8EXP or W-8ECI or (ii) in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest” a statement substantially in the form of Exhibit F to the effect that such Lender is eligible for a complete exemption from withholding of U.S. taxes under Section 871(h) or 881(c) of the Code (a “Tax Compliance Certificate”) and a Form W-8BEN or W-8BEN-E, in each case (A) with any required attachments (including, with respect to any Lender that provides an U.S. Internal Revenue Service Form W-8IMY, any of the forms or other documentation described in clauses (i) and (ii) above for any of the direct or indirect owners of such Lender) and (B) any subsequent versions thereof or successors thereto. In addition, each Lender (including any assignee thereof) that is not a Non-U.S. Lender shall deliver to the Borrower and the Administrative Agent two copies of U.S. Internal Revenue Service Form W-9, properly completed and duly executed and claiming complete exemption, or shall otherwise establish an exemption, from U.S. backup withholding. Such forms shall be delivered by each Lender on or about the date it becomes a party to this Agreement and from time to time thereafter as reasonably requested by the Borrower or the Administrative Agent. In addition, each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so. Notwithstanding any other provision of this paragraph, a Lender shall not be required to deliver any form pursuant to this paragraph that such Lender is not legally able to deliver.

(ii) If a payment made to a Lender under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or Administrative Agent such documentation prescribed by law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or Administrative Agent as may be necessary for the Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 2.13(e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) The Administrative Agent, on or prior to the Closing Date, and any successor Administrative Agent, on or prior to the date any such successor Administrative Agent is appointed successor to the Administrative Agent pursuant to Section 7.05, in each case shall deliver to the Borrower a copy of an IRS Form W-9, properly completed and duly executed and claiming complete exemption, or shall otherwise establish an exemption, from U.S. backup withholding.

(f) A Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation or information prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate (or otherwise permit the Borrower and the Administrative Agent to determine the applicable rate of withholding); provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s reasonable judgment such completion, execution or submission would not subject such Lender to any material unreimbursed cost or expense or would not materially prejudice the legal or commercial position of such Lender.

(g) If any party hereto determines, in its sole discretion, exercised in good faith, that it has received a refund of any Taxes for which it was indemnified by the Borrower, or the Facility Servicer on behalf of the Borrower, in each case, pursuant to this Section 2.13 (including by the payment of additional amounts pursuant to this Section 2.13) or with respect to which the Borrower or the Facility Servicer on behalf of the Borrower, it shall pay to the Borrower or the Facility Servicer, as applicable, an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.13 with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including additional Taxes, if any) of such party, as the case may be, incurred in obtaining such refund, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). The Borrower, upon the request of such party, shall repay to such party the amount paid over pursuant to this Section 2.13(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.13(g), in no event will the indemnified party be required to pay any amount to the Borrower pursuant to this Section 2.13(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(h) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.13 survive the resignation or replacement of the Administrative Agent or Collateral Custodian, any assignment of rights by or replacement of any Lender, the termination of Commitments, the repayment, satisfaction or discharge of all obligations under any Transaction Document or termination of this Agreement.

(i) The Borrower hereby covenants with the Administrative Agent that the Borrower will provide the Administrative Agent with information available to the Borrower so as to enable the Administrative Agent to determine whether or not the Administrative Agent is obliged to make any withholding, including FATCA Withholding Tax, in respect of any payments with respect to an Advance (and if applicable, to provide the necessary detailed information to effectuate any withholding, including FATCA Withholding Tax, such as setting forth applicable amounts to be withheld). For the avoidance of doubt, the term ‘applicable law’ for purposes of this Section 2.13(i) includes U.S. federal tax law and FATCA. Upon request from the Administrative Agent, the Borrower will provide such additional information that the Borrower may have to assist the Administrative Agent in making any withholdings or informational reports.

(j) If the Internal Revenue Service or any authority of the United States of America or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender under this Agreement (because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify promptly the Administrative Agent fully for all amounts paid by the Administrative Agent, directly or indirectly, as Tax or otherwise, together with all reasonable expenses incurred.

(k) The Lenders and any transferees or assignees thereof after the Closing Date will be required to provide to the Administrative Agent or its agents all information, documentation or certifications reasonably requested by the Administrative Agent to permit the Administrative Agent to comply with its tax reporting obligations under applicable laws, including any applicable cost basis reporting obligations.

ARTICLE III.

CONDITIONS PRECEDENT

SECTION 3.01 Conditions Precedent to Effectiveness. This Agreement becomes effective upon, and no Lender is obligated to make any Advance, nor is any Lender, the Collateral Custodian, the Facility Servicer or the Administrative Agent obligated to take, fulfill or perform any other action hereunder until, the satisfaction of the following conditions precedent:

(a) this Agreement, all other Transaction Documents and all other agreements, instruments, certificates and other documents listed on Schedule III have been duly executed by, and delivered to, the parties hereto and thereto;

(b) the Sponsor and each Subsidiary thereof that owns a Specified CLO Asset have entered into a guaranty (the “Guaranty Agreement”) pursuant to which, among other things, (i) the Sponsor guarantees the Obligations, (ii) the Sponsor and such Subsidiaries agree not to incur any indebtedness (other than indebtedness permitted thereunder), (iii) the Sponsor and such Subsidiaries agree not to create a Lien on its assets (other than Liens permitted thereunder) and (iv) the Sponsor and such Subsidiaries agree to provide the Lenders with prior notice of any Material CLO Modification;

(c) the Borrower has provided the Facility Servicer and the Initial Lender with a copy of the Valuation Policy as in effect on the Closing Date;

(d) the representations contained in Sections 4.01 and 4.02 are true and correct;

(e) all up-front expenses and fees (including reasonable legal fees and expenses and any fees required under the Fee Letters and Schedule XI) that are required to be paid hereunder or by the Fee Letters and Schedule XI have been paid in full;

(f) the Borrower has received all material governmental, shareholder and third party consents and approvals necessary (or any other material consents as determined in the reasonable discretion of the Lenders) in connection with the transactions contemplated by this Agreement and the other Transaction Documents and all applicable waiting periods have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on the Borrower or such other transactions or that could seek or threaten any of the foregoing, and no law or regulation is applicable which in the reasonable judgment of the Lenders could reasonably be expected to have such effect;

(g) no action, proceeding or investigation has been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, or which, at the Majority Lenders’ discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby; and

(h) the Administrative Agent has received all documentation and other information requested by the Administrative Agent acting at the direction of the Majority Lenders or required by regulatory authorities with respect to the Borrower and the Facility Servicer under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, all in form and substance reasonably satisfactory to the Administrative Agent and the Majority Lenders.

SECTION 3.02 Conditions Precedent to the Initial Advance. The initial Advance is subject to the further conditions precedent that on the date of such Advance:

(a) the Collection Account has been established pursuant to the Account Control Agreement and the Administrative Agent and the Initial Lender have received a favorable opinion of counsel to the Borrower, reasonably acceptable to the Initial Lender and addressed to the Administrative Agent, the Collateral Custodian and the Lenders, relating thereto;

(b) the Borrower has obtained valid ownership interests in the Initial Portfolio Assets and all actions required to be taken or performed under Section 3.04 with respect to the Transfer of such Initial Portfolio Assets have been taken or satisfied;

(c) the Borrower (or the Portfolio Asset Servicer on its behalf) has delivered to the Collateral Custodian (with a copy of any electronic delivery to the Initial Lender) (i) hard copies of any promissory notes, possessory collateral and any original Required Portfolio Documents that the Borrower requires of the Obligors, (ii) electronic copies of the other Required Loan Documents, (iii) the Portfolio Asset Checklist pertaining to each Initial Portfolio Asset and (iv) a Custodial and Account Control Agreement as described in clause (a) of the definition thereof, in each case at least five Business Days prior to the date of such Advance;

(d) the Borrower has delivered to the Administrative Agent and the Lenders a Notice of Borrowing and a Quarterly LTV Certificate as provided in Section 2.02(a);

(e) such date occurs during the Availability Period;

(f) on and as of such date, after giving effect to such Advance and the transactions related thereto, including the use of proceeds thereof, (i) the initial Advance does not exceed the Total Facility Amount and (B) LTV does not exceed 55% (after giving effect to such Advance and any Transfer effectuated from the use of proceeds thereof);

(g) no Unmatured Event of Default, Event of Default or Cash Trap Event has occurred and is continuing or would result from such initial Advance or application of proceeds therefrom;

(h) the representations contained in Sections 4.01 and 4.02 are true and correct in all respects before and after giving effect to such initial Advance and to the application of proceeds therefrom, on and as of such day as though made on and as of such date (or, in the case of any such representation expressly stated to have been made as of a specific date, as of such specific date);

(i) all expenses and fees that are required to be paid hereunder or by the Fee Letters have been paid in full; and

(j) all actions required to be taken or performed (including the filing of UCC financing statements) to give the Administrative Agent, for the benefit of the Secured Parties, a first priority perfected security interest (subject only to Permitted Liens) in the Initial Portfolio Asset and the Related Portfolio Assets related thereto and the proceeds thereof have been taken or performed.

The request for the initial Advance pursuant to this Section 3.02 is deemed a representation by the Borrower that the conditions specified in this Section 3.02 have been met

SECTION 3.03 Conditions Precedent to All Advances. Each Advance, other than the initial Advance, is subject to the further conditions precedent that on the date of such Advance:

(a) the Borrower has delivered to the Administrative Agent and the Lenders a Notice of Borrowing and a Quarterly LTV Certificate as provided in Section 2.02(a);

(b) such date occurs during the Availability Period;

(c) on and as of such date, after giving effect to such Advance and the transactions related thereto, including the use of proceeds thereof, (i) the aggregate Advances made hereunder (without giving effect to any repayment or prepayment thereof) do not exceed the Total Facility Amount and (B) LTV does not exceed 55% (after giving effect to such Advance and any Transfer effectuated from the use of proceeds thereof);

(d) no Unmatured Event of Default, Event of Default or Cash Trap Event has occurred and is continuing or would result from such Advance or application of proceeds therefrom;

(e) the representations contained in Sections 4.01 and 4.02 are true and correct in all material respects before and after giving effect to such Advance and to the application of proceeds therefrom, on and as of such day as though made on and as of such date (or, in the case of any such representation expressly stated to have been made as of a specific date, as of such specific date); and

(f) all expenses and fees that are required to be paid hereunder or by the Fee Letters have been paid in full.

Each request for an Advance pursuant to this Section 3.03 is deemed a representation by the Borrower that the conditions specified in this Section 3.03 have been met.

SECTION 3.04 Conditions to Transfers of Portfolio Assets. Each Transfer of an Eligible Portfolio Asset, other than the Transfer of the Initial Portfolio Assets, is subject to the further conditions precedent that:

(a) no Event of Default exists or would result from such Transfer;

(b) (i) the Borrower has given the Initial Lender at least five business days advance notice of such Transfer, (ii) the Initial Lender has consented to such Transfer in its sole discretion and (iii) the Borrower has provided the Initial Lender with such information relating to the Portfolio Asset subject to such Transfer as is provided on Schedule I or as is otherwise requested by the Initial Lender;

(c) all actions required to be taken or performed (including the filing of UCC financing statements) to give the Administrative Agent, for the benefit of the Secured Parties, a first priority perfected security interest (subject only to Permitted Liens) in such Portfolio Asset and the Related Portfolio Assets related thereto and the proceeds thereof have been taken or performed; and

(d) the Borrower (or the Portfolio Asset Servicer on its behalf) has delivered to the Collateral Custodian (with a copy of any electronic delivery to the Initial Lender) (i) hard copies of any promissory notes, possessory collateral and any original Required Portfolio Documents that the Borrower requires of the Obligors, (ii) electronic copies of the other Required Loan Documents, (iii) the Portfolio Asset Checklist pertaining to each Initial Portfolio Asset and (iv) if required by the Administrative Agent or Initial Lender, a Custodial and Account Control Agreement as described in clause (b) of the definition thereof, in each case at least five Business Days prior to the Closing Date pertaining to such Portfolio Asset.

Each Transfer of an Eligible Portfolio Asset pursuant to this Section 3.04 is deemed a representation by the Borrower that the conditions specified in this Section 3.04 have been met.

ARTICLE IV.

REPRESENTATIONS

SECTION 4.01 Representations of the Loan Parties. Each Loan Party hereby represents to the Secured Parties as follows:

(a) Organization, Good Standing and Due Qualification. Such Loan Party is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with all requisite organizational power and authority necessary to own the Portfolio Assets and the Collateral Portfolio and to conduct its business as such business is presently conducted and to enter into and perform its obligations pursuant to this Agreement and the other Transaction Documents to which it is a party. Such Loan Party is duly qualified to do business, and has obtained all licenses and approvals, under the laws of its jurisdiction of organization and in all other jurisdictions necessary to own its assets and to transact the business in which it is engaged, and is duly qualified and in good standing under the laws of its jurisdiction of organization and in each other jurisdiction where the transaction of such business or its ownership of the Portfolio Assets and the Collateral Portfolio and the conduct of its business requires such qualification, except as would not reasonably be expected to have a Material Adverse Effect.

(b) Power and Authority; Due Authorization; Execution and Delivery. Such Loan Party (i) has the power, authority, and legal right to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party and (B) perform and carry out the terms of this Agreement and the other Transaction Documents to which it is a party and the transactions contemplated thereby and (ii) has taken all necessary action to (A) authorize the execution, delivery and performance of this Agreement and each of the other Transaction Documents to which it is a party, (B) grant to the Administrative Agent, for the benefit of the Secured Parties, a first priority perfected security interest in the Collateral on the terms and conditions of this Agreement and the other Transaction Documents, subject only to Permitted Liens and (C) authorize the Facility Servicer to perform the actions contemplated herein. This Agreement and each other Transaction Document have been duly executed and delivered by such Loan Party party thereto.

(c) Binding Obligation. This Agreement and each of the other Transaction Documents to which such Loan Party is a party constitutes the legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with their respective terms, except as the enforceability hereof and thereof may be limited by Bankruptcy Laws and by general principles of equity.

(d) All Consents Required. No consent of any other party and no consent, license, approval or authorization of, or registration or declaration with, any Governmental Authority, bureau or agency is required in connection with the execution, delivery or performance by the Borrower of this Agreement or any Transaction Document to which it is a party or the validity or enforceability of this Agreement or any such Transaction Document or the transfer of an ownership interest in the Portfolio Assets or grant of a security interest in the Collateral, other than such as have been met or obtained and are in full force and effect.

(e) No Violation. The execution, delivery and performance of this Agreement and the other Transaction Documents and all other agreements and instruments executed and delivered or to be executed and delivered in connection with the Transfer of any Portfolio Asset will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, such Loan Party’s organizational documents, (ii) result in the creation or imposition of any Lien on the Collateral other than Permitted Liens or (iii) violate any Applicable Law in any material respect or (iv) violate any contract or other agreement to which such Loan Party is a party or by which the or any property or assets of the Borrower may be bound.

(f) No Proceedings; No Injunctions. There is no litigation, proceeding or investigation pending or, to the knowledge of such Loan Party, threatened against such Loan Party or any properties of such Loan Party, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document or (iii) that could reasonably be expected to be adversely determined, and, if so determined, either individually or in the aggregate would reasonably be expected to have a Material Adverse Effect. No injunction, writ, restraining order or other order of any nature adversely affects, in any material respect, such Loan Party’s performance of its obligations under this Agreement or any Transaction Document to which a Loan Party is a party

(g) No Liens. The Collateral is owned by such Loan Party free and clear of any Liens except for Permitted Liens.

(h) Transfer of Collateral Portfolio. Except as otherwise expressly permitted by the terms of this Agreement, no item of Collateral Portfolio has been Sold, assigned or pledged by such Loan Party to any Person, other than in accordance with Article II and the grant of a security interest therein to the Administrative Agent, for the benefit of the Secured Parties, pursuant to the terms of this Agreement.

(i) Sole Purpose. The Borrower has been formed solely for the purpose of, and has not engaged in any business activity other than, the acquisition of commercial loans, the pledge and financing thereof and transactions incidental thereto and activities of the type expressly permitted under Section 5.01(a). The Borrower is not party to any agreements other than this Agreement and the other Transaction Documents to which it is a party and the Required Portfolio Documents and other agreements listed on the Portfolio Asset Checklist for each Portfolio Asset in respect of which the Borrower is a lender or loan participant.

(j) Separate Entity. Such Loan Party is operated as an entity with assets and liabilities distinct from those of the Sponsor and any Affiliates thereof, and such Loan Party hereby acknowledges that the Administrative Agent and the Lenders are entering into the transactions contemplated by this Agreement in reliance upon such Loan Party’s identity as a separate legal entity from the Sponsor and from each such other Affiliate of the Sponsor.

(k) Taxes. All tax returns (including all foreign, federal, State, local and other tax returns whether filed on a standalone or group basis) required to be filed by, on behalf of or with respect to the income and assets of the Borrower (including the Collateral Portfolio) have been timely filed and neither the Borrower nor Holdings is liable for Taxes payable by any other Person, except as could not reasonably be expected to have a Material Adverse Effect. The Borrower and Holdings have paid or made adequate provisions for the payment of all Taxes, assessments and other governmental charges made against it or any of its property (including the Collateral Portfolio) except for those Taxes being contested in good faith by appropriate proceedings and in respect of which it has established proper reserves in accordance with GAAP on its books or as could not reasonably be expected to have a Material Adverse Effect. No Tax lien (other than a Permitted Lien) or similar adverse claim has been filed, and no claim is being asserted, with respect to any such Tax, assessment or other governmental charge, in each case, with respect to such Loan Party or its assets.

(l) Location. Except as permitted pursuant to Section 5.02(l), such Loan Party’s location (within the meaning of Article 9 of the UCC) is the State of Delaware. Except as permitted pursuant to Section 5.02(l), the principal place of business and chief executive office of such Loan Party (and the location of the Loan Party’s records regarding the Collateral (other than those delivered to the Collateral Custodian pursuant to this Agreement)) is located at the address set forth under its name in Section 11.02.

(m) Tradenames. Except as permitted pursuant to Section 5.02(l), such Loan Party’s legal name is as set forth in this Agreement. Except as permitted pursuant to Section 5.02(l), no Loan Party has changed its name since its formation and neither has tradenames, fictitious names, assumed names or “doing business as” names. Such Loan Party’s jurisdiction of formation is the State of Delaware, and, except as permitted pursuant to Section 5.02(l), no Loan Party has changed its jurisdiction of formation.

(n) No Subsidiaries. The Borrower does not own or hold the equity interests in any other Person and Holdings does not own or hold the equity interest in any other Person other than Borrower.

(o) Reports Accurate. All Notices of Borrowing, Quarterly LTV Certificates and other written or electronic information, exhibits, financial statements, documents, books, records or reports furnished by such Loan Party to the Administrative Agent, the Facility Servicer or the Collateral Custodian in connection with this Agreement and the other Transaction Documents (as modified or supplemented by other information so furnished at that time), taken as a whole, are accurate, true and correct in all material respects, and no such document contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein, taken as a whole, in light of the circumstances under which they were made, not materially misleading; provided that (i) solely with respect to written or electronic information furnished by the Borrower which was provided to the Borrower from an Obligor with respect to a Portfolio Asset (or derived thereof), such information need only be accurate, true and correct to the knowledge of the Borrower and (ii) with respect to projected or pro forma financial information, the foregoing representation is only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation and delivery (it being understood that such projected information may vary from actual results and that such variances may be material).

(p) Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated herein or in the other Transaction Documents (including the use of Proceeds from the sale of any item in the Collateral Portfolio) will violate or result in a violation of Section 7 of the Exchange Act or Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. Such Loan Party does not own or intend to carry or purchase, and proceeds from the Advances will not be used to carry or purchase, any “margin stock” within the meaning of Regulation U or to extend “purpose credit” within the meaning of Regulation U.

(q) Event of Default or Unmatured Event of Default. No event has occurred which constitutes an Event of Default or Unmatured Event of Default, in each case, which has not been previously disclosed to the Administrative Agent and the Lenders in writing.

(r) ERISA. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) the present value of all vested benefits under each “employee pension benefit plan” as such term is defined in Section 3(2) of ERISA, other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate of the Borrower or to which the Borrower or any ERISA Affiliate of the Borrower contributes or has an obligation to contribute, or has any liability (each, a “Pension Plan”), does not exceed the value of the assets of the Pension Plan allocable to such vested benefits (based on the value of such assets as of the last annual valuation date for the Pension Plan) determined in accordance with the assumptions used for funding such Pension Plan pursuant to Sections 412 and 430 of the Code for the applicable plan year, (ii) no failure by the Borrower to meet the minimum funding standard set forth in Sections 302(a) or 303 of ERISA and Sections 412(a) and 430 of the Code has occurred with respect to any Pension Plan, (iii) neither the Borrower nor any ERISA Affiliate of the Borrower has withdrawn from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), (iv) no Reportable Event has occurred with respect to any Pension Plan, (v) no notice of intent to terminate a Pension Plan has been filed by the plan administrator under Section 4041 of ERISA, nor has any Pension Plan been terminated under Section 4041 of ERISA and (vi) the Pension Benefit Guaranty Corporation has not instituted proceedings to terminate, or appointed a trustee to administer, a Pension Plan under Section 4042 of ERISA, and no event has occurred or condition exists which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan.

(s) Broker-Dealer. Such Loan Party is not a broker-dealer or subject to the Securities Investor Protection Act of 1970.

(t) Instructions for Collections. The Collection Account is the only account to which the Obligors or any agent, administrative agent, Counterparty Lender, Underlying Agent, Underlying Servicer or issuer of any Portfolio Asset have been instructed by the Borrower or the Portfolio Asset Servicer on Borrower’s behalf, to send Collections with respect to the Portfolio Assets. The Borrower has not granted any Person other than the Administrative Agent, for the benefit of the Secured Parties, an interest in the Collection Account.

(u) Investment Company Act. Such Loan Party is not required to register as an “investment company” under the provisions of the 1940 Act.

(v) Compliance with Applicable Law. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, such Loan Party is in compliance with all Applicable Law to which it may be subject, and no item of the Collateral Portfolio contravenes any Applicable Law (including all applicable predatory and abusive lending laws, laws, rules and regulations relating to licensing, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy).

(w) Collections. All Collections received by such Loan Party with respect to the Collateral Portfolio are held in trust for the benefit of the Administrative Agent, for the benefit of the Secured Parties, until deposited into the Collection Account as provided herein.

(x) Set-Off etc. No Portfolio Asset has been compromised, adjusted, extended, satisfied, subordinated, rescinded, set-off or modified by the Borrower, or the Obligor thereof, and no item in the Collateral Portfolio is subject to compromise, adjustment, extension, satisfaction, subordination, rescission, set-off, counterclaim, defense, abatement, suspension, deferment, deduction, reduction, termination or modification, whether arising out of transactions concerning the Collateral Portfolio or otherwise, by the Borrower or the Obligor with respect thereto, except, in each case, for amendments, extensions and modifications, if any, (x) amendments, extensions and modifications that do not constitute Material Modifications or Material CLO Modifications and (y), with respect to Material Modifications and Material CLO Modifications, Material Modifications and Material CLO Modifications permitted pursuant to Section 5.01(e).

(y) Environmental. With respect to each item of Underlying Collateral, to the knowledge of such Loan Party, except as expressly disclosed to the Initial Lender with respect to such Portfolio Asset prior to the Transfer thereof or as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect: (i) the related Obligor’s operations comply in all material respects with all applicable Environmental Laws; (ii) none of the related Obligor’s operations is the subject of a Federal or State investigation evaluating whether any remedial action, involving expenditures, is needed to respond to a release of any Hazardous Materials into the environment; and (iii) the related Obligor does not have any material contingent liability in connection with any release of any Hazardous Materials into the environment. Such Loan Party has not received any material written notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Underlying Collateral.

(z) Anti-Money Laundering Laws. (i) No Covered Entity (A) is a Sanctioned Person; (B) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (C) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (D) engages in any dealings or transactions prohibited by any Anti-Terrorism Law; (ii) the proceeds of the Advances will not be used by the Borrower, or to the Borrower’s actual knowledge by any other Person, to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Law; (iii) the funds used to pay the Lenders, the Administrative Agent or the Facility Servicer, to the extent received from the Borrower, are not derived from any unlawful activity; and (iv) to the Loan Parties’ knowledge, each Covered Entity is in compliance with, and no Covered Entity engages in any dealings or transactions prohibited by, any Anti-Terrorism Law.

(aa)	Security Interest.

(i)

This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Collateral in favor of the Administrative Agent, on behalf of the Secured Parties, which security interest is prior to all other Liens (except for Permitted Liens), and is enforceable as such against creditors of and purchasers from the Borrower.

(ii)

The Collateral Portfolio is comprised of “instruments”, “financial assets”, “security entitlements”, “general intangibles”, “chattel paper”, “accounts”, “certificated securities”, “uncertificated securities”, “securities accounts”, “deposit accounts”, “supporting obligations” or “insurance” (each as defined in the applicable UCC), and the proceeds of the foregoing, or such other category of collateral under the applicable UCC as to which the Borrower has complied with its obligations under this Section 4.01(aa).

(iii)	The Collection Account is not in the name of any Person other than the Borrower, subject to the security interest of the Administrative Agent, for the benefit of the Secured Parties.

(iv)	The Collection Account constitutes a “deposit account” as defined in the applicable UCC.

(v)	[Reserved].

(vi)

The Borrower has authorized the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Collateral and that portion of the Portfolio Assets in which a security interest granted to the Administrative Agent, on behalf of the Secured Parties, under this Agreement may be perfected by filing; provided that filings in respect of real property shall not be required.

(vii)

Other than as expressly permitted by the terms of the Transaction Documents (including Permitted Liens), this Agreement and the security interest granted to the Administrative Agent, on behalf of the Secured Parties, pursuant to this Agreement, the Borrower has not pledged, assigned, sold, granted a security interest in or otherwise conveyed any of the Collateral. The Borrower has not authorized the filing of and is not aware of any financing statements against the Borrower that include a description of collateral covering the Collateral other than any financing statement (A) that has been terminated or fully and validly assigned to the Administrative Agent or (B) reflecting the transfer of assets on a Release Date pursuant to (and simultaneously with or subsequent to) the consummation of any transaction contemplated under (and in compliance with the conditions set forth in) Section 2.10.

(viii)

None of the underlying promissory notes or related loan registers or Participation Agreements or related participation registers, as applicable, that constitute or evidence the Portfolio Assets has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Administrative Agent, on behalf of the Secured Parties.

(ix)

With respect to any Collateral that constitutes a “certificated security,” such certificated security has been delivered to the Administrative Agent, on behalf of the Secured Parties and, if in registered form, has been specially Indorsed to the Administrative Agent, for the benefit of the Secured Parties, or in blank by an effective Indorsement or has been registered in the name of the Administrative Agent, for the benefit of the Secured Parties, upon original issue or registration of transfer by the Borrower of such certificated security.

(x)

With respect to any Collateral that constitutes an “uncertificated security”, the Borrower has caused the issuer of such uncertificated security to register the Administrative Agent, on behalf of the Secured Parties, as the registered owner of such uncertificated security.

(xi)	The Pledged Equity issued by the Borrower has been duly and validly authorized and issued by the Borrower.

(xii)

This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Pledged Equity in favor of the Administrative Agent, on behalf of the Secured Parties, which security interest is prior to all other Liens (except for Permitted Liens), and is enforceable as such against creditors of and purchasers from Holdings.

(xiii)

Holdings has authorized the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Pledged Equity.

(xiv)

Other than as expressly permitted by the terms of the Transaction Documents (including Permitted Liens), this Agreement and the security interest granted to the Administrative Agent, on behalf of the Secured Parties, pursuant to this Agreement, Holdings has not pledged, assigned, sold, granted a security interest in or otherwise conveyed any of the Pledged Equity. Holdings has not authorized the filing of and is not aware of any financing statements against Holdings that include a description of collateral covering the Pledged Equity. Holdings is not aware of the filing of any judgment or Tax lien filings against Holdings, other than Permitted Liens.

(xv)

Holdings consents to the transfer of any Pledged Equity to the Administrative Agent or its designee, in connection with an exercise of remedies in accordance with Applicable Law following, and during the occurrence of, an Event of Default and to the substitution of the Administrative Agent or its designee as a member in the Borrower with all the rights and powers related thereto, subject to the terms of this Agreement.

(xvi)

The Pledged Equity shall not be represented by a certificate unless (A) the limited liability company agreement of the Borrower expressly provides that such interest shall be a “security” within the meaning of Article 8 of the UCC of the applicable jurisdiction and (B) such certificate shall be delivered as provided in clause (xvii) below.

(xvii)

If any portion of the Pledged Equity constitutes a “certificated security,” such certificated security has been delivered to the Administrative Agent, on behalf of the Secured Parties and, if in registered form, has been specially Indorsed to the Administrative Agent, for the benefit of the Secured Parties, or in blank by an effective Indorsement or has been registered in the name of the Administrative Agent, for the benefit of the Secured Parties, upon original issue or registration of transfer by Holdings of such certificated security.

(xviii)

If any portion of the Pledged Equity constitutes an “uncertificated security”, Holdings has caused the issuer of such uncertificated security to register the Administrative Agent, on behalf of the Secured Parties, as the registered holder of such uncertificated security.

(bb) The Borrower, in connection with the indemnity provided in Section 10.01, has access to sufficient capital to meet any and all indemnity obligations stated therein and covenants.

SECTION 4.02 Representations of the Borrower Relating to the Agreement and the Collateral Portfolio. The Borrower hereby represents to the Secured Parties as follows:

(a) Eligibility of Collateral Portfolio. (i) The written information in a Notice of Borrowing or with respect to the Initial Portfolio Assets and any other Portfolio Asset Transferred to the Borrower that is provided to the Initial Lender is true and correct as of the date so provided and (ii) with respect to each item of Collateral Portfolio, all consents, licenses, approvals or authorizations of or registrations or declarations of any Governmental Authority or any Person required to be obtained, effected or given by the Borrower in connection with the grant of a security interest in each item of Collateral Portfolio to the Administrative Agent, for the benefit of the Secured Parties, have been duly obtained, effected or given and are in full force and effect.

(b) No Fraud. To the knowledge of the Borrower, each Portfolio Asset was originated without any fraud or misrepresentation on the part of the Obligor or Transferor, if any, of such Portfolio Asset.

ARTICLE V.

GENERAL COVENANTS

SECTION 5.01 Affirmative Covenants of the Loan Parties. From the Closing Date until the Facility Termination Date:

(a) Organizational Procedures and Scope of Business. Each Loan Party shall observe in all material respects all organizational procedures required by its organizational documents and the laws of its jurisdiction of formation. Without limiting the foregoing, the Borrower shall limit the scope of its business to those set forth in its limited liability company agreement, including: (i) the acquisition and origination of and investments in Portfolio Assets and the ownership and management of the Related Portfolio Assets; (ii) the Sale of Portfolio Assets as and when permitted under the Transaction Documents; (iii) entering into and performing under the Transaction Documents; (iv) consenting or withholding consent as to proposed amendments, waivers and other modifications of the Loan Agreements to the extent not in conflict with the terms of this Agreement or any other Transaction Document; (v) exercising any rights (including but not limited to voting rights and rights arising in connection with a Bankruptcy Event with respect to an Obligor or the consensual or non-judicial restructuring of the debt or equity of an Obligor) or remedies in connection with the Portfolio Assets and participating in the committees (official or otherwise) or other groups formed by creditors of an Obligor to the extent not in conflict with the terms of this Agreement or any other Transaction Document; and (vi) engaging in any activity and to exercise any powers permitted to limited liability companies under the laws of the State of Delaware that are related or incidental to the foregoing and necessary, convenient or advisable to accomplish the foregoing.

(b) Special Purpose Entity Requirements. Each Loan Party shall at all times maintain at least one Independent Manager. The Borrower at all times shall comply in all material respects with the special purpose covenants set forth in Section 7 of its limited liability company agreement as in effect on the Closing Date and Holdings at all times shall comply in all material respects with the special purpose covenants set forth in Section 7 of its limited liability company agreement as in effect on the Closing Date. Each Loan Party Borrower shall at all times provide (and at all times such Loan Party’s organizational documents shall reflect) that the unanimous consent of all members (including the consent of the Independent Manager) is required for such Loan Party to (i) dissolve or liquidate, in whole or part, or institute proceedings to be adjudicated bankrupt or insolvent, (ii) institute or consent to the institution of bankruptcy or insolvency proceedings against it, (iii) file a petition seeking or consent to reorganization or relief under any applicable federal or State law relating to bankruptcy or insolvency, (iv) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for such Loan Party, (v) make any assignment for the benefit of such Loan Party’s creditors or (vi) admit in writing its inability to pay its debts generally as they become due.

(c) Preservation of Company Existence. Each Loan Party shall preserve and maintain its organizational existence in the jurisdiction of its formation and shall promptly obtain and thereafter maintain qualifications to do business as a foreign entity in any other jurisdiction in which it does business and in which it is required to so qualify under Applicable Law and preserve and maintain its other rights, franchises and privileges in the jurisdiction of its formation except where the failure to so qualify or maintain would not reasonably be expected to have a Material Adverse Effect.

(d) Deposit of Misdirected Collections. The Borrower shall promptly (but in no event later than two Business Days after receipt and identification thereof) deposit or cause to be deposited into the Collection Account any and all Collections received by the Borrower.

(e) Material Modifications, Material CLO Modifications and Underlying Obligor Default.

(i)

Subject to the following sentence, the Borrower shall give prior written notice to the Lenders of any proposed Material Modification or Material CLO Modification with respect to any Portfolio Asset. If notified by the Borrower, the Majority Lenders shall have (A) five Business Days with respect to all Material Modifications not relating to payment defaults and (B) ten Business Days with respect to all Material CLO Modifications or Material Modifications relating to all payment defaults to consent or decline to consent to such Material Modification or Material CLO Modification. Whether or not such notice is given or such consent is obtained, the Borrower may proceed with such Material Modification or Material CLO Modification, but, if such consent is not obtained, the Borrower shall make any necessary adjustments to the calculation of Value and Total Portfolio Value as a result thereof as required by Section 2.04(b). For the avoidance of doubt, if the Majority Lenders do not respond to the request for consent for any proposed Material Modification or Material CLO Modification within the five Business Day period or ten Business Day period, as the case may be, such consent shall be deemed to have been declined.

(ii)

The Borrower shall give written notice to the Facility Servicer and the Collateral Custodian of any occurrence of any Underlying Obligor Default after the Closing Date with respect to any Portfolio Asset promptly after obtaining knowledge thereof.

(f) Rating Agency Information; Maintenance of Credit Rating. The Borrower shall provide any NRSRO that is then engaged by the Borrower to rate the credit facility evidenced by this Agreement with all available information that is reasonably requested by such NRSRO in connection with its rating of the credit facility evidenced by this Agreement. At all times on and after the Borrower receives an initial rating (to occur on or before October 31, 2020), the Borrower shall maintain a rating on the credit facility evidenced by this Agreement from a NRSRO acceptable to the Initial Lender and if such rating falls below an equivalent rating of BBB, then at the direction of the Initial Lender, the Borrower shall use commercially reasonable efforts to obtain a rating from an NRSRO as directed by the Initial Lender.

(g) Notices. The Borrower shall notify the Administrative Agent, with a copy to Initial Lender, with prompt (and in any event within two Business Days following the acquisition of knowledge or receipt of notice by a Responsible Officer of the Borrower) written notice of the occurrence of:

(i)

each Unmatured Event of Default or Event of Default and no later than three Business Days following such written notice, the Borrower shall provide to the Administrative Agent, with a copy to Initial Lender, a written statement of a Responsible Officer of the Borrower setting forth the details of such event and the action that the Borrower proposes to take with respect thereto;

(ii)	any event or other circumstance known to the Borrower that would reasonably be expected to result in a Material Adverse Effect;

(iii)

the filing or commencement of any action, suit, investigation or proceeding by or before any arbitrator or any Governmental Authority against any Loan Party, including pursuant to any applicable Environmental Laws, that would reasonably be expected to be adversely determined, and, if so determined, could reasonably be expected to result in liability of the Borrower in an aggregate amount exceeding $5,000,000;

(iv)	any material Lien on the Collateral known to the Borrower (other than Permitted Liens);

(v)

the receipt of notice of the occurrence of any Reportable Event with respect to any Pension Plan except as would not reasonably be expected to result in a Material Adverse Effect the Borrower shall provide the Administrative Agent with a copy of such notice;

(vi)	any change in the accounting policies of the Borrower constituting a material deviation from GAAP; and

(vii)	any change to the Valuation Policy then in effect, with a copy of such updated Valuation Policy.

(h) Additional Information; Additional Documents. Each Loan Party shall provide the Administrative Agent and Initial Lender with any financial or other information reasonably requested by the Administrative Agent (acting at the direction of the Initial Lender) or the Initial Lender (through the Administrative Agent) evidencing to support the representations set forth in this Agreement. Notwithstanding anything to the contrary in this provision, the Loan Parties and its Affiliates are not required to disclose, permit the inspection, examination or making copies or abstracts of, or discuss, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or agents) is prohibited by Applicable Law or (iii) in such Loan Party’s or Affiliate’s reasonable judgment, would compromise any attorney-client privilege, privilege afforded to attorney work product or similar privilege; provided that the Loan Parties shall make available redacted versions of requested documents or, if unable to do so consistent with the preservation of such privilege, shall make commercially reasonable efforts to disclose information responsive to the requests of the Administrative Agent, any Lender or any of their respective representatives and agents, in a manner that will protect such privilege.

(i) Protection of Security Interest. Each Loan Party shall take all action that the Administrative Agent (acting at the direction of the Majority Lenders ) may reasonably request to perfect, protect and more fully evidence the first priority (subject to Permitted Liens) perfected security interest of the Administrative Agent, for the benefit of the Secured Parties, in the Collateral, or to enable the Administrative Agent to exercise or enforce any of its rights hereunder, including (i) with respect to the Portfolio Assets and that portion of the Collateral Portfolio in which a security interest may be perfected by filing, filing and maintaining (at the expense of the Loan Parties) effective financing statements against any Transferor in all necessary or appropriate filing offices (including any amendments thereto or assignments thereof) and filing continuation statements, amendments or assignments with respect thereto in such filing offices (including any amendments thereto or assignments thereof), (ii) executing or causing to be executed such other instruments or notices as may be necessary or appropriate, (iii) at the expense of the Loan Parties, take all action necessary to cause a valid, subsisting and enforceable first priority perfected security interest, subject only to Permitted Liens, to exist in favor of the Administrative Agent (for the benefit of the Secured Parties) in the Loan Party’s interests in the Collateral, including the filing of a UCC financing statement in the applicable jurisdiction adequately describing the Collateral (which may include an “all asset” filing), and naming such Loan Party as debtor and the Administrative Agent as the secured party, and filing continuation statements, amendments or assignments with respect thereto in such filing offices (including any amendments thereto or assignments thereof) and (iv) take all additional action that the Facility Servicer or Administrative Agent (acting at the direction of the Majority Lenders) may reasonably request to perfect, protect and more fully evidence the respective first priority (subject to Permitted Liens) perfected security interests of the parties to this Agreement in the Collateral, or to enable the Administrative Agent to exercise or enforce any of their respective rights hereunder (on its own behalf or through the Facility Servicer). The Loan Parties shall defend the right, title and interest of the Administrative Agent, for the benefit of the Secured Parties, in, to and under the Collateral against all claims of third parties (other than with respect to Permitted Liens).

(j) Compliance with Applicable Law. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Loan Party shall at all times comply with all Applicable Law (including Environmental Laws and all federal securities laws).

(k) Proper Records. Each Loan Party shall at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions in accordance with GAAP and set aside on its books from its earning for each fiscal year all such proper reserves in accordance with GAAP.

(l) Satisfaction of Obligations. Each Loan Party shall pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves with respect thereto have been provided on the books of such Loan Party.

(m) Payment of Taxes. Each Loan Party shall pay and discharge all Taxes, levies, liens and other charges on it or its assets and on the Collateral, except for any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP or as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(n) Tax Treatment. The Borrower shall treat the Advances as indebtedness of the Borrower (or, so long as the Borrower is treated as a disregarded entity for U.S. federal income tax purposes, as indebtedness of the entity of which it is considered to be a part) for U.S. federal income tax purposes and to file any and all tax forms in a manner consistent therewith.

(o) Access to Records. From time to time and, prior to the occurrence and continuance of an Unmatured Event of Default or Event of Default, upon not less than five Business Days advance notice, the Loan Parties shall permit the Administrative Agent or any Person designated by the Administrative Agent or Initial Lender and at the sole cost and expense of the Loan Parties, to, during normal hours, visit and inspect at reasonable intervals its and any Person to which it delegates any of its duties under the Transaction Documents books, records and accounts relating to its business, financial condition, operations, assets and its performance under the Transaction Documents, and to make copies thereof or abstracts therefrom, and to discuss the foregoing with its and such Person’s officers, partners, employees and accountants, all as often as the Administrative Agent or Initial Lender may reasonably request; provided that (i) the Administrative Agent and Initial Lender shall use all reasonable efforts to coordinate their inspections and (ii) so long as an Event of Default has not occurred or is continuing, the Loan Parties are responsible for the cost and expense of no more than one site visit in any calendar year.

(p) Financial Reporting. The Borrower shall furnish to the Administrative Agent, the Facility Servicer and each Lender

(i)

within 120 days after the end of each fiscal year of the Borrower, commencing with the fiscal year ended December 31, 2020, audited consolidated statements of the Borrower of assets, liabilities and capital, and audited balance sheet, consolidated statements of operations and cash flow, audited by a firm of nationally recognized independent public accountants, as of the end of such fiscal year;

(ii)

within 45 days after the end of each fiscal quarter (A) an unaudited financial report of the Borrower containing a balance sheet, consolidated statement of assets, liabilities and capital, and a consolidated statement of operations for the most recent fiscal quarter, (B) a Quarterly LTV Certificate, including the report of an independent third party as agreed to by the Majority Lenders, delivered to the Borrower for such fiscal quarter, (C) a report by an independent third party reasonably acceptable to the Majority Lenders setting forth the Value of the Eligible Portfolio Assets and Specified CLO Assets as of the end of such fiscal quarter and (D) a calculation of the Debt Service Coverage Ratio for such fiscal quarter, including a breakdown of NOI and outstanding principal balance for each Eligible Portfolio Asset that is a First Lien Senior Secured Portfolio Asset as of the end of such quarter;

(iii)

within 120 days after the end of each fiscal year of the Sponsor, commencing with the fiscal year ended December 31, 2020, audited consolidated statements of the Sponsor of assets, liabilities and capital, and audited balance sheet, consolidated statements of operations and cash flow, audited by a firm of nationally recognized independent public accountants, as of the end of such fiscal year; and

(iv)

no later than three Business Days prior to any Reporting Date for which the Borrower is requesting a distribution pursuant to Section 2.08(a)(vi), a statement of the amounts to be so distributed , which amounts shall not exceed the amount necessary for the Sponsor to maintain its status as a real estate investment trust for federal income tax purposes and to avoid income and excise tax under Section 857 and 4981 of the Code (after giving effect to any other available funds of the Sponsor and its Affiliates).

The documents required to be delivered pursuant to this Section 5.01(p) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR); provided that: (A) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such document to it and maintaining its copies of such documents.

(q) Sanctions and Anti-Terrorism, Anti-Money Laundering and Anti-Corruption Compliance. Each Loan Party shall maintain in effect policies and procedures designed to ensure compliance by such Loan Party and its directors, officers, employees, and agents with applicable Sanctions and Anti-Terrorism Laws, Anti-Money Laundering Laws and Anti-Corruption Laws.

(r) Joinder to Guaranty Agreement. Each Loan Party shall cause any Subsidiary of the Sponsor that owns any Specified CLO after the date of this Agreement to become party to the Guaranty Agreement to the same extent as the Sponsor’s Subsidiaries party thereto on the Closing Date.

(s) Capitalization. The Borrower, in connection with the indemnity provided in Section 10.01, shall maintain access to sufficient capital as to meet its ongoing indemnity obligations until such obligation ceases to exist (other than such obligations which expressly survive termination of this Agreement) for which a claim has not been made.

SECTION 5.02 Negative Covenants of the Loan Parties. From the Closing Date until the Facility Termination Date:

(a) Protection of Title. Except as otherwise permitted under this Agreement, no Loan Party shall take any action which would directly or indirectly materially impair or materially and adversely affect such Loan Party’s title to the Collateral Portfolio or the Pledged Equity, as applicable.

(b) Transfer Limitations. Except as permitted pursuant to Sections 2.10, 5.02(f) or 5.02(i), no Loan Party shall transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, or pledge or hypothecate, directly or indirectly, any interest in the Collateral to any Person other than the Administrative Agent for the benefit of the Secured Parties or in connection with Permitted Liens, or engage in financing transactions or similar transactions with respect to the Collateral with any person other than pursuant to this Agreement.

(c) Indebtedness; Liens. No Loan Party shall create, incur, assume or suffer to exist any Indebtedness for borrowed money other than the Obligations. No Loan Party shall create, incur or permit to exist any Lien in or on any of the Collateral other than Permitted Liens.

(d) Organizational Documents. No Loan Party shall modify or terminate any of its organizational or operational documents in any manner that would adversely affect the interests of the Lenders in any material respect.

(e) Merger, Acquisitions, Sales, etc. No Loan Party shall change its organizational structure, enter into any transaction of merger or consolidation or amalgamation or Sale (other than pursuant to Section 2.10), or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) in any manner that would adversely affect the interests of the Lenders without the prior written consent of all Lenders.

(f) Use of Proceeds. The Borrower shall not use the proceeds of the Advance other than (i) to finance Transfer of the Portfolio Assets and refinancing of related indebtedness, (ii) to pay fees and expenses of the Sponsor, Holdings and the Borrower in connection with the transactions contemplated by this Agreement, including brokers fees, but excluding interest, and (iii) to make a Restricted Junior Payment to Holdings and the Sponsor so long as at the time of such Restricted Junior Payment, LTV is not greater than 55% and no Event of Default or Unmatured Event of Default has occurred and is continuing.

(g) Limited Assets. The Borrower shall not hold or own any assets that are not part of the Collateral Portfolio or as otherwise contemplated by Section 5.01(a).

(h) Tax Treatment. Neither Borrower nor any other Person on Borrower’s behalf shall make an election to be, or take any other action that is reasonably likely to result in the Borrower being treated as a corporation for U.S. federal income tax purposes and the Borrower shall take all steps necessary to avoid being treated as a corporation for U. S. federal income tax purposes. The Borrower shall not make any election to be, or take any other action that is reasonably likely to result in the Borrower being, treated as other than an entity disregarded from its owner under Treasury Regulation Section 301.7701-3(c).

(i) Restricted Junior Payments. The Borrower shall not make distributions of Portfolio Assets except as expressly contemplated under Section 2.10. No Loan Party shall make any Restricted Junior Payment, except as expressly permitted under Section 2.08.

(j) ERISA Matters. Except as would not reasonably be expected to result in a Material Adverse Effect, the Borrower shall not (i) fail to meet the minimum funding standard set forth in Sections 302(a) and 303 of ERISA and Sections 412(a) and 430 of the Code with respect to any Pension Plan, (ii) fail to make any payments to a Multiemployer Plan that the Borrower may be required to make under the agreement relating to such Multiemployer Plan or any law pertaining thereto, (iii) terminate any Pension Plan so as to result, directly or indirectly in any liability to the Borrower or (iv) permit to exist any occurrence of any Reportable Event with respect to any Pension Plan.

(k) Instructions Regarding Payments. The Borrower (and the Portfolio Asset Servicer on its behalf) shall not make any change in its instructions to the Obligors or any agent, administrative agent, Counterparty Lender, Underlying Agent, Underlying Servicer or issuer of any Portfolio Asset, as applicable, regarding payments to be made with respect to the related Portfolio Asset to the Collection Account, as applicable, unless the Majority Lenders have directed, or otherwise has consented in writing to, such change.

(l) Change of Jurisdiction, Location, Names or Location of Portfolio Asset Files. No Loan Party shall change the jurisdiction of its formation, change the location of its principal place of business and chief executive office or make any change to its name or use any tradenames, fictitious names, assumed names, “doing business as” names or other names unless, prior to the effective date of any such change in the jurisdiction of its formation, change in location or name change or use, such Loan Party provides at least ten days prior written notice thereof and delivers to the Administrative Agent such financing statements as the Administrative Agent (acting at the direction of the Majority Lenders) may request to reflect such change in the jurisdiction of its formation, change in location or name change or use, together any other documents and instruments as the Administrative Agent (acting at the direction of the Majority Lenders) may reasonably request in connection therewith.

(m) Amendments to Portfolio Assets. The Borrower shall not amend, waive, modify, supplement, terminate, cancel or release any provision of, or any Required Portfolio Document or other agreement, instrument or other document related to, a Portfolio Asset that is real estate owned real property or a preferred equity interest without the consent of the Initial Lender.

(n) No Changes in Fees. The Borrower shall not make any changes to the Fees or amend, restate, supplement or otherwise modify the Fee Letters in any material respect without the prior written approval of all parties to any applicable Fee Letter and all Lenders.

(o) Sanctions and Anti-Terrorism, Anti-Money Laundering and Anti-Corruption Compliance. The Borrower shall not use the proceeds of any Advance, directly or indirectly, for any payments in violation of any applicable Anti-Terrorism Laws, Anti-Money Laundering Laws or Anti-Corruption Laws or in any other manner that would constitute or result in a violation of Sanctions and Anti-Terrorism Laws, Anti-Money Laundering or Anti-Corruption Laws by any Person.

(p) Valuation Policy. The Borrower shall not make any material change to the Valuation Policy without the consent of the Initial Lender.

ARTICLE VI.

EVENTS OF DEFAULT

SECTION 6.01 Events of Default. If any of the following events (each, an “Event of Default”) occurs:

(a) the Borrower fails to make any payment of (i) any Obligation (other than the payment of any amount upon the Maturity Date) when due and such failure is not cured within ten Business Days or (ii) any Obligation due on the Maturity Date;

(b) the Borrower defaults in making any payment required to be made under one or more agreements for borrowed money to which it is a party in an aggregate principal amount in excess of $1,000,000, or an event of default is declared under any such agreement, in each case, and such default is not cured or remedied within the applicable cure period, if any, provided for under such agreement;

(c) any failure on the part of the Borrower or Holdings to observe or perform any its covenants or agreements set forth in this Agreement or the other Transaction Documents to which it is a party that has a Material Adverse Effect on the Secured Parties (other than covenants or agreements with respect to which another clause of this Section 6.01 expressly relates, which shall not, on its own, constitute an Event of Default under this clause (c)) and the same continues unremedied for a period of 30 days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Borrower by the Administrative Agent or any Lender and (ii) the date on which a Responsible Officer of the Borrower acquires knowledge thereof;

(d) the occurrence of a Bankruptcy Event relating to the Borrower or Holdings;

(e) the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction against the Borrower or Holdings for the payment of money in excess of $5,000,000 in the aggregate (unless such judgment is covered by third party insurance as to which the insurer has been notified of such judgment, decree or order and has not denied or failed to acknowledge coverage) where the Borrower or Holdings, as applicable, shall not have either (i) discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms within 60 days or (ii) perfected a timely appeal, decree or order and caused the execution of the same to be stayed during the pendency of the appeal;

(f) the breach by a Loan Party of the covenants set forth in Sections 5.01(c) (with respect to existence only), (d), (e), (f), (g), (h), (i), (o), (p) and (q) or any failure on the part of a Loan Party to observe or perform any covenants or agreements of the Loan Parties set forth in Section 5.02;

(g) (i) any Transaction Document, or any Lien or security interest granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower or Holdings; provided that, there shall be no Event of Default under this clause (g)(i) to the extent such Event of Default arises solely from the action (or inaction) of the Account Bank, the Collateral Custodian, the Administrative Agent, the Facility Servicer or a Lender, (ii) the Borrower, Holdings, the Sponsor or any of their Affiliates shall, directly or indirectly, contest in writing in any manner the effectiveness, validity, binding nature or enforceability of any Transaction Document or any Lien or security interest thereunder or (iii) any security interest securing any obligation under any Transaction Document shall, in whole or in part, cease to be a first priority perfected security interest (subject to Permitted Liens) except as otherwise expressly permitted to be released in accordance with the applicable Transaction Document; provided that there shall be no Event of Default under this clause (g)(iii) to the extent such Event of Default arises from the action (or inaction) of the Account Bank, the Collateral Custodian, the Administrative Agent, the Facility Servicer or a Lender;

(h) any Change of Control shall occur; or

(i) any representation, warranty or certification made by the Borrower or Holdings in any Transaction Document or in any agreement, instrument, certificate or other document delivered pursuant to any Transaction Document shall prove to have been incorrect in any material respect when made;

then the Administrative Agent shall, at the direction of the Majority Lenders, or the Majority Lenders may, in each case, by notice to the Borrower, declare the Maturity Date to have occurred; provided that, in the case of any event described in Section 6.01(d), the Maturity Date is deemed to have occurred automatically upon the occurrence of such event. Upon the occurrence and during the continuation of any Event of Default, (i) the Administrative Agent shall, at the direction of the Majority Lenders, or the Majority Lenders may declare the Advances to be immediately due and payable in full (without presentment, demand, protest or notice of any kind all of which are hereby waived by the Borrower) and any other Obligations to be immediately due and payable; provided that, in the case of any event described in Section 6.01(d), the Advances and other Obligations become immediately due and payable in full (without presentment, demand, protest or notice of any kind all of which are hereby waived by the Borrower) without the need of any notice to the Borrower upon the occurrence of such event and (ii) the Administrative Agent shall, at the direction of the Majority Lenders, instruct the Account Bank to distribute all amounts on deposit in the Collection Account as described in Section 2.08(c) (provided that the Borrower shall in any event remain liable to pay such Advances and all such amounts and Obligations immediately in accordance with Section 2.08(c)). In addition, upon the occurrence and during the continuation of any Event of Default, the Lenders and the Administrative Agent, on behalf of the Secured Parties, shall have, in addition to all other rights and remedies under this Agreement, the other Transaction Documents or otherwise, all other rights and remedies provided under the UCC of the applicable jurisdiction and other Applicable Law, which rights shall be cumulative.

SECTION 6.02 Pledged Equity.

(a) Except as otherwise set forth in Section 6.02(b) or 6.02(c):

(i) Holdings shall be entitled to exercise any and all voting or other consensual rights and powers inuring to an owner of Pledged Equity or any part thereof and Holdings agrees that it shall exercise such rights for purposes not in contravention of the terms of this Agreement and the other Transaction Documents.

(ii) Holdings shall be entitled to receive and retain any and all dividends and other distributions paid on or distributed in respect of the Pledged Equity (without any obligation to contribute such amounts to the Collection Account), to the extent and only to the extent that such dividends and other distributions are not prohibited by the terms and conditions of this Agreement; provided that any noncash dividends or other distributions that would constitute Pledged Equity, shall be and become part of the Pledged Equity, and, if received by Holdings, shall not be commingled by Holdings with any of its other property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Administrative Agent and the Secured Parties and Holdings shall promptly take all steps reasonably necessary to ensure the validity, perfection and priority (subject to Permitted Liens), including promptly delivering the same to the Administrative Agent in the same form as so received (with any necessary endorsement reasonably requested by the Administrative Agent). So long as no Event of Default has occurred and is continuing, the Administrative Agent shall cooperate with Holdings with respect to making exchanges of Pledged Equity in connection with any exchange or redemption of such Pledged Equity not prohibited by this Agreement, which such cooperation shall include delivery of any such Pledged Equity in exchange for replacement Pledged Equity. For the avoidance of doubt, the Borrower agrees to reimburse the Administrative Agent for any costs or expenses incurred due to the provisions of this Section 6.02(a)(ii).

(b) Upon the occurrence and during the continuance of an Event of Default (and after the delivery of notice to Holdings) or upon the occurrence of any event described in Section 6.01(d) (without notice), all rights of Holdings to dividends or other distributions that Holdings is authorized to receive pursuant to Section 6.02(a)(ii) shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends or other distributions during the continuance of an Event of Default. All dividends or other distributions received by Holdings contrary to the provisions of this Section 6.02(b) shall be held in trust for the benefit of the Administrative Agent, shall be segregated from other property or funds of Holdings and shall be promptly delivered to the Administrative Agent in the same form as so received (with any necessary endorsement reasonably requested by the Administrative Agent). Any and all money and other property paid over to or received by the Administrative Agent pursuant to the provisions of this Section 6.02(b) shall be retained by the Administrative Agent in the Collection Account and shall be applied in accordance with the terms of this Agreement. After all Events of Default have been waived or are no longer continuing, the Administrative Agent, upon written direction from the Majority Lenders, shall promptly repay to Holdings (without interest) all dividends or other distributions that Holdings would otherwise be permitted to retain pursuant to the terms of Section 6.02(a)(ii) and that remain in such account.

(c) Upon the occurrence and during the continuance of an Event of Default (and after the delivery of notice to Holdings) or upon the occurrence of any event described in Section 6.01(d) (without notice), then (i) all rights of Holdings to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to Section 6.02(a)(i) shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers acting at the direction of the Majority Lenders; provided that, unless otherwise directed by the Majority Lenders, the Administrative Agent shall have the right from time to time following and during the continuance of an Event of Default to permit Holdings to exercise such rights and (ii) in order to permit the Administrative Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder, Holdings shall promptly execute and deliver (or cause to be executed and delivered) to the Administrative Agent all proxies, dividend payment orders and other instruments as the Administrative Agent may from time to time reasonably request. After all Events of Default have been waived or are no longer continuing, Holdings shall have the exclusive right to exercise the voting or consensual rights and powers that Holdings would otherwise be entitled to exercise pursuant to the terms of Section 6.02(a)(i).

(d) Any notice given by the Administrative Agent to the Borrower under this Section 6.02 shall be given in writing.

SECTION 6.03 Additional Remedies.

(a) Upon the occurrence and during the continuation of an Event of Default, and without limiting the remedies provided in this Article VI, the Administrative Agent shall, at the direction of the Majority Lenders, (i) sell or otherwise dispose of any of the Collateral or the Pledged Equity at public or private sales and take possession of the proceeds of any such sale or disposition, (ii) instruct the obligor or obligors on any account, agreement, instrument or other obligation constituting Collateral or Pledged Equity to make any payment required by the terms of such account, agreement, instrument or other obligation to or at the direction of the Administrative Agent (acting at the direction of the Majority

Lenders), (iii) give notice of sole control or any other instruction under the Account Control Agreement or any Custodial and Account Control Agreement and take any action therein with respect to Collateral subject thereto, (iv) in accordance with Section 6.02, transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Equity, exchange certificates or instruments representing or evidencing Pledged Equity for certificates or instruments of smaller or larger denominations, exercise the voting and all other rights as a holder with respect thereto, including exchange, subscription or any other rights, privileges or options pertaining to any Pledged Equity, and otherwise act with respect to the Pledged Equity as though the Administrative Agent was the absolute owner thereof and (v) in accordance with Section 6.02, collect and receive all cash dividends, interest, principal and other distributions made on any Pledged Equity.

(b) Any Collateral or Pledged Equity to be sold or otherwise disposed of pursuant to this Article VI may be sold or disposed of in one or more parcels at public or private sale or sales (which sales may be adjourned or continued from time to time with or without notice upon such terms and conditions, including price, as the Administrative Agent may deem commercially reasonable, for cash or on credit or for future delivery without assumption of any credit risk. Any sale or disposition of Collateral or Pledged Equity may be made without the Administrative Agent giving warranties of any kind with respect to such sale or disposition and the Administrative Agent may specifically disclaim any warranties of title or the like. The Administrative Agent may comply with any applicable State or federal law requirements in connection with a sale or disposition of the Collateral or Pledged Equity and compliance will not be considered to adversely affect the commercial reasonableness of any such sale or disposition. If any notice of a proposed sale or disposition of the Collateral or Pledged Equity is required by law, such notice is deemed commercially reasonable and proper if given at least ten days before such sale or disposition. The Administrative Agent has the right upon any public sale of Collateral or Pledged Equity and, to the extent permitted by law, upon any such private sale of Collateral or Pledged Equity, to purchase the whole or any part of the Collateral or Pledged Equity so sold or disposed of free of any right of equity redemption, which equity redemption the Borrower hereby waives. Upon any sale or disposition of Collateral or Pledged Equity, the Administrative Agent has the right to deliver and transfer to the purchaser or transferee thereof the Collateral or Pledged Equity so sold or disposed of.

(c) For the avoidance of doubt, this Agreement (including this Article VI) shall be subject to the special servicing activities provisions in Section 8.05.

ARTICLE VII.

THE ADMINISTRATIVE AGENT

SECTION 7.01 Appointment and Authority. Each of the Lenders hereby irrevocably appoints Wells Fargo Bank, National Association to act on its behalf as the Administrative Agent hereunder and under the other Transaction Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article VII are solely for the benefit of the Administrative Agent, the Lenders and the other Secured Parties, and neither the Borrower nor Holdings shall have rights as a third-party beneficiary of any of such provisions (except Section 7.05(a)). It is understood and agreed that the use of the term “agent” herein or in any other Transaction Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 7.02 Exculpatory Provisions.

(a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Transaction Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default or Unmatured Event of Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Transaction Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Transaction Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Transaction Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Bankruptcy Law; and

(iii) shall not, except as expressly set forth herein and in the other Transaction Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, Holdings or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it or errors in judgment made (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Article VI and Section 11.01), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall not be deemed to have knowledge of any default, Event of Default, Unmatured Event of Default or event or information, or be required to act upon any default, Event of Default, Unmatured Event of Default or event or information (including the sending of any notice) unless a Responsible Officer of the Administrative Agent shall have received written notice or has actual knowledge of such default, Event of Default, Unmatured Event of Default or event or information, and shall have no duty to take any action to determine whether any such event, default, Unmatured Event of Default or Event of Default has occurred. Delivery of any reports, information and documents to the Administrative Agent provided for herein is for informational purposes only and the Administrative Agent’s receipt of such reports (including monthly distribution reports) and any publicly available information, shall not constitute actual or constructive knowledge or notice of any information contained therein or determinable from information contained therein.

(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Transaction Document, (ii) the contents or accuracy of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith and shall not be required to recalculate, certify or verify any information therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Event of Default or Unmatured Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Transaction Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d) Knowledge of the Administrative Agent shall not be attributed or imputed to Wells Fargo’s other roles in the transaction and knowledge of the Collateral Custodian shall not be attributed or imputed to the Administrative Agent (other than those where the roles are performed by the same group or division within Wells Fargo or otherwise share the same Responsible Officers), or any affiliate, line of business, or other division of Wells Fargo (and vice versa).

(e) Any organization or entity into which the Administrative Agent may be merged or converted or with which it may be consolidated, or any organization or entity resulting from any merger, conversion or consolidation to which the Administrative Agent shall be a party, or any organization or entity succeeding to all or substantially all of the corporate trust business of the Administrative Agent, or of any business line or product type within the corporate trust business of the Administrative Agent, shall be the successor of the Administrative Agent hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto.

(f) To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against the Administrative Agent, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages), including lost profits, arising out of, in connection with, or as a result of, this Agreement, any other Transaction Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance, or the use of the proceeds thereof.

(g) Before the Administrative Agent acts or refrains from taking any action under this Agreement, it may require an officer’s certificate or an opinion of counsel (which may come from internal counsel) from the party requesting that the Administrative Agent act or refrain from acting in form and substance reasonably acceptable to the Administrative Agent. The Administrative Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such officer’s certificates or opinions of counsel.

(h) The Administrative Agent shall not be required to expend or risk its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties, or the exercise of any of its rights or powers.

(i) The Administrative Agent shall incur no liability if, by reason of any provision of any future law or regulation thereunder, or by any force majeure event, including but not limited to natural disaster, act of war or terrorism, or other circumstances beyond its reasonable control, the Administrative Agent shall be prevented or forbidden from doing or performing any act or thing which the terms of this Agreement provide shall or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for in this Agreement or any other Transaction Document.

(j) The right of the Administrative Agent to perform any permissive or discretionary act enumerated in this Agreement or any related document shall not be construed as a duty.

(k) The Administrative Agent shall not be responsible for, and makes no representation or warranty as to, the validity, legality, enforceability, sufficiency or adequacy of this Agreement, the other Transaction Documents or any related document, or as to the correctness of any statement contained in any thereof. The recitals contained herein and in the other Transaction Documents shall be construed as the statements of the Borrower. The Administrative Agent shall not be accountable for the Borrower’s use of the Advances or any money paid to the Borrower pursuant to the provisions hereof, and it shall not be responsible for any statement of the Borrower in this Agreement or in any other Transaction Document.

(l) The Administrative Agent shall not be liable for any action or inaction of the Borrower, Holdings, the Lenders, the Collateral Custodian, the Facility Servicer, the Portfolio Asset Servicer or any other party (or agent thereof) to this Agreement or any related document and may assume compliance by such parties with their obligations under this Agreement or any related agreements, unless a Responsible Officer of the Administrative Agent shall have received written notice to the contrary at the office of the Administrative Agent set forth in Section 11.02.

(m) The rights, benefits, protections, immunities and indemnities afforded the Administrative Agent hereunder shall extend to the Administrative Agent (in any of its capacities) under any other Transaction Document or related agreement as though set forth therein in their entirety mutatis mutandis.

SECTION 7.03 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely conclusively upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, opinion, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Advance. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower or Holdings), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice or opinion of any such counsel, accountants or experts. As to any matters not expressly provided for by any Transaction Document, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under any Transaction Document in accordance with instructions given by the Majority Lenders or, if provided in this Agreement, in accordance with the instructions given by the Majority Lenders or all Lenders as is required in such circumstance, and such instructions of such Lenders and any action taken or failure to act pursuant to such instructions shall be binding on all of the Lenders.

SECTION 7.04 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Transaction Document by or through any one or more agents, sub-agents, affiliates or attorneys appointed by the Administrative Agent. The

Administrative Agent and any such agents, sub-agent, affiliates or attorneys may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such party and to the Related Parties of the Administrative Agent and any such party. The Administrative Agent shall not be responsible for the supervision, negligence or misconduct of any agent, sub-agents or attorney appointed by it with due care.

SECTION 7.05 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right to appoint a successor (with the consent of the Borrower, such consent not to be unreasonably withheld, conditioned or delayed and no such consent being required when an Event of Default has occurred and is continuing); provided that in no event shall any such successor be a Competitor. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Majority Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, may petition a court of competent jurisdiction for the appointment of a successor Administrative Agent. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) With effect from the Resignation Effective Date (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Transaction Documents and (ii) except for any fees, expenses and indemnity payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Majority Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than any rights to fees, expenses and indemnity payments owed to the retiring Administrative Agent), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Transaction Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Transaction Documents, the provisions of this Article VII and Section 11.07 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

SECTION 7.06 Non-Reliance on Agents and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Transaction Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 7.07 Reimbursement by Lenders. To the extent that the Borrower for any reason fails to pay any amount required under Article X or Section 11.07 to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Pro Rata Share at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders to make payments pursuant to this Section 7.07 are several and not joint. The failure of any Lender to make any such payment on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its payment under this Section 7.07.

SECTION 7.08 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Bankruptcy Relief Law or any other judicial proceeding relative to the Borrower or Holdings, the Administrative Agent (irrespective of whether the principal of any Advance shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Secured Parties and their respective agents and counsel and all other amounts due the Secured Parties under Section 11.07) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 11.07.

SECTION 7.09 Collateral Matters.

(a) Each Lender authorizes the Administrative Agent to release any Lien on any Collateral granted to or held by the Administrative Agent, for the benefit of the Secured Parties, under this Agreement or any other Transaction Document (i) as provided in Section 2.11 or (ii) if approved, authorized or ratified in writing in accordance with Section 11.01. Upon request by the Administrative Agent at any time, the Majority Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property. In each case as specified in this Section 7.09, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the Facility Servicer such documents as the Facility Servicer may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under this Agreement or the other Transaction Documents in accordance with the terms of the Transaction Documents and this Section 7.09.

(b) The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, for the legality, enforceability, effectiveness or sufficiency of the Transaction Documents, the existence, priority, creation, validity, enforceability or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by the Borrower or the Facility Servicer or the Portfolio Asset Servicer in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral or the Lien thereon.

(c) It is understood and agreed that the Administrative Agent (i) shall have no responsibility with respect to the determination of whether any Pledged Equity is certificated or uncertificated and (ii) the Administrative Agent shall only be responsible for holding Pledged Equity to the extent actually received.

(d) The Administrative Agent shall monitor any UCC financing statements filed by the Initial Lender in connection with this Agreement solely to the extent that the Initial Lender provides such financial statements to the Administrative Agent. The Administrative Agent shall notify the Lenders when the time-period to file continuation statements for such financing statements has commenced and at least 60 days prior to the date such financing statements would terminate; provided that the Administrative Agent shall have no liability or obligation to file any such continuation statements. The Administrative Agent shall have no other duty to see to, or be responsible for the correctness or accuracy of, any recording, filing or depositing of this Agreement or any agreement referred to herein, or any financing statement or continuation statement evidencing a security interest, or to see to the maintenance of any such recording or filing or depositing or to any rerecording, refilling or re-depositing of any thereof.

ARTICLE VIII.

ADMINISTRATION AND SERVICING OF COLLATERAL PORTFOLIO

SECTION 8.01 Appointment and Designation of the Applicable Servicer.

(a) Initial Applicable Servicer.

(i) The Borrower hereby appoints Massachusetts Mutual Life Insurance Company, pursuant to the terms and conditions of this Agreement, as Facility Servicer, with the authority to service, administer and exercise rights and remedies, on behalf of Borrower, in respect of the Collection Account, and to take the actions required of it hereunder and under the other Transaction Documents. Massachusetts Mutual Life Insurance Company hereby accepts such appointment and agrees to perform the duties and responsibilities of the Facility Servicer pursuant to the terms hereof until such time as it resigns or is removed as Facility Servicer pursuant to the terms hereof. The Facility Servicer and Borrower hereby acknowledge that the Administrative Agent and the Secured Parties are third party beneficiaries of the obligations undertaken by the Facility Servicer hereunder.

(ii) The Borrower hereby appoints ACRES Capital Servicing LLC, pursuant to the terms and conditions of this Agreement, as Portfolio Asset Servicer, with the authority to service, administer and exercise rights and remedies, on behalf of Borrower, in respect of the payments to Borrower or Portfolio Asset Servicer under the Collateral Portfolio that are to be Collections, and to take the actions required of it hereunder and under the other Transaction Documents. ACRES Capital Servicing LLC hereby accepts such appointment and agrees to perform the duties and responsibilities of the Portfolio Asset Servicer pursuant to the terms hereof until such time as it resigns or is removed as Portfolio Asset Servicer pursuant to the terms hereof. The Portfolio Asset Servicer and Borrower hereby acknowledge that the Administrative Agent and the Secured Parties are third party beneficiaries of the obligations undertaken by the Portfolio Asset Servicer hereunder.

(b) Servicer Termination Notice. The Borrower, each Applicable Servicer and the Administrative Agent hereby agree that, upon the occurrence of a Servicer Termination Event, the Administrative Agent, by written notice to an Applicable Servicer (a “Servicer Termination Notice”), shall, upon the direction of the Majority Lenders, terminate all of the rights, obligations, power and authority of such Applicable Servicer under this Agreement. On and after the receipt by such Applicable Servicer of a Servicer Termination Notice pursuant to this Section 8.01(b), such Applicable Servicer shall continue to perform all servicing functions under this Agreement until the date specified in the Servicer Termination Notice or otherwise specified by the Administrative Agent (upon the direction of the Majority Lenders) in writing or, if no such date is specified in such Servicer Termination Notice or otherwise specified by the Administrative Agent (upon direction of the Majority Lenders), until a date mutually agreed upon by such Applicable Servicer and the Administrative Agent (upon direction of the Majority Lenders). If such Applicable Servicer is the Facility Servicer, such Applicable Servicer shall be entitled to receive, to the extent of funds available therefor pursuant to Section 2.08, the Facility Servicing Fees accrued until such termination date as well as any other fees, amounts, expenses or indemnities it is entitled to pursuant to the provisions of this Agreement and the Facility Servicer Fee Letter (collectively, the “Servicer Termination Expenses”). To the extent amounts held in the Collection Account and paid in accordance with Section 2.08 are insufficient to pay the Servicer Termination Expenses, Borrower (and to the extent Borrower fails to so pay, the Lenders based on their Pro Rata Share) agree to pay the Servicer Termination Expenses within ten Business Days of receipt of an invoice therefor. On the termination date specified in this Section 8.01(b), such Applicable Servicer agrees that it will terminate its activities as Facility Servicer or Portfolio Asset Servicer, as applicable, hereunder in a manner that the Administrative Agent (acting at the direction of the Majority Lenders) and, if no Event of Default has occurred and is continuing at such time, the Borrower, believes will facilitate the transition of the performance of such activities to a Replacement Servicer, and the Replacement Servicer shall assume each and all of such Applicable Servicer’s obligations under this Agreement and the other Transaction Documents, on the terms and subject to the conditions herein set forth, and such Applicable Servicer shall use its commercially reasonable efforts to assist the Replacement Servicer in assuming such obligations.

(c) Appointment of Replacement Servicer. At any time following the delivery of a Servicer Termination Notice or receipt of any notice of resignation under Section 8.09, the Administrative Agent (acting at the direction of the Majority Lenders) shall, with the consent of Borrower (such consent not to be unreasonably withheld or delayed and such consent not being required if an Event of Default has occurred and is continuing), appoint a new servicer (the “Replacement Servicer”), which appointment shall take effect upon the Replacement Servicer accepting such appointment by a written assumption in a form satisfactory to the Administrative Agent (acting at the direction of the Majority Lenders) and, if no Event of Default has occurred and is continuing at such time, Borrower (such approval not to be unreasonably withheld or delayed). Any Replacement Servicer shall be an established financial institution, having a net worth of not less than $50,000,000 and whose regular business includes the servicing of assets similar to the Collateral Portfolio; provided that in no event shall any such Replacement Servicer be a Competitor.

(d) Liabilities and Obligations of Replacement Servicer. Upon its appointment, any Replacement Servicer shall be the successor in all respects to such Applicable Servicer with respect to servicing functions under this Agreement and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on such Applicable Servicer by the terms and provisions hereof, and all references in this Agreement to such Applicable Servicer shall be deemed to refer to the Replacement Servicer; provided that any Replacement Servicer shall have (i) no liability with respect to any action performed by the prior Applicable Servicer prior to the date that the Replacement Servicer becomes the successor to such Applicable Servicer or any claim of a third party based on any alleged action or inaction of the prior Applicable Servicer, (ii) no obligation with respect to any Taxes on behalf of Borrower, except for any payment made out of the Collection Account as provided in Section 2.13, (iii) no obligation to pay any of the fees and expenses of any other party to the transactions contemplated hereby and (iv) no liability or obligation with respect to any prior Applicable Servicer indemnification obligations of any prior Applicable Servicer. The indemnification obligations of the Replacement Servicer upon becoming an Applicable Servicer, are expressly limited to those arising on account of its gross negligence or willful misconduct, or the failure to perform materially in accordance with its duties and obligations set forth in this Agreement.

(e) Authority and Power. All authority and power granted to an Applicable Servicer under this Agreement shall automatically cease and terminate on the Facility Termination Date and shall pass to and be vested in the Borrower thereafter. Each Applicable Servicer agrees to cooperate with the Borrower in effecting the termination of the responsibilities and rights of each Applicable Servicer to conduct servicing of this Agreement (including the right to direct remittances out of the Collection Accounts).

(f) Subcontracts. The Facility Servicer may subcontract with any other Person for servicing and administering in respect of the payments to the Borrower or Portfolio Asset Servicer under the Collateral Portfolio that are to be Collections under this Agreement; provided that (A) the Facility Servicer shall select any such Person with reasonable care and shall be solely responsible for the fees and expenses payable to any such Person, (B) the Facility Servicer shall not be relieved of, and shall remain liable for, the performance of the duties and obligations of the Facility Servicer pursuant to the terms hereof without regard to any subcontracting arrangement and (C) any such subcontract shall be terminable upon the occurrence of a Servicer Termination Event. The Facility Servicer shall not be responsible for the negligence or misconduct of any sub-agent or attorney in fact that it selects with reasonable care.

SECTION 8.02 Duties of the Portfolio Asset Servicer.

(a) Duties. The Portfolio Asset Servicer shall take or cause to be taken all such actions as may be necessary or advisable to service, administer and collect on the Collateral Portfolio from time to time, all in accordance with Applicable Law and the Servicing Standard and to take the actions of the Portfolio Asset Servicer under this Agreement and the other Transaction Documents. Without limiting the foregoing, the duties of the Portfolio Asset Servicer shall include the following:

(i) maintaining the following records for each Portfolio Asset:

a.	any Portfolio Asset Assignment;

b.

the instructions from the Borrower (or the Portfolio Asset Servicer on Borrower’s behalf) to the Obligors, Underlying Agent, Underlying Servicers, Counterparty Lenders or issuers of any Portfolio Asset to make all payments in respect of such Portfolio Asset directly to the Collection Account;

c.

as applicable, any Participation Agreement, any related supplement to such Participation Agreement and the related direction from the related Counterparty Lender to the related Obligor or Underlying Servicer (1) to make all payments in respect of such Portfolio Asset directly to the Collection Account and (2) to deliver to the Portfolio Asset Servicer a copy of all requests, notices and reports required to be delivered by such Counterparty Lender or such Underlying Servicer to Borrower under such Participation Agreement, in each case, acknowledged by such Underlying Servicer;

d.

the related Portfolio Asset Checklist or a supplement thereto, copies of the related Loan Agreement and each other agreement instrument or certificate and other document identified in such Portfolio Asset Checklist, and copies of any amendment, waiver, supplement or modification of any thereof that is delivered to the Portfolio Asset Servicer;

e.

each request, notice and report delivered by an Obligor, Counterparty Lender, Underlying Agent, Underlying Servicer or issuer of a Portfolio Asset to the Portfolio Asset Servicer, to the extent received by the Portfolio Asset Servicer hereunder, and all requests, notices and other correspondence delivered by the Portfolio Asset Servicer, under a Loan Agreement or Participation Agreement; and

f.	all account statements, reports and other documents and correspondence received by the Portfolio Asset Servicer from the Collection Account.

(ii) maintaining all necessary servicing records with respect to the Collateral Portfolio received from the Underlying Servicers and providing such records to the Administrative Agent and each Lender (with a copy to the Collateral Custodian) together with such other information with respect to the Collateral Portfolio (including information relating to the Portfolio Asset Servicer’s performance under this Agreement) as may be required hereunder or as the Administrative Agent, the Initial Lender or the Majority Lenders may reasonably request, including but not limited to:

a.

on a monthly basis, as soon as available, but no later than when sent to Borrower, a remittance report for each Portfolio Asset showing the date any payments are or were required to be made with respect to such Portfolio Asset during such month and a description of the type of payment (for example, principal, Interest Collections or a combination thereof) to be made on such date;

b.	the financial reporting package and all other servicing and other reports for each Obligor and Portfolio Asset described in Section 8.08(c); and

c.	any Underlying Obligor Default and the nature thereof.

(iii) maintaining and implementing administrative and operating procedures (including an ability to recreate servicing records received from the Underlying Servicers evidencing the Collateral Portfolio in the event of the destruction of the originals thereof) and keeping and maintaining all documents, books, records and other information received from the Underlying Servicers or pursuant to this Agreement reasonably necessary or advisable for the collection of the Collateral Portfolio;

(iv) promptly delivering to the Administrative Agent, the Collateral Custodian and the Facility Servicer from time to time, such information and servicing records (to the extent received by the Portfolio Asset Servicer), including information relating to the Portfolio Asset Servicer’s performance under this Agreement, as the Administrative Agent, the Collateral Custodian or the Facility Servicer may from time to time reasonably request;

(v) notifying a Responsible Officer of the Administrative Agent of any material action, suit, proceeding, dispute, offset, deduction, defense or counterclaim that is or is threatened to be asserted by an Obligor with respect to any Portfolio Asset (or portion thereof) of which it has knowledge or has received notice;

(vi) monitoring and recording in the records for the Collateral Portfolio any interest rate adjustments in connection with the Loan Agreements to the extent notice thereof is provided by the Underlying Servicers;

(vii) monitoring and recording in the records for the Collateral Portfolio any Tax and insurance escrows and payment with respect to the Underlying Collateral to the extent such information is received from the Underlying Servicers;

(viii) monitoring and recording in the records for the Collateral Portfolio any casualty losses or condemnation proceedings in respect of any related Underlying Collateral and administering any proceeds related thereto in accordance with the applicable Loan Agreements, in each case to the extent such information is provided to the Portfolio Asset Servicer;

(ix) monitoring all payments made with respect to the Portfolio Assets; and

(x) identifying principal, Interest Collections and Excluded Amounts and preparing statements with respect to Collections, all as required by this Agreement.

(b) Notwithstanding anything to the contrary contained herein, the exercise by the Administrative Agent and the Secured Parties of their rights hereunder shall not release the Portfolio Asset Servicer or the Borrower from any of their duties or responsibilities with respect to the Collateral Portfolio. The Secured Parties and the Administrative Agent shall not have any obligation or liability with respect to any Collateral Portfolio, nor shall any of them be obligated to perform any of the obligations of the Portfolio Asset Servicer or the Borrower hereunder.

SECTION 8.03 Duties of the Facility Servicer.

(a) The Facility Servicer shall take or cause to be taken all such actions as may be necessary or advisable to service, administer and collect on this Agreement from time to time, all in accordance with Applicable Law. Without limiting the foregoing, the Facility Servicer shall (i) prepare and provide a Payment Date Report as set forth in Section 8.08(b) and (ii) instruct the Account Bank to apply funds on deposit in the Collection Account as described in Section 2.08 and in accordance with the Payment Date Report.

(b) The Facility Servicer is not required to take any action under this Agreement or any other Transaction Document that, in its opinion or the opinion of its counsel, may expose the Facility Servicer to liability or that is contrary to any Transaction Document or Applicable Law. The Facility Servicer shall not be liable for any action taken or not taken by it under this Agreement or any other Transaction Document with the consent or at the request of the Borrower, the Administrative Agent or the Majority Lenders (or all Lenders, as applicable and as set forth in Sections 6.01 and 11.01). In the event the Facility Servicer requests the consent of a Lender pursuant to the foregoing provisions and the Facility Servicer does not receive a response (either positive or negative) from such Person within ten Business Days of such Person’s receipt of such request, then such Lender shall be deemed to have declined to consent to the relevant action.

(c) The Facility Servicer shall not be liable for any action taken or omitted to be taken by it under or in connection with this Agreement or any of the other Transaction Documents in the absence of its own gross negligence or willful misconduct as determined in a final decision by a court of competent jurisdiction. Without limiting the foregoing, the Facility Servicer (i) may consult with legal counsel (including counsel for the Borrower, the Administrative Agent or the Facility Servicer), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (ii) shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with this Agreement or any other Transaction Document, (B) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith (other than by the Facility Servicer), (C) except as otherwise expressly provided herein, the performance or observance by any party (other than the Facility Servicer) of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Event of Default or Unmatured Event of Default, (D) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Transaction Document or any other agreement, instrument or document or (E) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Facility Servicer (if any) and (iii) shall incur no liability under or in respect of this Agreement or any of the other Transaction Documents for relying on any notice (including notice by telephone), consent, certificate or other instrument or writing believed by it to be genuine and signed or sent by the proper party or parties.

(d) The Facility Servicer shall be entitled to rely conclusively upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, opinion, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) reasonably believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person, or to inquire as to or verify the veracity of any information or statement made or contained therein. The Facility Servicer also may rely upon any statement made to it orally or by telephone and reasonably believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. As to any matters not expressly provided for by any Transaction Document, the Facility Servicer shall in all cases be fully protected in acting, or in refraining from acting, under any Transaction Document in accordance with instructions given by the Administrative Agent, Initial Lender or, if provided in this Agreement, in accordance with the instructions given by the Majority Lenders or all Lenders as is required in such circumstance, and such instructions of such Lenders and any action taken or failure to act pursuant to such instructions shall be binding on all of the Lenders.

SECTION 8.04 Authorization of the Portfolio Asset Servicer.

(a) Each of the Borrower, the Administrative Agent and each Lender hereby authorizes the Portfolio Asset Servicer (including any successor thereto) to take any and all reasonable steps in its name and on its behalf necessary or desirable in the determination of the Portfolio Asset Servicer and not inconsistent with the security interest of the Administrative Agent, for the benefit of the Secured Parties, in the Collateral, to collect all amounts due under the Collateral Portfolio, including endorsing any of their names on checks and other instruments representing Collections, executing and delivering any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Collateral Portfolio and, after the delinquency of any Portfolio Asset, and to the extent permitted under and in compliance with Applicable Law, to commence proceedings with respect to enforcing payment thereof. The Borrower and the Administrative Agent on behalf of the Secured Parties shall furnish the Portfolio Asset Servicer (and any successors thereto) with any powers of attorney and other documents necessary or appropriate to enable the Portfolio Asset Servicer to carry out its servicing and administrative duties hereunder, and shall cooperate with the Portfolio Asset Servicer to the fullest extent in order to facilitate the collectability of the Collateral Portfolio. In no event shall the Portfolio Asset Servicer be entitled to make the Secured Parties, the Administrative Agent or any Lender a party to any litigation without such party’s express prior written consent, or to make the Borrower a party to any litigation (other than any routine foreclosure or similar collection procedure) without the Administrative Agent’s (at the direction of the Majority Lenders) consent. In the performance of its obligations hereunder, the Portfolio Asset Servicer shall not be obligated to take, or to refrain from taking, any action which the Borrower or any Lender requests that the Portfolio Asset Servicer take or refrain from taking to the extent that the Portfolio Asset Servicer determines in its reasonable and good faith judgment that such action or inaction (i) may cause a violation of applicable laws, regulations, codes, ordinances, court orders or restrictive covenants with respect to any Portfolio Asset, the Borrower or any Obligor, (ii) may cause a violation of any provision of this Agreement, a Fee Letter or a Required Portfolio Document or any other Transaction Document or (iii) may be a violation of the Servicing Standard.

(b) After the Maturity Date, at the direction of the Administrative Agent (acting at the direction of the Majority Lenders), the Portfolio Asset Servicer shall take such action as the Administrative Agent may deem necessary or advisable to enforce collection of the Portfolio Assets; provided that the Administrative Agent may (at the direction of the Majority Lenders), at any time that an Event of Default has occurred and is continuing, notify the Obligor, agent, administrative agent, Counterparty Lender, Underlying Agent or Underlying Servicer, as applicable, with respect to any Portfolio Asset of the assignment of such Portfolio Asset to the Administrative Agent for the benefit of the Secured Parties and direct that payments of all amounts due or to become due thereunder be made directly to the Administrative Agent or any servicer, collection agent or account designated by the Administrative Agent and, upon such notification and at the expense of the Borrower, the Administrative Agent (acting at the direction of the Majority Lenders) may enforce collection of any such Portfolio Asset, and adjust, settle or compromise the amount or payment thereof. Upon the written request of the Facility Servicer or the Administrative Agent, the Borrower shall furnish the Facility Servicer and Administrative Agent, as applicable, with an appropriate power of attorney to send (at the direction of the Majority Lenders) notification forms to the Obligors or any agent, administrative agent, Counterparty Lender, Underlying Agent, Underlying Servicer or issuer of a Portfolio Asset of the Administrative Agent’s interest in the Collateral and the obligation to make payments as directed by the Administrative Agent (acting at the direction of the Majority Lenders).

SECTION 8.05 Collection of Payments; Accounts.

(a) Collection Efforts, Modification of Collateral Portfolio. The Portfolio Asset Servicer shall use commercially reasonable efforts to collect or cause to be collected, all payments called for under the terms and provisions of the Portfolio Assets included in the Collateral Portfolio as and when the same become due, all in accordance with the Servicing Standard. The Portfolio Asset Servicer may not waive, modify or otherwise vary any provision of a Portfolio Asset in any manner contrary to the Servicing Standard. If the Portfolio Asset Servicer does not receive from the related Underlying Servicer, Counterparty Lender or Obligor the payments to be paid to Borrower or the Portfolio Asset Servicer as Collections on the date when such payments are scheduled to be made (to the extent the Portfolio Asset Servicer has received such payment information from the Underlying Servicer), the Portfolio Asset Servicer shall promptly notify Borrower and such Underlying Servicer, Counterparty Lender or Obligor.

(b) Collection Account. Each of the parties hereto hereby agrees that (i) the Collection Account is intended to be a “deposit account” within the meaning of the UCC and (ii) only the Administrative Agent and the Facility Servicer shall be entitled to exercise the rights with respect to the Collection Account and have the right to direct the disposition of funds in the Collection Account in accordance with Section 2.08. Each of the parties hereto hereby agrees to cause the Account Bank to agree with the parties hereto that regardless of any provision in any other agreement, for purposes of the UCC, with respect to the Collection Account, New York shall be deemed to be the Account Bank’s jurisdiction (within the meaning of Section 9-304 of the UCC).

(c) Loan and Participation Agreements. Notwithstanding any term hereof to the contrary, neither the Administrative Agent or the Collateral Custodian shall be under any duty or obligation in connection with the acquisition by the Borrower of, or the grant of a security interest by the Borrower to the Administrative Agent in, any Portfolio Asset to examine or evaluate the sufficiency of the documents or instruments delivered to it by or on behalf of the Borrower under the related Loan Agreements or Participation Agreements, or otherwise to examine the Loan Agreements and Participation Agreements, in order to determine or compel compliance with any applicable requirements of or restrictions on transfer (including any necessary consents). The Collateral Custodian shall hold any instrument delivered to it evidencing any Portfolio Asset granted to the Administrative Agent hereunder as custodial agent for the Administrative Agent in accordance with the terms of this Agreement.

(d) Adjustments. If (i) the Portfolio Asset Servicer makes a deposit into the Collection Account in respect of a Collection of a Portfolio Asset and such Collection was received by the Portfolio Asset Servicer in the form of a check that is not honored for any reason or (ii) the Portfolio Asset Servicer makes a mistake with respect to the amount of any Collection and deposits an amount that is less than or more than the actual amount of such Collection, the Portfolio Asset Servicer shall appropriately adjust the amount subsequently deposited into the Collection Account to reflect such dishonored check or mistake. Any Scheduled Payment in respect of which a dishonored check is received shall be deemed not to have been paid.

SECTION 8.06 Realization Upon Portfolio Assets.

(a) Consistent with the applicable Loan Agreement or Participation Agreement, the Portfolio Asset Servicer will monitor efforts of each Counterparty Lender or Underlying Servicer with respect to any Eligible Portfolio Asset as to which no satisfactory arrangements can be made for collection of delinquent payments, and any analysis by such Counterparty Lender or Underlying Servicer proposing a course of action to maximize value with respect to any related Underlying Collateral, including whether to hold for value, sell or transfer any equity or other securities it has received in connection with a default, workout, restructuring or plan of reorganization with respect to the related Underlying Loan Obligations. After the occurrence and during the continuance of an Event of Default, the Portfolio Asset Servicer will comply with the applicable Loan Agreement and Participation Agreement and Applicable Law in directing a Counterparty Lender or Underlying Servicer to realize upon Underlying Collateral, and employ practices and procedures, to direct the related Counterparty Lender or Underlying Servicer to enforce the obligations of Obligors by foreclosing upon, repossessing and causing the sale of such Underlying Collateral at public or private sale.

(b) Notwithstanding anything to the contrary herein, the Facility Servicer shall not take any action with respect to the Collateral Portfolio, nor shall it be required to take any actions, relating to any special servicing activities (it being understood and agreed that the Facility Servicer shall determine whether any obligations or actions of the Facility Servicer expressly set forth in this Agreement or the other Transaction Documents shall constitute special servicing activities), except to the extent (i) agreed to between the Loan Parties, the Lenders and the Facility Servicer, pursuant to a separate fee letter agreement and (ii) the parties to such fee agreement agree to address any conflicts presented by such performance of special servicing activities reasonably requested by the Facility Servicer.

SECTION 8.07 Payment of Certain Expenses. The Borrower (or the Facility Servicer on its behalf to the extent amounts are available in the Collection Account), shall be required to pay all fees and expenses owing to any financial institution in connection with the maintenance of the Collection Account. The Facility Servicer shall be reimbursed for any out-of-pocket expenses incurred hereunder (including out-of-pocket expenses paid by the Facility Servicer on behalf of the Borrower), subject to the availability of funds pursuant to Section 2.08; provided that, to the extent funds are not available for such reimbursement, the Facility Servicer shall be entitled to repayment of such expenses from the Borrower and if the Borrower fails to so reimburse the Facility Servicer, the Facility Servicer shall be entitled to be reimbursed by the Lenders (and each Lender hereby agrees to so reimburse the Facility Servicer as provided herein) within ten Business Days of receipt of an invoice therefor.

SECTION 8.08 Reports.

(a) Servicing Report. On each Reporting Date, the Portfolio Asset Servicer shall provide to the Borrower, the Administrative Agent and the Facility Servicer a monthly report containing the information set forth on (and substantially in the form of) Exhibit C, including (i) a certification from the Portfolio Asset Servicer that a copy of each amendment, restatement, supplement, waiver or other modification to the Loan Agreement of any Portfolio Asset has been provided in accordance with Section 8.08(d), (ii) the outstanding principal balance of each Eligible Portfolio Asset that is a First Lien Senior Secured Portfolio Asset as of the Determination Date for such Reporting Date, (iii) the identification of Collections as principal, Interest Collections or Excluded Amounts, (iv) a calculation of LTV as of such Determination Date for such Reporting Date, (v) the amounts to be transferred from the Collection Account pursuant to Section 2.08(a)(i) and (vi) the amount of any distributions to be made to the Borrower under Section 2.08(a)(vi) as reported by the Borrower pursuant to Section 5.01(p)(iv).

(b) Payment Date Report. On each Reporting Date, the Facility Servicer shall provide to the Administrative Agent and the Initial Lender a Payment Date Report containing the information set forth on (and substantially in the form of) Exhibit D, including the amounts to be remitted pursuant to Section 2.08 to the applicable parties on the related Payment Date (which shall include any applicable wiring instructions of the parties receiving payment) with respect to such Payment Date.

(c) Obligor Financial Statements; Valuation Reports; Other Reports. The Portfolio Asset Servicer shall, with respect to each Obligor for each Portfolio Asset that was an Eligible Portfolio Asset at any time during the applicable fiscal quarter, make available to the Administrative Agent and Initial Lender (which may be done through an online file sharing platform that is reasonably acceptable to the Administrative Agent and the Initial Lender or deliver via email to the Administrative Agent and the Initial Lender) (i) within 60 days after the end of each fiscal quarter of such Obligor, financial reporting packages (including applicable financial statements) delivered by such Obligor pursuant to the applicable Loan Agreement to the extent such financial reporting packages have been received by the Portfolio Asset Servicer during such quarter and (ii) within 30 days of receipt thereof, each servicing report and such other reports in respect of the Loan Agreements prepared by an Underlying Servicer with respect to an Eligible Portfolio Asset to the extent such reports have been received by the Portfolio Asset Servicer (in each case, all to the extent received by the Portfolio Asset Servicer).

(d) Amendments to Portfolio Assets. The Portfolio Asset Servicer will deliver to the Administrative Agent, the Facility Servicer and the Collateral Custodian a copy of any amendment, restatement, supplement, waiver or other modification to the Required Portfolio Documents of any Portfolio Asset (along with any internal documents that are not privileged prepared by its investment committee (or prepared by the Counterparty Lender and provided to the Counterparty Lender’s investment committee) in connection with such amendment, restatement, supplement, waiver or other modification) (i) with respect to any Material Modification or Material CLO Modification, promptly after receipt thereof and (ii) with respect to any amendment, restatement, supplement, waiver or other modification which is not a Material Modification or Material CLO Modification, within 30 days after the end of each quarter (in each case, to the extent received by the Portfolio Asset Servicer). The Portfolio Asset Servicer shall also deliver to the Administrative Agent any notice or other correspondence that it receives hereunder or with respect to any Eligible Portfolio Asset, in each case, to the extent it deems such material, promptly upon receipt thereof.

(e) Delivery Methods. Notwithstanding anything to the contrary contained herein, information required to be delivered or submitted to any Secured Party pursuant to this Agreement shall be deemed to have been delivered on the date upon which such information is received through e-mail or another delivery method acceptable to the Administrative Agent.

SECTION 8.09 Applicable Servicer Not to Resign. An Applicable Servicer shall not resign from the obligations and duties hereby imposed on it except (a) upon such Applicable Servicer’s determination that (i) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (ii) there is no reasonable action that such Applicable Servicer could take to make the performance of its duties hereunder permissible under Applicable Law or (b) upon at least 60 days’ prior notice to the other parties hereto. If no Replacement Servicer shall have been appointed and an instrument of acceptance by a Replacement Servicer shall not have been delivered to such Applicable Servicer within 30 days after the giving of such notice of resignation, the resigning Applicable Servicer may petition any court of competent jurisdiction for the appointment of a Replacement Servicer. No such resignation shall become effective until a Replacement Servicer shall have assumed the responsibilities and obligations of such Applicable Servicer in accordance with Section 8.01. Any Fees then due and owing to such Applicable Servicer and accrued through such date, including any expenses or indemnities it is entitled to pursuant to the provisions of this Agreement and any Fee Letter, shall be due and payable on such discharge date and shall be paid from amounts in the Collection Account in accordance with Section 2.08 and if such amounts are insufficient to pay such amounts then due and owing, shall be paid by the Borrower (or the Lenders if the Borrower fails to so pay such amounts) within ten Business Days of receipt of an invoice therefor.

SECTION 8.10 Indemnification of the Facility Servicer. Each Lender agrees to indemnify the Facility Servicer from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Facility Servicer in any way relating to or arising out of this Agreement or any of the other Transaction Documents, or any action taken or omitted by the Facility Servicer hereunder or thereunder; provided that (a) the Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Facility Servicer’s gross negligence or willful misconduct as determined in a final decision by a court of competent jurisdiction and (b) no action taken in accordance with the directions of the Majority Lenders, Lenders or the Borrower shall be deemed to constitute gross negligence or willful misconduct for purposes of this Article VIII. Without limitation of the foregoing, each Lender agrees to reimburse the Facility Servicer, promptly upon demand, for any Fees due to it hereunder, out-of-pocket expenses (including reasonable fees of counsel) incurred by the Facility Servicer in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and the other Transaction Documents, to the extent that such expenses are incurred in the interests of or otherwise in respect of the Facility Servicer or Lenders hereunder or thereunder and to the extent that the Facility Servicer is not reimbursed for such expenses by the Borrower under Section 2.08.

ARTICLE IX.

COLLATERAL CUSTODIAN

SECTION 9.01 Designation of Collateral Custodian.

(a) Initial Collateral Custodian. The role of Collateral Custodian with respect to the Required Portfolio Documents shall be conducted by the Person designated as Collateral Custodian hereunder from time to time in accordance with this Section 9.01. Each of the Borrower and the Administrative Agent hereby designates and appoints the Collateral Custodian to act as its agent and hereby authorizes the Collateral Custodian to take such actions on its behalf and to exercise such powers and perform such duties as are expressly granted to the Collateral Custodian by this Agreement; provided, that the Administrative Agent shall have no liability with respect to such appointment. The Collateral Custodian hereby accepts such agency appointment to act as Collateral Custodian pursuant to the terms of this Agreement, until its resignation or removal as Collateral Custodian pursuant to the terms hereof. Wells Fargo will perform its duties as Collateral Custodian hereunder through its Document Custody division (including, as applicable, any agents or affiliates appointed hereby).

(b) Successor Collateral Custodian. Upon the Collateral Custodian’s receipt of a Collateral Custodian Termination Notice from the Administrative Agent of the designation of a successor Collateral Custodian pursuant to the provisions of Section 9.05, the Collateral Custodian agrees that it will terminate its activities as Collateral Custodian hereunder in accordance with the terms of Section 9.05.

SECTION 9.02 Duties of Collateral Custodian.

(a) Duties. The Collateral Custodian shall perform, on behalf of Administrative Agent, the following duties and obligations:

(i) The Collateral Custodian shall take and retain custody of the Portfolio Asset Files and the Required Portfolio Documents delivered by the Portfolio Asset Servicer and Borrower pursuant to Section 3.02(c) or 3.04(d), all for the benefit of the Administrative Agent on behalf of the Secured Parties. Within five Business Days of receipt of any Required Portfolio Documents (if the Collateral Custodian receives no more than 10 Portfolio Asset Files during such five Business Day period) or within a reasonable timeframe as mutually agreed upon, the Collateral Custodian shall review such Required Portfolio Documents to confirm that (A) the principal amount and the Obligor name on the applicable Loan Agreement and any related promissory note matches that on the Portfolio Asset Schedule and the Portfolio Asset number on the applicable Loan Agreement matches that on the Portfolio Asset Schedule, as applicable, (B) such Required Portfolio Documents, have been executed (either an original or a copy, as indicated on the related Portfolio Asset Checklist), appear to relate to such Portfolio Asset and have no mutilated pages, (C) filed copies of the UCC financing statements and other filings identified on the related Portfolio Asset Checklist are included and (D) if listed on the related Portfolio Asset Checklist, a copy of an Insurance Policy or insurance certificate with respect to any real or personal property constituting the Underlying Collateral for such Portfolio Asset is included (the items to be reviewed pursuant to this sentence, collectively, the “Review Criteria”). In order to facilitate the foregoing review by the Collateral Custodian, in connection with each delivery of a Portfolio Asset File hereunder to the Collateral Custodian, the Portfolio Asset Servicer shall provide to the Collateral Custodian a hard copy (which may be proceeded by an electronic copy and separately uploaded by the

Borrower or the Portfolio Asset Servicer or its designee to the designated CTSLink.com; provided that each .pdf document will be identified with the loan number in the format “LoanNumber.DocumentName.pdf” (example, 12345.mortgage.pdf)) of the related Portfolio Asset Checklist which contains the Portfolio Asset information with respect to the Portfolio Asset File being delivered, identification number and the name of the Obligor with respect to such Portfolio Asset. Notwithstanding anything herein to the contrary, the Collateral Custodian’s obligation to review the Portfolio Asset File shall be limited to the Review Criteria and based on the information provided on the related Portfolio Asset Checklist. If, at the conclusion of such review, the Collateral Custodian shall determine that (1) the principal balance of the Portfolio Asset with respect to which it has received the Portfolio Asset File does not match the principal balance set forth on the Portfolio Asset Schedule, the Collateral Custodian shall notify the Administrative Agent, Initial Lender and the Facility Servicer of such discrepancy within one Business Day or (2) any other Review Criteria is not satisfied, the Collateral Custodian shall within one Business Day notify the Borrower, Administrative Agent, Initial Lender and the Facility Servicer of such determination and provide the Borrower and Facility Servicer with a list of the non-complying Portfolio Assets and the applicable Review Criteria that they fail to satisfy. The Borrower shall have ten Business Days after notice or knowledge thereof to correct any non-compliance with any Review Criteria. In addition, if requested in writing by the Borrower or Portfolio Asset Servicer in accordance with Section 9.08 and approved by the Administrative Agent (acting at the direction of the Majority Lenders) within ten Business Days of the Collateral Custodian’s delivery of such report, the Collateral Custodian shall return any Portfolio Asset File which fails to satisfy a Review Criteria to the Borrower. Other than the foregoing, the Collateral Custodian shall not have any responsibility for reviewing any Portfolio Asset File.

(ii) In taking and retaining custody of the Portfolio Asset Files, the Collateral Custodian shall be deemed to be acting as the agent of the Administrative Agent on behalf of the Secured Parties; provided that (A) the Collateral Custodian makes no representations as to the existence, perfection or priority of any Lien on the Portfolio Asset Files or the instruments therein and (B) the Collateral Custodian’s duties shall be limited to those expressly contemplated herein.

(iii) All Portfolio Asset Files shall be continuously stored in fire resistant vaults, rooms or cabinets at the locations specified as the address of the Collateral Custodian on Schedule IV or at such other office as shall be specified to the Administrative Agent, Facility Servicer and the Borrower by the Collateral Custodian in a written notice delivered at least 30 days prior to such change. The Collateral Custodian shall segregate the Portfolio Asset Files on its inventory system.

(iv) On each Reporting Date following the first delivery of Required Portfolio Documents to the Collateral Custodian, the Collateral Custodian shall provide a written report to the Administrative Agent, the Borrower and the Lenders (in a form mutually agreeable to the Administrative Agent (at the direction of the Majority Lenders) and the Collateral Custodian) identifying each Portfolio Asset for which it holds a Portfolio Asset File and the applicable Review Criteria that any Portfolio Asset File fails to satisfy. The Borrower shall have ten Business Days after notice or knowledge thereof to correct any non-compliance with any Review Criteria.

(v) The Collateral Custodian shall have no duties or obligations other than those specifically set forth herein or as may subsequently be agreed to in writing by the parties hereto.

(b) Notwithstanding any provision to the contrary elsewhere in the Transaction Documents, the Collateral Custodian shall not have any fiduciary relationship with any party hereto or any Secured Party in its capacity as such, and no implied covenants, functions, obligations or responsibilities shall be read into this Agreement, the other Transaction Documents or otherwise exist against the Collateral Custodian. Without limiting the generality of the foregoing, it is hereby expressly agreed and stipulated by the other parties hereto that the Collateral Custodian shall not be required to exercise any discretion hereunder and shall have no investment or management responsibility.

(c)	Collateral Matters.

(i) The Collateral Custodian agrees to cooperate with the Administrative Agent, Facility Servicer and the Portfolio Asset Servicer regarding the delivery of any Portfolio Asset File to the Facility Servicer, Portfolio Asset Servicer or Administrative Agent (pursuant to a written request in the form of Exhibit G), as applicable, as requested in order to take any action that the Administrative Agent (acting at the direction of the Majority Lenders) or the Facility Servicer deems necessary or desirable in order to perfect, protect or more fully evidence the security interests granted by the Borrower hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder, including any rights arising with respect to Article VI. In the event the Collateral Custodian receives instructions from the Facility Servicer or the Portfolio Asset Servicer which conflict with any instructions received by the Administrative Agent, the Collateral Custodian shall rely on and follow the instructions given by the Administrative Agent.

(ii) The Administrative Agent (acting at the direction of the Majority Lenders) may direct the Collateral Custodian to take any such incidental action hereunder. With respect to other actions which are incidental to the actions specifically delegated to the Collateral Custodian hereunder, the Collateral Custodian shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Administrative Agent; provided that the Collateral Custodian shall not be required to take any action hereunder at the request of the Administrative Agent, any Secured Party or otherwise if the taking of such action, in the reasonable determination of the Collateral Custodian, (A) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (B) shall expose the Collateral Custodian to liability hereunder or otherwise (unless it has received indemnity which it reasonably deems to be satisfactory with respect thereto). In the event the Collateral Custodian requests the consent of the Administrative Agent and the Collateral Custodian does not receive a consent (either positive or negative) from the Administrative Agent within ten Business Days of its receipt of such request, then the Administrative Agent shall be deemed to have declined to consent to the relevant action.

(iii) The Collateral Custodian shall not be liable for any action taken, suffered or omitted by it in accordance with the request or direction of any Secured Party, to the extent that this Agreement provides such Secured Party the right to so direct the Collateral Custodian, or the Administrative Agent. The Collateral Custodian shall not be deemed to have notice or knowledge of any matter hereunder, including an Event of Default, unless a Responsible Officer of the Collateral Custodian has actual knowledge of such matter or written notice thereof is received by the Collateral Custodian.

(iv) In performing its duties, the Collateral Custodian shall comply with the standard of care and express terms of this Agreement with respect to the collateral that it holds hereunder.

SECTION 9.03 Merger or Consolidation. Any Person (a) into which the Collateral Custodian may be merged or consolidated, (b) that may result from any merger or consolidation to which the Collateral Custodian shall be a party or (c) that may succeed to the properties and assets of the Collateral Custodian substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Collateral Custodian hereunder, shall be the successor to the Collateral Custodian under this Agreement without further act of any of the parties to this Agreement.

SECTION 9.04 Collateral Custodian Compensation. As compensation for its Collateral Custodian activities hereunder, the Collateral Custodian shall be entitled to the Collateral Custodian Fees from the Borrower as set forth on Schedule XI, payable pursuant to the extent of funds available therefor pursuant to the provisions of Section 2.08; provided that if such amounts are insufficient then Sections 9.12 and 11.07 shall be applicable. The Collateral Custodian’s entitlement to receive the Collateral Custodian Fees shall cease on the earlier to occur of (i) its removal as Collateral Custodian pursuant to Section 9.05, (ii) its resignation as Collateral Custodian pursuant to Section 9.07 of this Agreement or (iii) the termination of this Agreement; provided that the Collateral Custodian shall be entitled to any fees accrued and payable up to such date to the extent not previously paid.

SECTION 9.05 Collateral Custodian Removal. The Administrative Agent may (upon the direction of the Majority Lenders) terminate all of the rights, obligations, power and authority of the Collateral Custodian under this Agreement by giving at least 30 days advance written notice thereof to the Collateral Custodian, the Facility Servicer, the Portfolio Asset Servicer and the Borrower (such notice, the “Collateral Custodian Termination Notice”). On and after the receipt by the Collateral Custodian of a Collateral Custodian Termination Notice, the Collateral Custodian shall continue to act in such capacity until the date specified in the Collateral Custodian Termination Notice (such date not to exceed 30 days after the date of such notice) or otherwise specified by the Administrative Agent (at the direction of the Majority Lenders) in writing or, if no such date is specified in such Collateral Custodian Termination Notice or otherwise specified by the Administrative Agent (at the direction of the Majority Lenders), until a date mutually agreed upon by the Collateral Custodian and the Administrative Agent (at the direction of the Majority Lenders). Upon any such removal, the Majority Lenders shall appoint a successor Collateral Custodian; provided that (i) the consent of the Borrower shall be required to appoint any such successor, unless an Event of Default has occurred and is continuing, and (ii) in no event shall any such successor Collateral Custodian be a Competitor. If no successor Collateral Custodian shall have been appointed and an instrument of acceptance by a successor Collateral Custodian shall not have been delivered to the Majority Lenders and the Borrower within 30 days after the giving of such notice of removal, the removed Collateral Custodian may petition any court of competent jurisdiction for the appointment of a successor Collateral Custodian and all fees, out-of-pocket costs and reasonable expenses (including reasonable attorneys’ fees and out-of-pocket expenses of outside counsel) incurred by the Collateral Custodian, in connection with any such petition shall be paid or otherwise reimbursed to the Collateral Custodian by Borrower. No such removal shall become effective until a successor Collateral Custodian shall have assumed the responsibilities and obligations of the Collateral Custodian in accordance with this Section 9.05. The Collateral Custodian shall be entitled to receive, to the extent of funds available therefor pursuant to Section 2.08, any Fees accrued until such termination date as well as any other fees, amounts, expenses or indemnities it is entitled to pursuant to the provisions of this Agreement and any Fee Letter (the “Collateral Custodian Termination Expenses”). To the extent amounts held in the Collection Account and paid in accordance with Section 2.08 are insufficient to pay the Collateral Custodian Termination Expenses, the Borrower (and to the extent the Borrower fails to so pay, the Lenders) agree to pay the Collateral Custodian Termination Expenses within ten Business Days of receipt of an invoice therefor. After the earlier of (a) the termination date specified in the applicable Collateral Custodian Termination Notice and (b) 30 days thereafter as provided above, the Collateral Custodian agrees that it will terminate its activities as Collateral Custodian hereunder in a manner that the Administrative Agent (at the direction of the Majority Lenders) and prior written consent of the Borrower (provided that the consent of the Borrower shall not be required after the occurrence, and during the continuance, of an Event of Default) believes will facilitate the transition of the performance of such activities to a successor Collateral Custodian, and the successor Collateral Custodian shall assume each and all of the Collateral Custodian’s obligations under this Agreement, on the terms and subject to the conditions herein set forth, and the Collateral Custodian shall use its commercially reasonable efforts to assist the successor Collateral Custodian in assuming such obligations. The cost of shipping any Loan Asset Files arising out of the removal of the Collateral Custodian shall be an expense of Borrower. With respect to any Electronic Portfolio Asset Files upon the removal of the Collateral Custodian, the Collateral Custodian will remove from its possession and shall delete all Electronic Portfolio Asset Files held in its possession pursuant to this Agreement and in accordance with the Collateral Custodian’s customary retention and purging policies and procedures of electronic files and data.

SECTION 9.06 Limitation on Liability.

(a) The Collateral Custodian may conclusively rely on and shall be fully protected in acting upon any certificate, instrument, opinion, notice, letter or other document delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties. The Collateral Custodian may rely conclusively on and shall be fully protected and shall not be liable in acting upon (in the absence of bad faith, gross negligence or willful misconduct) (i) the written instructions of any designated officer of the Administrative Agent or (ii) the verbal instructions of the Administrative Agent reasonably believed by the Collateral Custodian to be genuine and to have been signed or presented by the applicable designated officer and conforming to the requirements of this Agreement; provided that in the case of any Portfolio Asset File or other request, instruction, document or certificate which by any provision hereof is specifically required to be furnished to the Collateral Custodian, the Collateral Custodian shall be under a duty to examine the same in accordance with the requirements of this Agreement.

(b) The Collateral Custodian may consult with counsel selected by it in good faith and with reasonable care and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in reasonable reliance thereon, in good faith and in accordance with the advice or opinion of such counsel and reasonably believed by Collateral Custodian to be authorized or within the discretion of the rights and powers conferred upon it by this Agreement.

(c) The Collateral Custodian shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith, including, but not limited to, in connection with any requirement to obtain certificated Pledged Equity from Borrower or Holdings, except in the case of its willful misconduct or grossly negligent performance or omission of its duties.

(d) The Collateral Custodian makes no warranty or representation (except as expressly set forth in this Agreement) and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of any Portfolio Asset File, and will not be required to and will not make any representations as to the validity or value (except as expressly set forth in this Agreement) of any of the Portfolio Assets. The Collateral Custodian shall not be obligated to take any legal action hereunder that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.

(e) The Collateral Custodian shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against the Collateral Custodian.

(f) The Collateral Custodian shall not be required to expend or risk its own funds in the performance of its duties hereunder and shall not be required to take such action where the timely payment of its fees and expenses or the repayment of such funds or adequate indemnity against such risk or liability is not assured to it.

(g) It is expressly agreed and acknowledged that the Collateral Custodian is not guaranteeing or overseeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to a Portfolio Asset.

(h) Subject in all cases to Section 9.02(b), in case any reasonable question arises as to its duties hereunder, the Collateral Custodian may, prior to the occurrence of, and continuance of, an Event of Default, request instructions from the Portfolio Asset Servicer and may, after the occurrence of, and during the continuance of, an Event of Default, request instructions from the Administrative Agent, and shall be entitled at all times to refrain from taking any action unless it has received instructions from the Portfolio Asset Servicer or the Administrative Agent, as applicable. The Collateral Custodian shall in all events have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Administrative Agent reasonably believed by the Collateral Custodian to be genuine and to have been signed or presented by the applicable designated office and conforming to the requirements of this Agreement. In no event shall the Collateral Custodian be liable for special, indirect punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Collateral Custodian has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i) It is expressly acknowledged by the parties hereto that application and performance by the Collateral Custodian of its various duties hereunder shall be based upon, and in reliance upon, data, information and notice provided to it by the Administrative Agent, the Borrower and/or any related bank agent, obligor or similar party, and the Collateral Custodian shall have no responsibility for the accuracy of any such information or data provided to it by such persons and shall be entitled to update its records (as it may deem necessary or appropriate).

(j) The parties acknowledge that in accordance with the Customer Identification Program (CIP) requirements under the USA Patriot Act and its implementing regulations, the Collateral Custodian in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Collateral Custodian. The Borrower hereby agrees that it shall provide the Collateral Custodian with such information as it may request including, but not limited to, the Borrower’s name, physical address, tax identification number and other information that will help the Collateral Custodian to identify and verify the Borrower’s identity such as organizational documents, certificate of good standing, license to do business, or other pertinent identifying information.

(k) The Collateral Custodian shall not be responsible for preparing or filing any reports or returns relating to federal, state or local income taxes with respect to this Agreement, other than for the Collateral Custodian’s compensation or for reimbursement of expenses.

(l) The Collateral Custodian shall be under no obligation to make any investigation into the facts or matters stated in any resolution, exhibit, request, representation, opinion, certificate, statement, acknowledgement, consent, order or document in the Portfolio Asset File or any other document or instrument other than as expressly provided for herein.

(m) The Collateral Custodian shall have no duty to see to, or be responsible for the correctness or accuracy of, any recording, filing or depositing of this Agreement or any agreement referred to herein or any financing statement or continuation statement or other similar filing evidencing a security interest, or to see to the maintenance of any such recording or filing or depositing or to any rerecording, refilling or re-depositing of any thereof.

(n) The Collateral Custodian shall use the same degree of care and skill as is reasonably expected of financial institutions acting in comparable capacities; provided that this subsection shall not be interpreted to impose upon the Collateral Custodian a higher standard of care than that set forth herein.

(o) The Collateral Custodian may perform any and all of its duties and exercise its rights and powers hereunder or under any other Transaction Document by or through any one or more agents, affiliates, sub-agents or attorneys appointed by the Collateral Custodian. The Collateral Custodian and any such agents, affiliate, sub-agent or attorneys may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such party and to the Related Parties of the Collateral Custodian and any such party. The Collateral Custodian shall not be responsible for the negligence or misconduct of any agent, affiliate, sub-agents or attorney appointed by it with due care.

(p) The Collateral Custodian shall not be responsible for or have any duty to ascertain or inquire into (i) any recital, statement, warranty or representation made in or in connection with this Agreement or any other Transaction Document, (ii) the contents or accuracy of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith and shall not be required to recalculate, certify or verify any information therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Event of Default or Unmatured Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Transaction Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Collateral Custodian.

(q) The Collateral Custodian shall incur no liability if, by reason of any provision of any future law or regulation thereunder, or by any force majeure event, including but not limited to natural disaster, epidemic or pandemic, act of war or terrorism, or other circumstances beyond its reasonable control, the Collateral Custodian shall be prevented or forbidden from doing or performing any act or thing which the terms of this Agreement provide shall or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for in this Agreement or any other Transaction Document.

(r) Knowledge of the Collateral Custodian shall not be attributed or imputed to Wells Fargo’s other roles in the transaction (other than those where the roles are performed by the same group or division within Wells Fargo or otherwise share the same Responsible Officers), or any affiliate, line of business, or other division of Wells Fargo (and vice versa).

(s) The Collateral Custodian shall not be responsible for the acts or omissions of any other party to this Agreement.

SECTION 9.07 Collateral Custodian Resignation.

(a) The Collateral Custodian shall not resign from the obligations and duties hereby imposed on it except (i) upon the Collateral Custodian’s determination that (A) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (B) there is no reasonable action that the Collateral Custodian could take to make the performance of its duties hereunder permissible under Applicable Law or (ii) upon at least 60 days’ prior notice to the other parties hereto. Upon any such resignation, the Borrower and the Initial Lender acting jointly shall appoint a successor Collateral Custodian (provided that the consent of the Borrower shall not be required after the occurrence, and during the continuance, of an Event of Default); provided that in no event shall any successor Collateral Custodian be a Competitor. If no successor Collateral Custodian shall have been appointed and an instrument of acceptance by a successor Collateral Custodian shall not have been delivered to the Collateral Custodian within 45 days after the giving of such notice of resignation, the resigning Collateral Custodian may petition any court of competent jurisdiction for the appointment of a successor Collateral Custodian and all fees, out-of-pocket costs and reasonable expenses (including without limitation, reasonable attorneys’ fees and out-of-pocket expenses of outside counsel) incurred by the Collateral Custodian, in connection with any such petition shall be paid (or otherwise reimbursed to the Collateral Custodian) by the Borrower. No such resignation shall become effective until a successor Collateral Custodian shall have assumed the responsibilities and obligations of the Collateral Custodian.

(b) Upon the effective date of such resignation, or if the Administrative Agent gives Collateral Custodian written notice of an earlier termination pursuant to Section 9.05, the Collateral Custodian shall (i) be reimbursed for any costs, fees and expenses that the Collateral Custodian shall incur in connection with its resignation or with the termination of its duties under this Agreement and (ii) deliver all of the Required Portfolio Documents in the possession of Collateral Custodian to the Administrative Agent or to such Person as the Administrative Agent may designate to Collateral Custodian in writing upon the receipt of a request in the form of Exhibit G. With respect to any Electronic Portfolio Asset Files upon the resignation of the Collateral Custodian, the Collateral Custodian will remove from its possession and shall delete all Electronic Portfolio Asset Files held in its possession pursuant to this Agreement and in accordance with the Collateral Custodian’s customary retention and purging policies and procedures of electronic files and data.

SECTION 9.08 Release of Documents.

(a) Release for Servicing. From time to time and as appropriate for the enforcement or servicing of any Portfolio Asset, the Collateral Custodian is hereby authorized (unless and until such authorization is revoked by the Administrative Agent), upon written receipt from an Authorized Person of the Portfolio Asset Servicer of a request for release of documents and receipt in the form of Exhibit G, to release to the Portfolio Asset Servicer within two Business Days of receipt of such request, the related Portfolio Asset File or the documents set forth in such request. All documents so released to the Portfolio Asset Servicer shall be held by the Portfolio Asset Servicer in trust for the benefit of the Administrative Agent, on behalf of the Secured Parties, in accordance with the terms of this Agreement. The Portfolio Asset Servicer shall return to the Collateral Custodian such Portfolio Asset File or other such documents (i) promptly upon the request of the Administrative Agent (at the direction of the Majority Lenders) or (ii) when the Portfolio Asset Servicer’s need therefor in connection with such enforcement or servicing no longer exists, unless the related Portfolio Asset is liquidated, in which case, an Authorized Person of the Portfolio Asset Servicer shall deliver an additional request for release of documents to the Collateral Custodian and receipt certifying such liquidation from the Portfolio Asset Servicer to the Administrative Agent, all in the form of Exhibit G. All Electronic Portfolio Asset Files in the Collateral Custodian’s possession that are requested for release pursuant to this section for a permanent reason will be removed and deleted from the Collateral Custodian’s electronic storage facilities in accordance with the Collateral Custodian’s customary retention and purging policies and procedures of electronic files and data.

(b) Limitation on Release. Promptly after delivery to the Collateral Custodian of any request for release of documents, the Portfolio Asset Servicer shall provide notice of the same to the Administrative Agent. Any additional Required Portfolio Documents or documents requested to be released by the Portfolio Asset Servicer may be released only upon written authorization of the Administrative Agent (at the direction of the Majority Lenders). The limitations of this Section 9.08(b) shall not apply to the release of Required Portfolio Documents to the Portfolio Asset Servicer pursuant to Section 9.08(a).

SECTION 9.09 Return of Required Portfolio Documents. The Borrower (or the Portfolio Asset Servicer on their behalf) may require that the Collateral Custodian return each Portfolio Asset File (a) delivered to the Collateral Custodian in error or (b) released from the Lien of the Administrative Agent hereunder pursuant to Section 2.11, in each case by submitting to the Collateral Custodian a written request in the form of Exhibit G (signed by the Borrower or Portfolio Asset Servicer, as applicable) specifying the Portfolio Asset File to be so returned and reciting that the conditions to such release have been met (and specifying the Section or Sections of this Agreement being relied upon for such release). The Collateral Custodian shall upon its receipt of each such request for return executed by the Borrower or Portfolio Asset Servicer, as applicable, promptly, but in any event within five Business Days, return the Portfolio Asset File so requested to the Borrower or Portfolio Asset Servicer.

SECTION 9.10 Access to Certain Documentation and Information Regarding the Collateral Portfolio; Audits of Portfolio Asset Servicer. The Collateral Custodian shall provide to the Administrative Agent, the Facility Servicer, the Portfolio Asset Servicer and the Borrower access to the Portfolio Asset Files and all other documentation regarding the Collateral Portfolio including in such cases where the Administrative Agent, the Facility Servicer, the Portfolio Asset Servicer or the Borrower is required in connection with the enforcement of the rights or interests of the Secured Parties, or by applicable statutes or regulations, to review such documentation, such access being afforded without charge but only (a) upon two Business

Days prior written request, (b) during normal business hours and (c) subject to the Collateral Custodian’s normal security and confidentiality procedures. Periodically on and after the Closing Date, the Administrative Agent or Initial Lender may review the Portfolio Asset Servicer’s collection and administration of the Portfolio Asset Files in order to assess compliance by the Portfolio Asset Servicer with the Servicing Standard, as well as with this Agreement and may conduct an audit of the Portfolio Asset Files in conjunction with such a review. Such review shall be reasonable in scope and shall be completed in a reasonable period of time. Without limiting the foregoing provisions of this Section 9.10, from time to time, upon at least two (2) Business Days prior written notice to the Collateral Custodian, the Collateral Custodian shall permit Persons appointed by the Portfolio Asset Servicer or Facility Servicer to conduct, at the expense of the Borrower, a review of the Portfolio Asset Files and all other documentation regarding the Collateral Portfolio not more than one time per calendar year for such Applicable Servicer.

SECTION 9.11 Bailment. The Collateral Custodian agrees that, with respect to any Portfolio Asset File at any time or times in its possession, the Collateral Custodian is the agent and bailee of the Administrative Agent, for the benefit of the Secured Parties, for purposes of perfecting (to the extent not otherwise perfected) the Administrative Agent’s security interest in the Collateral Portfolio and for the purpose of ensuring that such security interest is entitled to first priority status under the UCC.

SECTION 9.12 Indemnification of the Collateral Custodian. Each Lender agrees to indemnify the Collateral Custodian, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (including reasonable attorney’s fees and expenses and court costs) of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Collateral Custodian in any way relating to or arising out of this Agreement or any of the other Transaction Documents, including those incurred in connection with any action, claim or suit brought by the Collateral Custodian to enforce its rights to indemnification, or any action taken or omitted by the Collateral Custodian hereunder or thereunder; provided that (a) the Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Collateral Custodian’s gross negligence or willful misconduct as determined in a final decision by a court of competent jurisdiction and (b) no action taken in accordance with the directions of the Majority Lenders, the Lenders or the Borrower shall be deemed to constitute gross negligence or willful misconduct for purposes of this Article IX. The indemnification provided for in this Section 9.12 shall.

survive the resignation or removal of the Collateral Custodian or the termination of this Agreement

SECTION 9.13 Borrower’s Certification. Solely as between the Borrower and the Collateral Custodian, the Borrower hereby certifies to the Collateral Custodian that, notwithstanding anything to the contrary in this Agreement, the review contemplated by Article IX (the “Review”) is a review to be performed by the Collateral Custodian solely for the purpose of acknowledging receipt of Portfolio Asset Files by the Collateral Custodian from the Borrower. Any custodial certification (the “Certification”) related to such Review prepared by the Collateral Custodian and furnished to the Borrower is produced solely in connection with this purpose. The Borrower did not engage the Collateral Custodian to perform the Review, produce the Certification or perform any of the services in this Agreement for the purpose of making findings with respect to the accuracy of the information or data regarding the Portfolio Asset Files provided to the Collateral Custodian by the Borrower for the Review as contemplated by Rule 17g-10 under the Exchange Act. Given the purpose and scope of the Collateral Custodian’s services with respect to the Borrower under this Agreement (including the Review and any Certification) and given the Borrower’s treatment and use of the Review and Certification, the Borrower and the Collateral Custodian agree that the Collateral Custodian’s Review is not commonly understood in the market to be “due diligence services” for purposes of Rule 17g-10 under the Exchange Act. The Borrower does not consider the Review and the Certification to be “due diligence services” for purposes of Rule 17g-10 under the Exchange Act, and unless the Borrower notifies the Collateral Custodian to the contrary, the Borrower will not treat the Certification as a “third-party due diligence report” for purposes of Rule 15Ga-2 under the Exchange Act. The Borrower hereby acknowledges that the Collateral Custodian is relying on this certification for purposes of determining that its Review does not constitute “due diligence services” under Rule 17g-10 under the Exchange Act.

ARTICLE X.

INDEMNIFICATION

SECTION 10.01 Indemnities by the Loan Parties.

(a) Without limiting any other rights which the Secured Parties or any of their respective Affiliates may have hereunder or under Applicable Law, the Loan Parties indemnify the Secured Parties and each of their respective Affiliates, assigns, officers, directors, employees and agents (each, an “Indemnified Party” for purposes of this Article X), on a joint and several basis, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements and court costs (all of the foregoing being collectively referred to as “Indemnified Amounts”), incurred by or asserted against such Indemnified Party arising out of or as a result of (i) this Agreement or the other Transaction Documents or in respect of the transactions contemplated thereby or with respect to any of the Collateral, (ii) any action taken or omitted to be taken by any Indemnified Party under this Agreement or any Transaction Document, (iii) any Advance or the use or proposed use of the proceeds therefrom, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by a Loan Party, and regardless of whether any Indemnified Party is a party thereto or (v) any action, claim or suit brought by an Indemnified Party related to the foregoing to enforce its right to indemnification hereunder, excluding, however, Indemnified Amounts to the extent (A) resulting from gross negligence, bad faith or willful misconduct on the part of an Indemnified Party as determined in a final decision by a court of competent jurisdiction or (B) in the case of any Indemnified Party other than the Administrative Agent or the Collateral Custodian in their capacities as such, resulting from a dispute between Indemnified Parties. This Section 10.01(a) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b) Any amounts subject to the indemnification provisions of this Section 10.01 shall be paid by the Loan Parties to the applicable Indemnified Party within 30 days following receipt by the Borrower of such Indemnified Party’s written demand therefor. Any Indemnified Party making a request for indemnification under this Section 10.01, shall submit to the Borrower a certificate setting forth in reasonable detail the basis for and the computations of the Indemnified Amounts with respect to which such indemnification is requested, which certificate shall be conclusive absent demonstrable error.

(c) If for any reason the indemnification provided above in this Section 10.01 is unavailable to the Indemnified Party or is insufficient to hold an Indemnified Party harmless in respect of any losses, claims, damages or liabilities, then the Loan Parties shall contribute to the amount paid or payable by such

Indemnified Party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Loan Parties on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.

(d) If a Loan Party has made any payments in respect of Indemnified Amounts to an Indemnified Party pursuant to this Section 10.01 and such Indemnified Party thereafter collects any of such amounts from others, such Indemnified Party will promptly repay such amounts collected to the Loan Parties in an amount equal to the amount it has collected from others in respect of such Indemnified Amounts, without interest.

(e) The obligations of the Loan Parties under this Section 10.01 shall survive the resignation or removal of the Administrative Agent, the Facility Servicer, the Portfolio Asset Servicer or the Collateral Custodian or the termination or assignment of this Agreement.

SECTION 10.02 Legal Proceedings. In the event an Indemnified Party becomes involved in any action, claim, or legal, governmental or administrative proceeding (an ”Action”) for which it seeks indemnification hereunder, the Indemnified Party shall promptly notify the other party or parties against whom it seeks indemnification (the “Indemnifying Party”) in writing of the nature and particulars of the Action; provided that its failure to do so shall not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure has a material adverse effect on the Indemnifying Party. Upon written notice to the Indemnified Party acknowledging in writing that the indemnification provided hereunder applies to the Indemnified Party in connection with the Action, the Indemnifying Party may assume the defense of the Action at its expense with counsel reasonably acceptable to the Indemnified Party. The Indemnified Party shall have the right to retain separate counsel in connection with the Action, and the Indemnifying Party shall not be liable for the legal fees and expenses of the Indemnified Party after the Indemnifying Party has done so; provided that if the Indemnified Party determines in good faith that there may be a conflict between the positions of the Indemnified Party and the Indemnifying Party in connection with the Action, or that the Indemnifying Party is not conducting the defense of the Action in a manner reasonably protective of the interests of the Indemnified Party, the reasonable legal fees and expenses of the Indemnified Party shall be paid by the Indemnifying Party. If the Indemnifying Party elects to assume the defense of the Action, it shall have full control over the conduct of such defense; provided that the Indemnifying Party and its counsel shall, as reasonably requested by the Indemnified Party or its counsel, consult with and keep them informed with respect to the conduct of such defense. The Indemnifying Party shall not settle an Action without the prior written approval of the Indemnified Party unless such settlement provides for the full and unconditional release of the Indemnified Party from all liability in connection with the Action. The Indemnified Party shall reasonably cooperate with the Indemnifying Party in connection with the defense of the Action. Each applicable Indemnified Party shall deliver to the Indemnifying Party within a reasonable time after such Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by such Indemnified Party relating to the claim giving rise to the Indemnified Amounts.

ARTICLE XI.

MISCELLANEOUS

SECTION 11.01 Amendments and Waivers.

(a) Except as set forth herein, (i) no amendment or modification of any provision of this Agreement or any other Transaction Document shall be effective without the written agreement of the Loan Parties party thereto and the Majority Lenders (or the Administrative Agent at the direction of the Majority Lenders) and, solely if such amendment or modification would adversely affect the rights or obligations of the Administrative Agent, the Facility Servicer, the Portfolio Asset Servicer or the Collateral Custodian, the written agreement of the Administrative Agent, the Facility Servicer, the Portfolio Asset Servicer or the Collateral Custodian, as applicable, and (ii) no termination or waiver of any provision of this Agreement or any other Transaction Document or consent to any departure therefrom by the Loan Parties shall be effective without the written concurrence of the Majority Lenders. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b) Notwithstanding the provisions of Section 11. 01(a), the written consent of all of the Lenders affected thereby shall be required for any amendment, modification or waiver (i) reducing (without payment thereon) the principal amount due and owing under any outstanding Advance or the interest thereon, (ii) postponing any date for any payment of any Advance or the interest thereon, (iii) modifying the provisions of this Section 11.01 or the definition of Majority Lenders or change any other provision specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights or make any determination or grant any consent, (iv) extending the Maturity Date, (v) of any provision of Section 2.08, (vi) extending or increasing any Commitment of any Lender, (vii) changing Section 11.15 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby, (viii) waiving any condition set forth in Section 3.01 or (ix) consenting to a Loan Party’s assignment or transfer of its rights and obligations under this Agreement or any other Transaction Document or releasing all or substantially all of the Collateral except as expressly authorized in this Agreement.

(c) In addition, notwithstanding anything in this Section 11.01 to the contrary, if the Initial Lender and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Initial Lender and the Borrower shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders to the Administrative Agent within ten Business Days following receipt of notice thereof

SECTION 11.02 Notices, Etc. All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include communication by e-mail) and faxed, e-mailed or delivered, to each party hereto, at its address set forth on Schedule IV or at such other address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications by e-mail shall be effective when sent (and shall be followed by hard copy sent by regular mail), and notices and communications sent by other means shall be effective when received.

The Borrower will provide to any NRSRO with (i) a copy of any amendments or waivers under Section 11.01, (ii) copies of each Servicing Report and Payment Date Report and (iii) copies of any notices delivered by the Borrower to the Administrative Agent pursuant to Sections 5.01(g), (h), (i), (j) and (k).

SECTION 11.03 No Waiver Remedies. No failure on the part of the Administrative Agent or any Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 11.04 Binding Effect; Assignability; Multiple Lenders.

(a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Facility Servicer, the Portfolio Asset Servicer, the Administrative Agent, each Lender, the Collateral Custodian and their respective successors and permitted assigns. Each Lender and their respective successors and assigns may assign, or grant a security interest in, (i) this Agreement and such Lender’s rights and obligations hereunder and interest herein in whole or in part or (ii) any Advance (or portion thereof) or any Note (or any portion thereof) to any Eligible Assignee; provided that unless an Event of Default pursuant to Section 6.01(a) or (d) has occurred and is continuing, the consent of the Borrower (such consent not to be unreasonably withheld) shall be required for a Lender to assign to any Person that is not an Affiliate of such Lender; provided that at all times, Massachusetts Mutual Life Insurance Company and its Affiliates shall hold more than 50% of, (x) during the Availability Period, of the aggregate Commitment and (y) after the Availability Period, Advances Outstanding unless agreed to in writing by the Borrower in its sole discretion. Any such assignee shall execute and deliver to the Borrower, the Facility Servicer, the Portfolio Asset Servicer, and the Administrative Agent a fully-executed Assignment and Assumption Agreement. The parties to any such assignment shall execute and deliver to the Administrative Agent for its acceptance and recording in its books and records, such agreement or document as may be satisfactory to such parties and the Administrative Agent. Neither the Facility Servicer nor the Portfolio Asset Servicer may assign, or permit any Lien to exist upon, any of its rights or obligations hereunder or under any Transaction Document or any interest herein or in any Transaction Document without the prior written consent of the Majority Lenders unless otherwise contemplated hereby. Borrower may not assign, or permit any Lien to exist upon, any of its rights or obligations hereunder or under any Transaction Document or any interest herein or in any Transaction Document without the prior written consent of the Lenders unless otherwise contemplated hereby. Each Lender may sell a participation in its interests hereunder as provided in Section 11.04(d). No assignment or sale of a participation under this Section 11.04 shall be effective unless and until properly recorded in the Register or Participant Register, as applicable, pursuant to Section 2.03.

(b) Notwithstanding any other provision of this Section 11.04, any Lender may at any time pledge or grant a security interest in all or any portion of its rights (including rights to payment of principal and interest) under this Agreement to secure obligations of such Lender to a Federal Reserve Bank (such agreement, a “Liquidity Agreement”), without notice to or consent of the Borrower or the Administrative Agent; provided that no such pledge or grant of a security interest shall release such Lender from any of its obligations hereunder or under such Liquidity Agreement, or substitute any such pledgee or grantee for such Lender as a party hereto or to such Liquidity Agreement, as the case may be.

(c) Each Indemnified Party shall be an express third party beneficiary of this Agreement.

(d) Any Lender may at any time (i) without the consent of, or notice to, the Borrower and (ii) without the consent of, but with notice to, the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower’s Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights or obligations under this Agreement (including all or a portion of its Commitment or the Advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (iv) such Lender shall register such participation in its Participant Register pursuant to Section 2.03(c). Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 11.01(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Section 2.13 (subject to the requirements and limitations therein, including the requirement to provide the forms required by Section 2.13(e) (it being understood that the documentation required under Section 2.13(e) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment; provided that such Participant (A) agrees to be subject to the provisions of Section 2.13 as if it were an assignee under paragraph (a) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.12 or 2.13, with respect to any participation, than its participating Lender would have been entitled to receive.

(e) No assignment or participation shall be made to any Person that was a Competitor as of the date (the “Trade Date”) on which the assigning Lender or participating Lender entered into a binding agreement to sell and assign or participate all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has provided prior written consent to such assignment or participation, in its sole and absolute discretion, in which case such Person will not be considered a Competitor for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee or Participant that becomes a Competitor after the applicable Trade Date, (x) such assignee or Participant shall not retroactively be disqualified from becoming a Lender or Participant and, (y) with respect to an assignee, the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Competitor.

(i) If any assignment or participation is made to any Competitor without the Borrower’s prior written consent in violation of clause (i) above, or if any Person becomes a Competitor after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Competitor and the Administrative Agent, (A) terminate the Commitment of such Competitor and repay all obligations of the Borrower owing to such Competitor in connection with such Commitment and/or (B) require such Competitor to assign, without recourse (in accordance with and subject to the restrictions contained in this Section), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Competitor paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(ii) Notwithstanding anything to the contrary contained in this Agreement, Competitors (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent, any other Lender or any other party hereto, (y) attend or participate in meetings attended by the Lenders, the Administrative Agent or any party hereto, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent, the Lenders or any other party hereto and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Competitor will be deemed to have consented in the same proportion as the Lenders that are not Competitors consented to such matter, and (y) for purposes of voting on any a plan of reorganization or plan of liquidation pursuant to any Bankruptcy Laws (“Debtor Relief Plan”), each Competitor party hereto hereby agrees (1) not to vote on such Debtor Relief Plan, (2) if such Competitor does vote on such Debtor Relief Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Bankruptcy Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Debtor Relief Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Bankruptcy Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

SECTION 11.05 Term of This Agreement. This Agreement, including the Borrower’s representations and covenants set forth in Articles IV and V, Holdings’ representations and covenants set forth in Articles IV and V and the Collateral Custodian’s representations, covenants and duties set forth in Article IX shall remain in full force and effect until this Agreement has been terminated by the Borrower and the Facility Termination Date has occurred; provided that any representation made or deemed made hereunder survive the execution and delivery hereof and the provisions of Section 2.06, Section 2.12, Section 2.13, Section 11.07, Section 11.08 and Article VII, Article VIII, Article IX and Article X shall be continuing and shall survive any termination of this Agreement.

SECTION 11.06 GOVERNING LAW; JURY WAIVER. THIS AGREEMENT IS GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING DIRECTLY OR INDIRECTLY OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREUNDER.

SECTION 11.07 Costs and Expenses. In addition to the rights of indemnification hereunder, the Loan Parties, on a joint and several basis, shall pay on demand (a) all out-of-pocket costs and expenses of the Administrative Agent, the Facility Servicer, Initial Lender, and the Collateral Custodian incurred in connection with the pre-closing due diligence, preparation, execution, delivery, administration, syndication, renewal, amendment or modification of, any waiver or consent issued in connection with, this Agreement, the Transaction Documents and the other documents to be delivered hereunder or in connection herewith, including the fees, disbursements and other charges of rating agency and accounting costs and fees, (b) the reasonable out-of-pocket fees and expenses of (i) counsel for the Administrative Agent, the Facility Servicer, Initial Lender, and the Collateral Custodian with respect thereto and (ii) a single counsel to the Lenders other than the Initial Lender, in each case, with respect to advising the Administrative Agent, the Facility Servicer, the Lenders and the Collateral Custodian as to their respective rights and remedies under this Agreement and the other documents to be delivered hereunder or in connection herewith and (c) all out-of-pocket costs and expenses, if any (including reasonable fees and expenses of counsel), incurred by the Administrative Agent, the Facility Servicer, the Lenders, or the Collateral Custodian in connection with the enforcement or potential enforcement of its rights under this Agreement or any other Transaction Document and the other documents to be delivered hereunder or in connection herewith or in connection with the Advances made hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Advances.

SECTION 11.08 Recourse Against Certain Parties; Non-Petition.

(a) No recourse under or with respect to any obligation, covenant or agreement (including the payment of any fees or any other obligations) of the Borrower, the Facility Servicer, the Portfolio Asset Servicer, Holdings, the Collateral Custodian, the Administrative Agent, the Lenders or any Secured Party as contained in this Agreement or any other agreement, instrument or document entered into by the Borrower, the Facility Servicer, Portfolio Asset Servicer, Holdings, the Collateral Custodian, the Administrative Agent, the Lenders or any Secured Party pursuant hereto or in connection herewith shall be had against any administrator of the Borrower (other than with respect to fraud), the Facility Servicer, the Portfolio Asset Servicer, Holdings, the Collateral Custodian, the Administrative Agent, the Lenders or any Secured Party or any incorporator, affiliate, stockholder, officer, employee or director of the Borrower, the Facility Servicer, the Portfolio Asset Servicer, Holdings, the Collateral Custodian, the Administrative Agent, the Lenders or any Secured Party or of any such administrator, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of each party hereto contained in this Agreement and all of the other agreements, instruments and documents entered into by the Borrower, the Facility Servicer, the Portfolio Asset Servicer, Holdings, the Collateral Custodian, the Administrative Agent, the Lenders or any Secured Party pursuant hereto or in connection herewith are, in each case, solely the corporate obligations of such party (and nothing in this Section 11.08 shall be construed to diminish in any way such corporate obligations of such party), and that no personal liability whatsoever shall attach to or be incurred by any administrator of the Administrative Agent, the Lenders or any Secured Party or any incorporator, stockholder, affiliate, officer, employee or director of the Lenders, the Borrower, the Facility Servicer, the Portfolio Asset Servicer, Holdings, the Collateral Custodian or the Administrative Agent or of any such administrator, as such, or any of them, under or by reason of any of the obligations, covenants or agreements of the Borrower, the Facility Servicer, the Portfolio Asset Servicer, Holdings, the Collateral Custodian, the Administrative Agent, the Lenders or any Secured Party contained in this Agreement or in any other such instruments, documents or agreements, or are implied therefrom, and that any and all personal liability of every such administrator of the Borrower, the Facility Servicer, the Portfolio Asset Servicer, Holdings, the Collateral Custodian, the Administrative Agent, the Lenders or any Secured Party and each incorporator, stockholder, affiliate, officer, employee or director of the Borrower, the Facility Servicer, the Portfolio Asset Servicer, Holdings, the Collateral Custodian, the Administrative Agent, the Lenders or any Secured Party or of any such administrator, or any of them, for breaches by the Borrower, the Facility Servicer, the Portfolio Asset Servicer, Holdings, the Collateral Custodian, the Administrative Agent, the Lenders or any Secured Party of any such obligations, covenants or agreements, which liability may arise either at common law or in equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement.

(b) Notwithstanding any contrary provision set forth herein, no claim may be made by any party hereto against any other party hereto or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect to any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other Loan Document, or any act, omission or event occurring in connection therewith; and each party hereto hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected; provided, that nothing contained in this sentence shall limit such Person’s indemnification obligations hereunder to the extent such damages are included in a third party claim in connection with which an indemnified party is entitled to indemnification hereunder.

(c) No obligation or liability to any Obligor under any of the Portfolio Assets is intended to be assumed by the Facility Servicer, the Portfolio Asset Servicer, the Collateral Custodian, the Administrative Agent, the Lenders or any Secured Party under or as a result of this Agreement and the transactions contemplated hereby.

(d) Each of the parties hereto hereby agrees that it will not institute against, or join any other Person in instituting against, the Borrower any bankruptcy or insolvency proceeding so long as there shall not have elapsed one year and one day (or such longer preference period as shall then be in effect) since the Facility Termination Date unless the Majority Lenders otherwise consent to any such action.

(e) The provisions of this Section 11.08 survive the termination of this Agreement.

SECTION 11.09 Execution in Counterparts; Severability; Integration. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by e-mail in portable document format (.pdf) or facsimile shall be effective as delivery of a manually executed counterpart of this Agreement. In the event that any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement and any agreements or letters (including Fee Letters) executed in connection herewith contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.

This Agreement shall be valid, binding, and enforceable against a party when executed and delivered by an authorized individual on behalf of the party by means of (i) an original manual signature; (ii) a faxed, scanned, or photocopied manual signature, or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including any relevant provisions of the UCC (collectively, “Signature Law”), in each case to the extent applicable. Each faxed, scanned, or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. For the avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings.

SECTION 11.10 Consent to Jurisdiction; Service of Process.

(a) Each party hereto hereby irrevocably submits to the exclusive jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding arising out of or relating to the Transaction Documents, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. The parties hereto hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each party hereto agrees that service of process may be effected by mailing a copy thereof by registered or certified mail, postage prepaid, to the Borrower at its address specified in Section 11.02 or at such other address as the Administrative Agent shall have been notified in accordance herewith. Nothing in this Section 11.10 shall affect the right of the Lenders or the Administrative Agent to serve legal process in any other manner permitted by law.

SECTION 11.11 Confidentiality.

(a) Each of the Administrative Agent, the Lenders, the Facility Servicer, the Portfolio Asset Servicer, and the Collateral Custodian shall maintain and shall cause each of its employees and officers to maintain the confidentiality of all Information (as defined below), including all Information regarding the business of the Borrower and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that Information may be disclosed (i) to its Affiliates, accountants, investigators, auditors, attorneys or other agents, including any rating agency or valuation firm engaged by such party in connection with any due diligence or comparable activities with respect to the transactions and Portfolio Assets contemplated herein, and the agents of such Persons, taxing authorities and governmental agencies (“Excepted Persons”); provided that each Excepted Person is informed of the confidential nature of such Information and instructed to keep such Information confidential, (ii) as is required by Applicable Law, (iii) in accordance with the Servicing Standard, (iv) when required by any law, regulation, ordinance, court order or subpoena, (v) to the extent the Portfolio Asset Servicer is disseminating general statistical information relating to the mortgage loans being serviced by the Portfolio Asset Servicer (including the Portfolio Assets) hereunder so long as the Portfolio Asset Servicer does not identify the Borrower, any Lender or the Obligors, or (vi) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder. Notwithstanding the foregoing provisions of this Section 11.11(a), the Borrower may, subject to Applicable Law and the terms of any Loan Agreements, make available copies of the documents in the Portfolio Asset Files and such other documents it holds pursuant to the terms of this Agreement, to any of its creditors.

(b) Anything herein to the contrary notwithstanding, the Borrower hereby consents to the disclosure of any Information with respect to it (i) to the Administrative Agent, the Lenders, the Facility Servicer, the Portfolio Asset Servicer or the Collateral Custodian by each other, (ii) by the Administrative Agent, the Lenders, the Facility Servicer, the Portfolio Asset Servicer and the Collateral Custodian to any prospective or actual assignee or participant of any of them provided such Person agrees to hold such information confidential, or (iii) by the Administrative Agent, the Lenders, the Facility Servicer, the Portfolio Asset Servicer, and the Collateral Custodian to any rating agency, commercial paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to any Lender or any Person providing financing to, or holding equity interests in, any Lender, as applicable, and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, provided each such Person is informed of the confidential nature of such information. In addition, the Lenders, the Administrative Agent, the Facility Servicer, the Portfolio Asset Servicer, and the Collateral Custodian may disclose any such Information as required pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).

(c) Notwithstanding anything herein to the contrary, the foregoing shall not be construed to prohibit (i) disclosure of any and all Information that is or becomes publicly known, (ii) any disclosure authorized by the Borrower or (iii) disclosure of any and all Information that becomes available to the Administrative Agent, any Lender, the Facility Servicer, the Portfolio Asset Servicer, or the Collateral Custodian on a nonconfidential basis from a source other than the Borrower who did not acquire such information as a result of a breach of this Section 11.11.

(d) The parties hereto may disclose the existence of the Agreement (but not the financial terms hereof, including all fees and other pricing terms), all Events of Default, and priority of payment provisions, in each case except in compliance with this Section 11.11.

(e) “Information” means all information received from the Borrower relating to the Borrower or its businesses, other than any such information that is available to the Administrative Agent, Collateral Custodian, the Facility Servicer, the Portfolio Asset Servicer or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Article XI shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 11.12 Non-Confidentiality of Tax Treatment. All parties hereto agree that each of them and each of their employees, representatives, and other agents may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to any of them relating to such tax treatment and tax structure. “Tax treatment” and “tax structure” shall have the same meaning as such terms have for purposes of Treasury Regulation Section 1.6011-4; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, the provisions of this Section 11.12 shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the transactions contemplated hereby.

SECTION 11.13 Waiver of Set Off. If an Event of Default has occurred and is continuing, the Administrative Agent, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by the Administrative Agent, such Lender or any such Affiliate, to or for the credit or the account of the Borrower against any and all of the Obligations, irrespective of whether or not the Administrative Agent, such Lender or Affiliate shall have made any demand under this Agreement or any other Transaction Document and although such Obligations may be contingent or unmatured or are owed to a branch office or Affiliate of the Administrative Agent or such Lender different from the branch office or Affiliate holding such deposit or obligated on such indebtedness. Each party shall notify the Borrower and the Administrative Agent (if applicable) promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 11.14 Headings, Schedules and Exhibits. The headings herein are for purposes of references only and shall not otherwise affect the meaning or interpretation of any provision hereof. The schedules and exhibits attached hereto and referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.

SECTION 11.15 Ratable Payments. If any Lender, whether by setoff or otherwise, shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of Advances owing to it (other than pursuant to Section 2.12 or Section 2.13) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided that, if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (a) the amount of such Lender’s required repayment to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.

SECTION 11.16 Failure of Borrower to Perform Certain Obligations. If the Borrower fails to perform any of its agreements or obligations under Section 5.01, the Administrative Agent may (but shall not be required to, and in any case, acting at the direction of the Majority Lenders) itself perform, or cause performance of, such agreement or obligation, and the expenses of the Administrative Agent incurred in connection therewith shall be payable by the Borrower promptly upon the Administrative Agent’s demand therefore.

SECTION 11.17 Power of Attorney. Each of the Borrower and Holdings irrevocably authorizes (without any obligation to do so) the Administrative Agent and appoints the Administrative Agent, as applicable, as its attorney-in-fact to act on its behalf as substantially set forth on Exhibit H to, among other things, perfect and to maintain the perfection and priority of the interest of the Administrative Agent, for the benefit of the Secured Parties, in the Collateral, in all cases, acting at the direction of the Majority Lenders. This appointment is coupled with an interest and is irrevocable.

SECTION 11.18 Delivery of Termination Statements, Releases, Etc. Upon the occurrence of the Facility Termination Date, the Administrative Agent shall, upon written direction, execute and deliver to the Portfolio Asset Servicer and Borrower termination statements, reconveyances, releases and other documents and instruments of release as are necessary or appropriate to evidence the termination of the Liens securing the Obligations, all at the expense of the Borrower.

SECTION 11.19 Exclusive Remedies. Except as otherwise expressly provided in this Agreement, no remedy provided for by this Agreement shall be exclusive of any other remedy, and each and every remedy shall be cumulative and in addition to any other remedy, and no delay or omission to exercise any right or remedy shall impair any such right or remedy.

SECTION 11.20 Post-Closing Performance Conditions. The parties hereto agree to cooperate with reasonable requests made by any other party hereto after signing this Agreement to the extent reasonable necessary for such party to comply with laws and regulations applicable to financial institutions in connection with this transaction (e.g., the USA PATRIOT Act, OFAC and related regulations).

SECTION 11.21 PATRIOT Act. The parties hereto acknowledge that in accordance with the Customer Identification Program (CIP) requirements established under the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Title III of Pub. L. 107 56 (signed into law October 26, 2001) and its implementing regulations (collectively, USA PATRIOT Act), the Administrative Agent and the Lenders in order to help fight the funding of terrorism and money laundering, are required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Administrative Agent and the Lenders. Each party hereby agrees that it shall provide the Administrative Agent and the Lenders with such information as the Administrative Agent or the Lenders may request from time to time in order to comply with any applicable requirements of the Patriot Act.

SECTION 11.22 Wells Fargo. The parties expressly acknowledge and consent to Wells Fargo Bank, National Association acting in the possible multiple capacities of the Collateral Custodian, and Account Bank and in the capacity as Administrative Agent. Wells Fargo Bank, National Association may, in such multiple capacities, discharge its separate functions fully, without hindrance or regard to conflict of interest principles or other breach of duties to the extent that any such conflict or breach arises from the performance by Wells Fargo Bank, National Association of express duties set forth in Agreement in any of such capacities, all of which defenses, claims or assertions are hereby expressly waived by the other parties hereto except in the case of gross negligence (other than errors in judgment) and willful misconduct by Wells Fargo Bank, National Association.

SECTION 11.23 Platform. Each party agrees that the Administrative Agent may, but is not obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on the Platform. The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the

Platform. In no event will the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of Borrower’s, the Portfolio Asset Servicer, the Facility Servicer, any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of Borrower, the Portfolio Asset Servicer or the Facility Servicer pursuant to any Transaction Document or the transactions contemplated therein that is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through the Platform. “Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

[Signature Pages Follow]

Executed as of the date first above written.

The Borrower:

RCC REAL ESTATE SPE 9 LLC

By:	/S/ Mark Fogel
Name: Mark Fogel
Title: President

Holdings:

RCC REAL ESTATE SPE HOLDINGS LLC

By:	/s/ Mark Fogel
Name: Mark Fogel
Title: President

[Signature Page – Loan and Servicing Agreement]

The Initial Lender:

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	/s/ Andrew C. Dickey
Name: Andrew C. Dickey
Title: Head of Alternative and Private Equity

[Signature Page – Loan and Servicing Agreement]

The Facility Servicer:

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY, in its capacity as Facility Servicer

By:	/s/ Andrew C. Dickey
Name: Andrew C. Dickey
Title: Head of Alternative and Private Equity

[Signature Page – Loan and Servicing Agreement]

The Portfolio Asset Servicer:

ACRES CAPITAL SERVICING LLC, in its capacity as Portfolio Asset Servicer

By:	/s/ Mark Fogel
Name: Mark Fogel
Title: President & CEO

[Signature Page – Loan and Servicing Agreement]

The Administrative Agent:

WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as Administrative Agent

By:	/s/ José M. Rodríguez
Name: José M. Rodríguez
Title: Vice President

[Signature Page – Loan and Servicing Agreement]

The Collateral Custodian:

WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as Collateral Custodian

By:	/s/ Mee Lee
Name: Mee Lee
Title: Vice President

[Signature Page – Loan and Servicing Agreement]

EXHIBITS

TO

LOAN AND SERVICING AGREEMENT

Dated as of July 31, 2020

RCC REAL ESTATE SPE 9 LLC

EXHIBITS

EXHIBIT A	Form of Note
EXHIBIT B	Form of Notice of Borrowing
EXHIBIT C	Form of Servicing Report
EXHIBIT D	Form of Payment Date Report
EXHIBIT E	Form of Quarterly LTV Certificate
EXHIBIT F	Form of U.S. Tax Compliance Certificate
EXHIBIT G	Form of Release of Required Portfolio Documents
EXHIBIT H	Form of Power of Attorney
EXHIBIT I	Form of Portfolio Asset Assignment
EXHIBIT J	Form of Custodial and Account Control Agreement
EXHIBIT K	Form of Portfolio Asset Checklist
EXHIBIT L	Form of Account Control Agreement

EXHIBIT A

FORM OF NOTE

$	[Date]

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NEITHER THIS NOTE NOR ANY PORTION HEREOF MAY BE OFFERED OR SOLD EXCEPT IN COMPLIANCE WITH THE REGISTRATION PROVISIONS OF THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM SUCH REGISTRATION PROVISIONS.

THIS NOTE IS NOT PERMITTED TO BE TRANSFERRED, ASSIGNED, EXCHANGED OR OTHERWISE PLEDGED OR CONVEYED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE LOAN AND SERVICING AGREEMENT REFERRED TO HEREIN.

FOR VALUE RECEIVED, RCC Real Estate SPE 9 LLC, a Delaware limited liability company (the “Borrower”), hereby promises to pay to [            ] (“Lender”) and its registered assigns, the principal sum of $            or, if less, the unpaid principal amount of the aggregate advances (the “Advances”) made by the Lender to the Borrower pursuant to the Loan and Servicing Agreement (as defined below), on the dates specified in the Loan and Servicing Agreement, and to pay interest on the unpaid principal amount of each Advance made by Lender from the date of such Advance for each day that such unpaid principal amount is outstanding, at such interest rates related to such Advance as provided in the Loan and Servicing Agreement, on each Payment Date and each other date specified in the Loan and Servicing Agreement.

This Note (the “Note”) is issued pursuant to the Loan and Servicing Agreement dated as of July 31, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan and Servicing Agreement”), among the Borrower, RCC Real Estate SPE Holdings LLC, as Holdings, the Lenders from time to time party thereto, Wells Fargo Bank, National Association, as Administrative Agent, Massachusetts Mutual Life Insurance Company, as the Facility Servicer, ACRES Capital Servicing LLC, as the Portfolio Asset Servicer, and Wells Fargo Bank, National Association, as the Collateral Custodian. Capitalized terms used herein and not otherwise defined have the meanings set forth for such terms in the Loan and Servicing Agreement.

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Advance, together with all fees, charges and other amounts that are treated as interest on such Advance under Applicable Law (collectively, “charges”), exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender in accordance with Applicable Law, the rate of interest payable in respect of such Advance hereunder, together with all charges payable in respect thereof, shall be limited to the Maximum Rate. To the extent lawful, the interest and charges that would have been paid in respect of such Advance but were not paid as a result of the operation of this paragraph shall be cumulated and the interest and charges payable to the Lender in respect of such Advance or periods shall be increased (but not above the amount collectible at the Maximum Rate therefor) until such cumulated amount shall have been received by the Lender. Any amount collected by the Lender that exceeds the maximum amount collectible at the Maximum Rate shall be applied to the reduction of the principal balance of such Advance or refunded to the Borrower so that at no time shall the interest and charges paid or payable in respect of such Advance exceed the maximum amount collectible at the Maximum Rate.

Ex. A-1

Payments of the principal of, and interest on, the Advances shall be made by or on behalf of the Borrower to the Administrative Agent (for the benefit of the Lenders) in immediately available funds in the manner specified for such purpose as provided in the Loan and Servicing Agreement, without the presentation or surrender of this Note or the making of any notation on this Note.

If any payment under this Note falls due on a day that is not a Business Day, then such due date is extended to the next succeeding Business Day.

If any amount is not paid when due, such amount shall bear interest, to be paid upon demand, from the date of such nonpayment until such amount is paid in full (as well after as before judgment) computed at the per annum rate set forth in the Loan and Servicing Agreement.

Portions or all of the principal amount of the Note shall become due and payable at the time or times set forth in the Loan and Servicing Agreement. Any portion or all of the principal amount of this Note may be prepaid, together with interest thereon (and, as set forth in the Loan and Servicing Agreement, certain costs and expenses of the Lender) at the time and in the manner set forth in, but subject to the provisions of, the Loan and Servicing Agreement.

Except as provided in the Loan and Servicing Agreement, the Borrower expressly waives presentment, demand, diligence, protest and all notices of any kind whatsoever with respect to this Note.

The Lender may sell, assign, transfer, negotiate, grant participations in or otherwise dispose of all or any portion of any Advances made by the Lender and represented by this Note and the indebtedness evidenced by this Note, subject to the applicable provisions of the Loan and Servicing Agreement.

The Advances are secured by the Collateral and the Pledged Equity granted pursuant to the Loan and Servicing Agreement. The Lender is entitled to the benefits of the Loan and Servicing Agreement and the other Transaction Documents and may enforce the agreements of the Borrower contained in the Loan and Servicing Agreement and the other Transaction Documents and exercise the remedies provided for by, or otherwise available in respect of, the Loan and Servicing Agreement and the other Transaction Documents, all in accordance with, and subject to the restrictions contained in, the terms of the Loan and Servicing Agreement and the other Transaction Documents. In accordance with the terms of the Loan and Servicing Agreement, if an Event of Default exists, the unpaid balance of the principal of all Advances, together with accrued interest thereon, may be declared, and may become, due and payable in the manner and with the effect provided in the Loan and Servicing Agreement.

The Borrower, the Lender, the Servicer, the Administrative Agent and the Collateral Custodian each intend, for federal, state and local income and franchise tax purposes only, that this Note be evidence of indebtedness of the Borrower secured by the Collateral and the Pledged Equity and the Lender under the Loan and Servicing Agreement, by the acceptance hereof, agrees to treat the Note for federal, state and local income and franchise tax purposes as indebtedness of the Borrower.

This Note is a “Note” as referred to in Section 2.03(a) of the Loan and Servicing Agreement. This Note shall be construed in accordance with and governed by the laws of the State of New York.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

Ex. A-2

The undersigned has executed this Note as on the date first written above.

RCC REAL ESTATE SPE 9 LLC

By:
Name:
Title:

Ex. A-3

EXHIBIT B

FORM OF NOTICE OF BORROWING

[Date]

RCC REAL ESTATE SPE 9 LLC

To:	Wells Fargo Bank, National Association, as the Administrative Agent

9062 Old Annapolis Road

Columbia, MD 21045

Telephone: 410-884-2271 or 443-367-3924

E-mail: ctsbankdebtadministrationteam@wellsfargo.com

Attention: Jason Prisco or Lance Yeagle – RCC REAL ESTATE SPE 9, LLC

and

Massachusetts Mutual Life Insurance Company, as Initial Lender

1500 Main Street

Springfield, MA 01115

Re:	Loan and Servicing Agreement dated as of July 31, 2020

Ladies and Gentlemen:

This Notice of Borrowing is delivered to you pursuant to Sections 2.02 and [3.02][3.03] of the Loan and Servicing Agreement dated as of July 31, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan and Servicing Agreement”), among RCC Real Estate SPE 9 LLC, as the Borrower, RCC Real Estate SPE Holdings LLC, as Holdings, the Lenders from time to time party thereto, Wells Fargo Bank, National Association, as Administrative Agent, Massachusetts Mutual Life Insurance Company, as the Facility Servicer, ACRES Capital Servicing LLC, as the Portfolio Asset Servicer, and Wells Fargo Bank, National Association, as the Collateral Custodian. Capitalized terms used herein and not otherwise defined have the meanings set forth for such terms in the Loan and Servicing Agreement.

The undersigned, being a duly elected Responsible Officer of the Borrower and holding the office set forth below such officer’s name, hereby certifies as follows:

1.	The Borrower hereby requests an Advance in the principal amount of $ .[1]

2.	The Borrower hereby requests that such Advance be made on .[2]

3.

That such Advance would not cause (A) the aggregate Advances (without giving effect to any repayment or prepayment thereof) to exceed the Total Facility Amount or (B) LTV to exceed 55% on the date of such Advance (after giving effect to such Advance and any Transfer effectuated from the use of proceeds thereof).

[1]	The amount must be at least equal to $250,000.
[2]	Delivery of the Notice of Borrowing to be no later than 2:00 pm two Business Days immediately prior to the proposed date of such advance.

Ex. B-1

4.	The proceeds of the Advance are to be distributed to the following account:

Account Name:

Account #:

Bank Name:

ABA:

5.

All of the conditions applicable to the Advance requested herein as set forth in Section [3.02][3.03] of the Loan and Servicing Agreement have been satisfied and will remain satisfied on the date of such Advance.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

Ex. B-2

The undersigned has executed this Notice of Borrowing as of the date first written above.

RCC REAL ESTATE SPE 9 LLC

By:
Name:
Title:

Ex. B-3

EXHIBIT C

FORM OF SERVICING REPORT

[SEE ATTACHED]

Ex. C-1

Exhibit C

RCC REAL ESTATE SPE 9, LLC

Servicing Report

9/15/2020

i. Material Modifications and Amendment Notices	Date

ii. Identification of Collections	Amounts
Principal Balance Interest Collection Balance Excluded Amounts

iii. Amounts transferred to Borrower pursuant to section 2.08 (a)(i) and (vi)	Amounts
Amounts transferred pursuant to section 2.08 (a)(i) Amounts transferred pursuant to section 2.08 (a)(vi)

iv. Principal Balance of Eligible First Lien Assets[1]
Property Name Property Type Lien Position Mortgage Asset Cut-Off Date Balance ($) Most Recent Period Most Recent NOI ($)

Note: [1] - see also attached detailed asset schedule

EXHIBIT D

FORM OF PAYMENT DATE REPORT

So long as no Event of Default has occurred and is continuing, the Facility Servicer (on behalf of the Borrower) shall instruct the Account Bank to transfer Collections held by the Account Bank in the Collection Account, in accordance with the Payment Date Report, and shall instruct the Administrative Agent to distribute such funds to the following Persons in the following amounts, calculated as of the most recent Determination Date, subject to the minimum balance requirement included in the Account Control Agreement, in the following order and priority, with respect to Collections:

Available funds for distribution:	$

a. first, to the Borrower for payment of Borrower Taxes, registration and filing fees and operating expenses then due and owing by the Borrower that are attributable solely to the operations of the Borrower; provided that transfers from the Account Bank for registration and filing fees and operating expenses payable pursuant to this clause (i) shall not, individually or in the aggregate, exceed (A) $75,000 in any calendar quarter and (B) $200,000 in any calendar year;

$

b. second, to the Administrative Agent for the ratable distribution to the Administrative Agent and the Collateral Custodian in payment in full for all accrued fees, expenses and indemnities due and payable to such party hereunder or under any other Transaction Document and under the Fee Letters and Schedule XI;

$

c. third, to the Facility Servicer in payment in full for all accrued fees, expenses and indemnities due and payable to the Facility Servicer hereunder or under any other Transaction Document and under the Fee Letters;

$

d. fourth, to the Administrative Agent for the ratable distribution to the Lenders in payment in full for all accrued fees, expenses and indemnities due and payable to such party hereunder or under any other Transaction Document and under the Fee Letters;

$

e. fifth, to the Administrative Agent for distribution to each Lender to pay such Lender’s Pro Rata Share of accrued and unpaid interest owing to such Lender under this Agreement (including any such accrued and unpaid interest or fees from a prior period);

$

Ex. D-1

f. sixth, if no Event of Default or Cash Trap Event has occurred and is continuing, to the Borrower or as the Borrower may direct (including to make a Restricted Junior Payment to Holdings or for Holdings to make a Restricted Junior Payment to its member or members), an amount equal to the lesser of (a) an amount equal to the minimum amount necessary for the Sponsor to maintain its status as a real estate investment trust for U.S. federal income tax purposes and to avoid income and excise tax under Section 857 and 4981 of the Code (after giving effect to any other available funds of the Sponsor and its Affiliates) as specified in the Servicing Report delivered pursuant to Section 8.08(a) for the most recent Reporting Date and (b) the amount by which Interest Collections exceed the required payments and distributions in clauses (a) through (e) inclusive;

$

g. seventh, first to the Administrative Agent and the Collateral Custodian for any amounts not paid pursuant to clause (b) above and second, to the Administrative Agent for distribution to each other Secured Party to pay any other Obligations (other than the principal of the Advances) that are then due and owing to such Secured Party;

$

h. eighth, if a Cash Trap Event has occurred and is continuing, to the Administrative Agent for distribution to each Lender to repay such Lender’s Pro Rata Share of the Advances Outstanding until (A) if such Cash Trap Event arises under clause (a) of the definition thereof, the Advances Outstanding are repaid to an amount where LTV, when recalculated giving effect to such repayment, is equal to the applicable Maximum Quarterly LTV Percentage at the time of such Payment Date or (B) if such Cash Trap Event arises under clauses (b), (c) or (d) of the definition thereof, the Advances Outstanding are paid in full (it being understood that such amount may be only a portion of the outstanding amount with respect to the Advances); and

$

i. ninth, if no Cash Trap Event has occurred and is continuing or would result after giving effect to the payment under this clause (g), to the Borrower or as the Borrower may direct (including to make a Restricted Junior Payment to Holdings or for Holdings to make a Restricted Junior Payment to its member or members).

$

Cash Trap Event:	[Yes/No]

LTV:	[ ]%

Wire Instructions

Account Bank will wire the following amount to [            ]:

Wire Instructions: [            ]

Bank: [            ]

Ex. D-2

ABA: [            ]

Acct #: [            ]

Acct. Name: [            ]

FBO: [            ]

Account Bank will wire the following amount to [            ]:

Wire Instructions: [            ]

Bank: [            ]

ABA: [            ]

Acct #: [            ]

Acct. Name: [            ]

FBO: [            ]

Total of Outgoing Wires:	$

Ex. D-3

EXHIBIT E

FORM OF QUARTERLY LTV CERTIFICATE

[DATE]

RCC REAL ESTATE SPE 9 LLC

To:	Wells Fargo Bank, National Association, as the Administrative Agent

9062 Old Annapolis Road

Columbia, MD 21045

Telephone: 410-884-2271 or 443-367-3924

E-mail: ctsbankdebtadministrationteam@wellsfargo.com

Attention: Jason Prisco or Lance Yeagle – RCC REAL ESTATE SPE 9, LLC

and

Massachusetts Mutual Life Insurance Company, as Facility Servicer

1500 Main Street

Springfield, MA 01115

Re:	Loan and Servicing Agreement dated as of July 31, 2020

Ladies and Gentlemen:

This Quarterly LTV Certificate (this “Certificate”) is given by RCC Real Estate SPE 9 LLC (the “Borrower”) pursuant to [Sections 2.02(a) and [3.02(c)][3.03(a)]]1 [Section 5.01(p)(ii)(B)]2 of the Loan and Servicing Agreement, dated as of July 31, 2020 (as the same may be amended, restated, or otherwise modified from time to time, the “Loan and Servicing Agreement”), among the Borrower, RCC Real Estate SPE Holdings LLC (“Holdings”), the Lenders from time to time party thereto, Wells Fargo Bank, National Association, as Administrative Agent, Massachusetts Mutual Life Insurance Company, as the Facility Servicer, ACRES Capital Servicing LLC, as the Portfolio Asset Servicer, and Wells Fargo Bank, National Association, as the Collateral Custodian. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Loan and Servicing Agreement.

The officer executing this Certificate is a Responsible Officer of Borrower and as such is duly authorized to execute and deliver this Certificate on behalf of the Borrower. By executing this Certificate, such officer hereby certifies as of the date hereof to the Lenders, the Facility Servicer and the Administrative Agent, on behalf of the Borrower, solely in a capacity as an officer and not individually, that:

(a) set forth on Schedule I attached hereto is a correct calculation of the LTV as of the last day of the most recent fiscal quarter ending on             and a correct calculation of the Maximum Quarterly LTV Percentage [in each case updated to the date such Advance is requested and giving pro forma effect to the advance requested and the use of proceeds thereof]3; and

[1]	To be included in connection with Notice of Borrowing.
[2]	To be included in connection with quarterly financial reporting.

Ex. E-1

(b) the calculation of the Total Portfolio Value is in accordance with the calculation given in the definition in Section 1.01 of the Agreement.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

[3]	To be included in connection with Notice of Borrowing.

Ex. E-2

The undersigned has executed this Certificate as of the date first written above.

RCC REAL ESTATE SPE 9 LLC

By:
Name:
Title:

Ex. E-3

SCHEDULE I

[SEE ATTACHED]

Ex. E-4

EXHIBIT E

Form of Quarterly LTV Certificate

RCC REAL ESTATE SPE 9, LLC

Payment Date:     2020-09-22

Determination Date:     2020-09-15

Maximum Facility Amount	$250,000,000
Numerator (Designated Amount)	$239,510,503
Accrued and Unpaid Interest	$2,010,503
Advances Outstanding	$237,500,000
Denominator	$706,288,471
Value of all Portfolio Assets	$408,770,271
Specified CLO Assets	$297,518,200
less Portfolio Assets reduced due to Material Modification	$—
A. LTV:	34%
LTV Trigger Threshold	55%
Compliance Check	OK

B. Debt Service Coverage Ratio	2.23
NOI of first lien assets	30,449,531.50
Current interest rate	5.75%
Annualized interest amount	$13,656,250.00
DSCR Trigger	1.00
Compliance check	OK

C. Eligible Loan Assets + CLO Assets + Collections
Eligible Portfolio Assets:	408,770,271
Specified CLO Assets:	178,510,920
Collection Account:	6,124,030
Total	593,405,220
D. First Lien Assets
First Lien Assets (Loan Asset + CLO Asset):	361,345,376
Cash Trap Event Check	Fail
Closing date	2020-07-24
Day Count from Closing	53

Triggers

Fiscal Year	Date	LTV Trigger
Up to 5th
Anniversary of Close	2025-07-24	55%
5th - 6th
Anniversary of Closing	2026-07-24	20%
On or after [December 24], 2026	2026-12-24	0%

Triggers

0 to 1st anniversary	1.0	Monday, July 19, 2021
1st to 3rd anniversay	1.2	Monday, July 17, 2023
3rd anniversary to maturity	1.3	Monday, July 19, 2027

DSCR = (WA of NOI of First Lien Assets/Commitments * Interest Rate)

Trigger

Trigger Amount	380,000,000
Compliance Check	OK

Trigger

Trigger Amount	440,460,893
Compliance Check	Fail

EXHIBIT F

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Loan and Servicing Agreement, dated as of July 31, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan and Servicing Agreement”), among RCC Real Estate SPE 9 LLC, as the Borrower, RCC Real Estate SPE Holdings LLC, as Holdings, the Lenders from time to time party thereto, Wells Fargo Bank, National Association, as Administrative Agent, Massachusetts Mutual Life Insurance Company, as the Facility Servicer, ACRES Capital Servicing LLC, as the Portfolio Asset Servicer, and Wells Fargo Bank, National Association, as the Collateral Custodian. Capitalized terms used herein and not otherwise defined have the meanings set forth for such terms in the Loan and Servicing Agreement.

Pursuant to the provisions of Section 2.13 of the Loan and Servicing Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the loan(s) (as well as any note(s) evidencing such loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent, with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name: Title:

Date:

Ex. F-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Loan and Servicing Agreement, dated as of July 31, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan and Servicing Agreement”), among RCC Real Estate SPE 9 LLC, as the Borrower, RCC Real Estate SPE Holdings LLC, as Holdings, the Lenders from time to time party thereto, Wells Fargo Bank, National Association, as Administrative Agent, Massachusetts Mutual Life Insurance Company, as the Facility Servicer, ACRES Capital Servicing LLC, as the Portfolio Asset Servicer, and Wells Fargo Bank, National Association, as the Collateral Custodian. Capitalized terms used herein and not otherwise defined have the meanings set forth for such terms in the Loan and Servicing Agreement.

Pursuant to the provisions of Section 2.13 of the Loan and Servicing Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name: Title:

Date:

Ex. F-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Loan and Servicing Agreement, dated as of July 31, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan and Servicing Agreement”), among RCC Real Estate SPE 9 LLC, as the Borrower, RCC Real Estate SPE Holdings LLC, as Holdings, the Lenders from time to time party thereto, Wells Fargo Bank, National Association, as Administrative Agent, Massachusetts Mutual Life Insurance Company, as the Facility Servicer, ACRES Capital Servicing LLC, as the Portfolio Asset Servicer, and Wells Fargo Bank, National Association, as the Collateral Custodian. Capitalized terms used herein and not otherwise defined have the meanings set forth for such terms in the Loan and Servicing Agreement.

Pursuant to the provisions of Section 2.13 of the Loan and Servicing Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name: Title:

Date:

Ex. F-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Loan and Servicing Agreement, dated as of July 31, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan and Servicing Agreement”), among RCC Real Estate SPE 9 LLC, as the Borrower, RCC Real Estate SPE Holdings LLC, as Holdings, the Lenders from time to time party thereto, Wells Fargo Bank, National Association, as Administrative Agent, Massachusetts Mutual Life Insurance Company, as the Facility Servicer, ACRES Capital Servicing LLC, as the Portfolio Asset Servicer, and Wells Fargo Bank, National Association, as the Collateral Custodian. Capitalized terms used herein and not otherwise defined have the meanings set forth for such terms in the Loan and Servicing Agreement.

Pursuant to the provisions of Section 2.13 of the Loan and Servicing Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the loan(s) (as well as any note(s) evidencing such loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such loan(s) (as well as any note(s) evidencing such loan(s)), (iii) with respect to the extension of credit pursuant to the Loan and Servicing Agreement or any other Transaction Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W- 8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name: Title:

Date:

Ex. F-4

EXHIBIT G

FORM OF RELEASE OF REQUIRED LOAN DOCUMENTATION

[Date]

RCC REAL ESTATE SPE 9 LLC

To:	Wells Fargo Bank, National Association, as the Collateral Custodian

1055 Tenth Avenue S.E.

Minneapolis, Minnesota 55414

Telephone: (612) 667-1015

Email: cmbscustody@wellsfargo.com

Attention: CMBS - MASSRESOURCE

Re: Loan and Servicing Agreement dated as of July 31, 2020

Reference is made to the Loan and Servicing Agreement dated as of July 31, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan and Servicing Agreement”), among RCC Real Estate SPE 9 LLC, as the Borrower, RCC Real Estate SPE Holdings LLC, as Holdings, the Lenders from time to time party thereto, Wells Fargo Bank, National Association, as Administrative Agent, Massachusetts Mutual Life Insurance Company, as the Facility Servicer, ACRES Capital Servicing LLC, as the Portfolio Asset Servicer, and Wells Fargo Bank, National Association, as the Collateral Custodian. Capitalized terms used herein and not otherwise defined have the meanings set forth for such terms in the Loan and Servicing Agreement.

In connection with the administration of the Portfolio Asset Files held by the Collateral Custodian under the Loan and Servicing Agreement, we request the release of the Portfolio Asset Files (or such documents as specified below) for the Portfolio Assets described below for the reason indicated below:

Obligor’s Name, Address & Zip Code:

Portfolio Asset Number:

Portfolio Asset File:

Ex. G-1

Reason for Requesting Portfolio Asset File (check one):

1.

Portfolio Asset Sold in accordance with Section 2.10 of the Loan and Servicing Agreement. The Facility Servicer hereby certifies that all amounts received in connection with such Portfolio Asset have been credited to the Collection Account.[1]

2.	Portfolio Asset File returned due to a failure to satisfy the Review Criteria pursuant to Section 9.02(a)(i) of the Loan and Servicing Agreement.[2]

3.	Resignation of Collateral Custodian pursuant to Section 9.07 of the Loan and Servicing Agreement. The Required Loan Documents to be returned to Administrative Agent.[3]

4.

Portfolio Asset File requested in order to take any action that the Administrative Agent, Facility Servicer or Portfolio Asset Servicer deems necessary or desirable in order to perfect, protect or more fully evidence the security interests granted by the Borrower under the Loan and Servicing Agreement, or to enable the Administrative Agent, Facility Servicer or Portfolio Asset Servicer to exercise or enforce any of their respective rights under the Loan and Servicing Agreement or under any Transaction Document.[4]

5.	Portfolio Asset paid in full. The Facility Servicer hereby certifies that all amounts received in connection with such Portfolio Asset have been credited to the Collection Account.[5]

6.

Portfolio Asset liquidated by . The Portfolio Asset Servicer hereby certifies that all proceeds of foreclosure, insurance, condemnation or other liquidation have been finally received and credited to the Collection Account.[6]

7.	Portfolio Asset File needed for the enforcement or servicing of the Portfolio Asset.[7]

8.	Portfolio Asset File delivered to the Collateral Custodian in error.[8]

9.	Other (explain).

[1]	Facility Servicer signature required.
[2]	Collateral Custodian signature required.
[3]	Administrative Agent signature required.
[4]	Administrative Agent, Facility Servicer or Portfolio Asset Servicer signature required, as applicable.
[5]	Facility Servicer signature required.
[6]	Portfolio Asset Servicer signature required.
[7]	Portfolio Asset Servicer signature required.
[8]	Borrower signature required.

Ex. G-2

The undersigned has executed this Release of Required Loan Documents as of the date first written above.

[COLLATERAL CUSTODIAN] [BORROWER] [ADMINISTRATIVE AGENT] [FACILITY SERVICER] [PORTFOLIO ASSET SERVICER]

By:
Name:
Title:

Ex. G-2

EXHIBIT H

FORM OF POWER OF ATTORNEY

RCC REAL ESTATE SPE 9 LLC

[Date]

This Power of Attorney is executed and delivered by RCC Real Estate SPE 9 LLC, a Delaware limited liability company, as the Borrower (the “Borrower”) under the Loan and Servicing Agreement (as defined below), to Wells Fargo Bank, National Association, as the Administrative Agent under the Loan and Servicing Agreement (in such capacity, the “Attorney”), pursuant to the Loan and Servicing Agreement dated as of July 31, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan and Servicing Agreement”), among the Borrower, RCC Real Estate SPE Holdings LLC, as Holdings, the Lenders from time to time party thereto, the Attorney, Massachusetts Mutual Life Insurance Company, as the Facility Servicer, ACRES Capital Servicing LLC, as the Portfolio Asset Servicer, and Wells Fargo Bank, National Association, as the Collateral Custodian. Capitalized terms used herein and not otherwise defined have the meanings set forth for such terms in the Loan and Servicing Agreement.

No person to whom this Power of Attorney is presented, as authority for Attorney to take any action or actions contemplated hereby, shall inquire into or seek confirmation from the Borrower as to the authority of Attorney to take any action described below, or as to the existence of or fulfillment of any condition to this Power of Attorney, which is intended to grant to Attorney unconditionally the authority to take and perform the actions contemplated herein, and the Borrower irrevocably waives any right to commence any suit or action, in law or equity, against any person or entity that acts in reliance upon or acknowledges the authority granted under this Power of Attorney, except in the case of gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgement. The power of attorney granted hereby is coupled with an interest and may not be revoked or canceled by the Borrower until the Facility Termination Date.

With effect after the occurrence and during the continuance of an Event of Default, the Borrower, hereby irrevocably constitutes and appoints Attorney (and all officers, employees or agents designated by Attorney), solely in connection with the enforcement of the rights and remedies of the Administrative Agent, the Lenders and the other Secured Parties under the Loan and Servicing Agreement and the other Transaction Documents, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the Borrower’s place and stead and at the Borrower’s expense and in the Borrower’s name or in Attorney’s own name, to take any and all appropriate action and to execute and deliver any and all documents and instruments that may be necessary or desirable to accomplish the purposes of the Loan and Servicing Agreement and the other Transaction Documents, and, without limiting the generality of the foregoing, hereby grants to Attorney the power and right, on its behalf, without notice to or assent by it, to do the following, each in accordance with the Loan and Servicing Agreement and the other Transaction Documents (provided, that Attorney shall not be obligated to take any such action): (a) open mail for the Borrower, and ask, demand, collect, give acquittances and receipts for, take possession of, or endorse and receive payment of, any checks, drafts, notes, acceptances, or other instruments for the payment of moneys due, and sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, and notices; (b) effect any repairs to any of the Borrower’s assets, or continue or obtain any insurance and pay all or any part of the premiums therefor and costs thereof, and make, settle and adjust all claims under such policies of insurance, and make all determinations and decisions with respect to such policies; (c) pay or discharge any taxes, Liens, or other encumbrances levied or placed on or threatened against the

Ex. H-1

Borrower or the Borrower’s property; (d) to the extent related to the Collateral and the transactions contemplated by the Transaction Documents, defend any suit, action or proceeding brought against the Borrower if the Borrower does not defend such suit, action or proceeding or if Attorney reasonably believes that it is not pursuing such defense in a manner that will maximize the recovery to Attorney, and settle, compromise or adjust any suit, action, or proceeding described above and, in connection therewith, give such discharges or releases as Attorney may deem appropriate; (e) file or prosecute any claim, litigation, suit or proceeding in any court of competent jurisdiction or before any arbitrator, or take any other action otherwise deemed appropriate by Attorney for the purpose of collecting any and all such moneys due to the Borrower whenever payable and to enforce any other right in respect of the Borrower’s property; (f) sell, transfer, pledge, make any agreement with respect to, or otherwise deal with, any of the Borrower’s property, and execute, in connection with such sale or action, any endorsements, assignments or other instruments of conveyance or transfer in connection therewith; (g) to give any necessary receipts or acquittance for amounts collected or received under the Loan and Servicing Agreement; (h) to make all necessary transfers of the Collateral in connection with any such sale or other disposition made pursuant to the Loan and Servicing Agreement; (i) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition of the Collateral, the Borrower hereby ratifying and confirming all that such Attorney (or any substitute) shall lawfully do or cause to be done hereunder and pursuant hereto; (j) to send such notification forms as the Attorney deems appropriate to give notice to Obligors of the Secured Parties’ interest in the Collateral Portfolio; (k) to sign any agreements, orders or other documents in connection with or pursuant to any Transaction Document; and (l) to cause the certified public accountants then engaged by the Borrower to prepare and deliver to the Attorney at any time and from time to time, promptly upon Attorney’s request, any reports required to be prepared by or on behalf of the Borrower under the Transaction Documents, all as though Attorney were the absolute owner of the Borrower’s property for all purposes, and to do, at Attorney’s option (acting at the written direction of the Majority Lenders) and the Borrower’s expense, at any time or from time to time, all acts and other things reasonably necessary to perfect, preserve or realize upon the Collateral and the Liens of the Administrative Agent, for the benefit of the Secured Parties, thereon, all as fully and effectively as the Borrower might do. The Borrower hereby ratifies, to the extent permitted by law, all that said attorneys shall lawfully do or cause to be done by virtue hereof.

The undersigned has executed this Power of Attorney as of the date first written above.

RCC REAL ESTATE SPE 9 LLC

By:
Name: Title:

Ex. H-2

FORM OF POWER OF ATTORNEY

RCC REAL ESTATE SPE HOLDINGS LLC

[Date]

This Power of Attorney is executed and delivered by RCC Real Estate SPE Holdings LLC, a Delaware limited liability company, as Holdings (“Holdings”) under the Loan and Servicing Agreement (as defined below), to Wells Fargo Bank, National Association, as the Administrative Agent under the Loan and Servicing Agreement (in such capacity, the “Attorney”), pursuant to the Loan and Servicing Agreement dated as of July 31, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan and Servicing Agreement”), among RCC Real Estate SPE 9 LLC, as the Borrower, Holdings, the Lenders from time to time party thereto, the Attorney, Massachusetts Mutual Life Insurance Company, as the Facility Servicer, ACRES Capital Servicing LLC, as the Portfolio Asset Servicer, and Wells Fargo Bank, National Association, as the Collateral Custodian. Capitalized terms used herein and not otherwise defined have the meanings set forth for such terms in the Loan and Servicing Agreement.

No person to whom this Power of Attorney is presented, as authority for Attorney to take any action or actions contemplated hereby, shall inquire into or seek confirmation from Holdings as to the authority of Attorney to take any action described below, or as to the existence of or fulfillment of any condition to this Power of Attorney, which is intended to grant to Attorney unconditionally the authority to take and perform the actions contemplated herein, and Holdings irrevocably waives any right to commence any suit or action, in law or equity, against any person or entity that acts in reliance upon or acknowledges the authority granted under this Power of Attorney, except in the case of gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgement. The power of attorney granted hereby is coupled with an interest and may not be revoked or canceled by Holdings until the Facility Termination Date.

With effect after the occurrence and during the continuance of an Event of Default, Holdings, hereby irrevocably constitutes and appoints Attorney (and all officers, employees or agents designated by Attorney), solely in connection with the enforcement of the rights and remedies of the Administrative Agent, the Lenders and the other Secured Parties under the Loan and Servicing Agreement and the other Transaction Document, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in Holdings’ place and stead and at Holdings’ expense and in Holdings’ name or in Attorney’s own name, to take any and all appropriate action and to execute and deliver any and all documents and instruments that may be necessary or desirable to accomplish the purposes of the Loan and Servicing Agreement and the other Transaction Documents, and, without limiting the generality of the foregoing, hereby grants to Attorney the power and right, on its behalf, without notice to or assent by it, to do the following, each in accordance with the Loan and Servicing Agreement and the other Transaction Documents (provided, that Attorney shall not be obligated to take any such action): (a) to make all necessary transfers of the Pledged Equity in connection with any such sale or other disposition made pursuant to the Loan and Servicing Agreement; (b) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition of the Pledged Equity, Holdings hereby ratifying and confirming all that such Attorney (or any substitute) shall lawfully do or cause to be done hereunder and pursuant hereto; and (c) to sign any agreements, orders or other documents in connection with or pursuant to any Transaction Document to the extent related to the Pledged Equity, all as though Attorney were the absolute owner of the Pledged Equity for all purposes, and to do, at Attorney’s option (acting at the written direction of the Majority Lenders) and Borrower’s expense, at any time or from time to time, all acts and other things reasonably

Ex. H-3

necessary to perfect, preserve or realize upon the Pledged Equity and the Liens of the Administrative Agent, for the benefit of the Secured Parties, thereon, all as fully and effectively as Holdings might do. Holdings hereby ratifies, to the extent permitted by law, all that said attorneys shall lawfully do or cause to be done by virtue hereof.

The undersigned has executed this Power of Attorney as of the date first written above.

RCC REAL ESTATE SPE HOLDINGS LLC
By:
Name:
Title:

Ex. H-4

EXHIBIT I

FORM OF PORTFOLIO ASSET ASSIGNMENT

OMNIBUS ASSIGNMENT

THIS OMNIBUS ASSIGNMENT (this “Assignment”), is made as of the             day of [            ], 20[__], by [            ], a [            ] limited liability company, having an address at [            ] (“Assignor”), to RCC REAL ESTATE SPE 9 LLC, a Delaware limited liability company, having an address at c/o ACRES Capital Corp., 865 Merrick Avenue, Suite 2005, Westbury, New York 11590, and their successors and/or assigns (“Assignee”).

KNOW ALL MEN BY THESE PRESENTS, that in consideration of the sum of TEN DOLLARS ($10.00) lawful money of the United States and other good and valuable consideration, to it in hand paid at or before the ensealing and delivery of these presents, the Assignor transferred and set over, and by these presents does grant, bargain, sell, assign, transfer and set over unto Assignee, the loan (the “Loan”) made under the Loan Agreement (as defined in Schedule A), and all documents evidencing, securing, governing or otherwise affecting the rights of the holder of the Promissory Note (as defined in Schedule A), including without limitation, the loan documents referenced in Schedule A attached hereto and made a part hereof (the “Loan Documents”) and all of Assignor’s right, title and interest in, to and under the Loan Documents, and all of Assignor’s right, title and interest in any collateral, certificates of deposit, letters of credit, demands, certificates, bank accounts, operating accounts, reserve accounts, escrow accounts and other accounts, opinions, financial statements of Borrower (as defined in Schedule A) and any guarantors (if any) of the Loan and any other collateral with respect to the Loan Documents (the “Collateral”), all rights and benefits of Assignor related to the Loan Documents, and all claims and choses in action related to the Loan Documents and all of Assignor’s rights, title and interest in, to and under such claims and choses in action.

Unless otherwise stated herein, all capitalized terms used in this Assignment shall have the meanings specified in the Loan Agreement.

Assignor represents and warrants as of the date hereof that: (a) Schedule A represents a complete list of all documents evidencing and securing the Loan, (b) true and complete counterpart originals or copies of the Loan Documents and true and complete copies of the opinions, organizational documents and consents made by Borrower or guarantors (if any) of the Loan on the Closing Date in connection with the Loan have been delivered by Assignor to Assignee, (c) Assignor is the sole owner of the Loan Documents and the Loan and has not transferred the Loan Documents or the Loan (or any direct or indirect interest therein) to another party and the Loan Documents and the Loan are not otherwise subject to any encumbrance, participation interest, lien, pledge, charge or security agreement as of the date of the execution and delivery of this Assignment and the Loan Documents have not been cancelled, satisfied, rescinded or subordinated in whole or part, nor has any instrument been executed that would effect such cancellation, satisfaction, rescission or subordination, (d) the principal amount outstanding under the Loan Documents as of the date of the execution and delivery of this Assignment is $            , (e) interest payable under the Loan Documents has been paid through the date hereof, (f) the Loan Documents have not been amended, modified, supplemented or restated except as otherwise set forth on Schedule A, (g) Assignor is duly organized, validly existing and in good standing under the laws of the jurisdiction under which it was organized with full power to execute and deliver (1) this Assignment, (2)

Ex. I-1

that certain Assignment of Security Instrument dated as of the date hereof by Assignor, as assignor, in favor of Assignee, as assignee, (3) that certain Assignment of Assignment of Leases and Rents, dated as of the date hereof by Assignor, as assignor, in favor of Assignee, as assignee, and (4) that certain Allonge to Promissory Note, dated as of the date hereof, by Assignor, as assignor, in favor of Assignee, as assignee (collectively, the “Assignment Documents”) with respect to the Security Instrument, the Assignment of Leases and Rents, and the Promissory Note, respectively, (h) all actions necessary to authorize the execution, delivery, and performance of the Assignment Documents on behalf of Assignor have been duly taken, and all such actions continue in full force and effect as of the date hereof, (i) the proceeds of the Loan have been fully disbursed, (j) the Collateral has not been pledged for any other loan made by Assignor, (k) the execution and delivery of the Assignment Documents by Assignor will not constitute a violation of any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local government or regulatory authority, agency or body, (l) no litigation is pending or, to the best of Assignor’s knowledge, threatened against Assignor which, if determined adversely to Assignor, would prohibit Assignor from entering into and delivering the Assignment Documents or would materially and adversely affect the ability of Assignor to perform its obligations hereunder or under the other Assignment Documents, (m) no consent, license, approval, authorization or order of, or registration or filing with, or notice to, any court or governmental agency or body is required for the execution and delivery by Assignor hereunder or under the other Assignment Documents, (n) Assignor has not executed any instrument purporting to effect any release, cancellation, subordination or rescission of the Security Instrument, and (o) the Loan is not cross-collateralized and/or cross-defaulted with any other loan.

When the term “Assignor’s knowledge” or terms of similar import are used herein, it means the actual (and not constructive) current awareness, without investigation, of Assignor and any senior personnel of Assignor who are involved with the administration of the Loan Documents and the sale thereof to Assignee.

TO HAVE AND TO HOLD unto Assignee, its successors, participants and assigns forever

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

Ex. I-2

IN WITNESS WHEREOF, the Assignor has caused these presents to be duly executed as of the day and year first above written.

ASSIGNOR:

, a

By:
Name:
Title:

Ex. I-3

SCHEDULE “A”

Loan Documents (documents dated as of                     , 20        , unless otherwise indicated):

1.	Loan Agreement by and between , a (“Borrower”), and [ ], a [ ] limited liability company (“Lender”) (the “Loan Agreement”).

2.	Promissory Note made by Borrower payable to the order of Lender, in the original principal amount of $ (the “Promissory Note”).

3.	[Deed of Trust][Mortgage] from Borrower to Lender (the “Security Instrument”).

4.	Assignment of Leases and Rents from Borrower to Lender (the “Assignment of Leases and Rents”).

5.	UCC-1 Financing Statement (State).

6.	UCC-1 Financing Statement recorded as a fixture filing (County).

7.	[List all other loan documents].

8.

All other documents and instruments relating to the Loan, all certificates and receipts executed by Borrower, all appraisal reports, all environmental, engineering and other reports relating to the operation or condition of the real property securing the Loan, and all casualty insurance policies, liability insurance policies, title insurance policies and/or UCC plus policies and opinions of counsel

Ex. I-4

EXHIBIT J

FORM OF CUSTODIAL AND ACCOUNT CONTROL AGREEMENT

[SEE ATTACHED]

Ex. J-1

CUSTODIAL AND ACCOUNT CONTROL AGREEMENT

THIS CUSTODIAL AND ACCOUNT CONTROL AGREEMENT (this “Agreement”) dated as of                     , 2020, is entered into among RCC REAL ESTATE SPE 9 LLC (the “Owner”), WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as administrative agent, as secured party (in such capacity, the “Secured Party”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as securities custodian (in such capacity, the “Custodian”).

W I T N E S S E T H:

WHEREAS, the Owner has acquired or will acquire, from time to time, certain [INSERT DESCRIPTION OF ASSETS TO BE DELIVERED] (the “Assets”) and desires to deposit the Assets with the Custodian to hold on the Owner’s behalf and to direct the Custodian with respect to the transfer and release thereof subject to the terms hereof; and

WHEREAS, the Owner and the Secured Party have entered into the Loan and Servicing Agreement dated as of July 31, 2020 (the “Loan and Servicing Agreement”), among RCC Real Estate SPE Holdings LLC, the Owner, Massachusetts Mutual Life Insurance Company and the other lenders from time to time party thereto, the Secured Party, Massachusetts Mutual Life Insurance Company, as the facility servicer, Acres Capital Servicing LLC, as the portfolio asset servicer, and Wells Fargo Bank, National Association, as collateral custodian, pursuant to which, among other things, a security interest in the Assets and the Account (defined below) has been granted to the Secured Party on behalf of the Secured Parties (as defined in the Loan and Servicing Agreement).

NOW, THEREFORE, the parties hereto agree as follows:

1. (a) The Owner hereby appoints the Custodian as custodian of the Assets pursuant to the terms of this Agreement and the Custodian accepts such appointment. The Custodian hereby agrees to accept the Assets delivered to the Custodian by the Owner pursuant to the terms hereof, and agrees to hold, release and transfer the same in accordance with the provisions of this Agreement. The Custodian’s services hereunder shall be conducted through its Corporate Trust Services division (including, as applicable, any agents or Affiliates utilized thereby). There shall be, and hereby is, established by the Owner with the Custodian a non-interest bearing securities account which will be designated the “RCC Real Estate SPE 9 LLC-Custodial Account” (referred to herein as the “Custody Account”) and into which the Assets shall be held and which shall be governed by and subject to this Agreement. In addition, on and after the date hereof, the Custodian may establish any number of subaccounts to the Custody Account deemed necessary or appropriate by the Custodian and Owner in administering the Custody Account (each such subaccount, a “Subaccount” and collectively with the Custody Account, the “Account”). All Assets to be delivered in physical form to the Custodian shall be delivered to the address set forth in Section 12 hereof and all Assets to be delivered in book-entry form to the Custodian shall be delivered in accordance with delivery instructions separately provided by the Custodian. The Custodian shall not be responsible for any other assets of the Owner held or received by the Owner or others or any assets not delivered to Custodian as set forth herein and accepted by the Custodian as hereinafter provided. The Custodian shall have no obligation to accept or hold any security or other asset pursuant to the terms of this Agreement to the extent it reasonably determines that such security or asset does not fall within the definition of “Asset” or holding such security or asset would violate any law, rule, regulation or internal policy applicable to the Custodian. For the avoidance of doubt, other than delivery of the physical certificate in the possession of the Custodian to the Owner, the Custodian shall have no obligations in connection with the transfer or re-registration of any physical certificates representing Assets in connection with any transfer thereof and the Owner shall be responsible for all aspects of transferring re-registering such Assets. Assets or proceeds thereof shall be withdrawn from and credited to the Account only upon Proper Instructions pursuant to Section 4 hereof.

(b) For the avoidance of doubt, the Account (including income, if any, earned on the investments of funds in such account) will be owned by the Owner, for federal income tax purposes. Such Owner is required to provide to the Custodian (i) an IRS Form W-9 or appropriate IRS Form W-8 no later than the Closing Date, and (ii) any additional IRS forms (or updated versions of any previously submitted IRS forms) or other documentation at such time or times required by applicable law or upon the reasonable request of the Custodian as may be necessary (i) to reduce or eliminate the imposition of U.S. withholding taxes and (ii) to permit Custodian to fulfill its tax reporting obligations under applicable law with respect to the Account or any amounts paid to Owner. If any IRS form or other documentation previously delivered becomes obsolete or inaccurate in any respect, Owner shall timely provide to the Custodian accurately updated and complete versions of such IRS forms or other documentation. Wells Fargo Bank, National Association, both in its individual capacity and in its capacity as Custodian, shall have no liability to Owner or any other person in connection with any tax withholding amounts paid or withheld from the Account pursuant to applicable law arising from Owner’s failure to timely provide an accurate, correct and complete IRS Form W-9, an appropriate IRS Form W-8 or such other documentation contemplated under this paragraph. For the avoidance of doubt, no funds shall be invested with respect to such Account absent the Custodian having first received (i) the requisite Proper Instructions, and (ii) the IRS forms and other documentation required by this paragraph.

(c) The Custodian hereby agrees that (i) the Account is a “securities account” as such term is defined in Section 8-501(a) of the UCC, (ii) each Asset and each other item of property (whether investment property, financial asset, security, instrument or cash), credited to the Account shall be treated as a “financial asset” within the meaning of Section 8-102(a)(9) of the UCC, (iii) subject to Section 4, the Custodian shall treat the Secured Party as entitled to exercise the rights that comprise any financial asset credited to the Account and (iv) subject to Section 4, the Custodian will comply with the “entitlement orders” (as defined in Section 8-102(a)(8) of the UCC) (an “Entitlement Order”) of the Secured Party without the further consent of the Owner or any other person.

(d) Nothing in this Agreement affects the obligations of Wells Fargo Bank, National Association, in its capacity as Collateral Custodian under, and as defined in, the Loan and Servicing Agreement.

2. Notwithstanding anything herein to the contrary, upon receipt of any cash distributions attributable to the Assets, until such time as the Custodian otherwise receives a Proper Instruction from the Secured Party to the contrary, the Custodian is hereby instructed (such instruction a Proper Instruction hereunder) to remit such amounts pursuant to the following wire instructions:

Wells Fargo Bank, National Association

ABA #:

Account Name:1

Account #:

[1]	To be the Collection Account.

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The Custodian shall not invest immediately available funds held hereunder in the absence of Proper Instructions from the Secured Party (acting solely at the direction of the Majority Lenders (as defined in the Loan and Servicing Agreement)) or from the Owner as consented to by the Secured Party (acting solely at the direction of the Majority Lenders) and shall not be liable for not investing or reinvesting funds in accordance with this Agreement in the absence of such Proper Instructions. In connection with investments of available cash pursuant to Proper Instructions described above, the Custodian may without liability use a broker-dealer of its own selection, including a broker-dealer owned by or affiliated with the Custodian or any of its affiliates. The Custodian is not responsible for the assets of the Owner which have been placed in accounts with brokers, prime brokers, counterparties, futures commission merchants and other intermediaries. The Custodian or any of its affiliates may receive reasonable compensation with respect to any such investment. It is expressly agreed and understood by the parties hereto that the Custodian shall not in any way whatsoever be liable for losses on any investments, including, but not limited to, losses from market risks due to premature liquidation or resulting from other actions taken pursuant to this Agreement.

(b) In the event the Custodian receives instructions from the Owner to effect a securities transaction as contemplated in 12 CFR 12.1, the Owner acknowledges that upon its written request and at no additional cost, it has the right to receive the notification from the Custodian after the completion of such transaction as contemplated in 12 CFR 12.4(a) or (b). The Owner agrees that, absent specific request, such notifications shall not be provided by the Custodian hereunder, and in lieu of such notifications, the Custodian shall make available periodic account statements in the manner required by this Agreement

3. The Custodian shall only act pursuant to Proper Instructions with regard to (a) the exercise of any rights or remedies with respect to the Assets, including, without limitation, waivers and voting rights, and (b) taking any other action in connection with the Assets, including, without limitation, any purchase, sale, conversion, redemption, exchange, retention or other transaction relating to the Assets. In the absence of any instructions provided to the Custodian by the Owner, the Custodian shall have no obligation to take any action with respect to the Assets. Notwithstanding anything herein to the contrary, under no circumstances shall the Custodian be obligated to bring legal action or institute proceedings against any person on behalf of the Owner.

4. The Custodian shall hold the Assets in safekeeping and shall release and transfer same only in accordance with Proper Instructions. “Proper Instructions” shall mean:

(i)

in all instances and at any time, written instructions or cabled, telexed, facsimile or electronically transmitted instructions in respect of any of the matters referred to in this Agreement purported to be signed (except in the case of electronically transmitted instructions) by one or more persons duly authorized to sign on behalf of the Secured Party as set forth in the Authorized Signers List of Secured Party on Exhibit A hereto (each such person, an “Authorized Signer of the Secured Party”). All electronically transmitted instructions, including by email or facsimile, received from or on behalf of any Authorized Signer of the Secured Party, or any email or facsimile received from another individual on behalf of the Secured Party in which any Authorized Signers of the Secured Party are also identified as copied, shall constitute Proper Instructions of the Secured Party; and

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(ii)

in the case of (a) the investment or reinvestrment of funds held hereunder in accordance with Section 2 hereof (with the consent of the Secured Party (acting solely at the direction of the Majority Lenders) as described thereby) and (b) the furnishing of reports described in Section 5 hereof, written instructions or cabled, telexed, facsimile or electronically transmitted instructions in respect of any of the matters referred to in this Agreement purported to be signed (except in the case of electronically transmitted instructions) by one or more persons duly authorized to sign on behalf of the Owner as set forth in the Authorized Signers List of Owner on Exhibit B hereto (each such person, an “Authorized Signer of Owner”). All electronically transmitted instructions, including by email or facsimile, received from or on behalf of any Authorized Signer of the Owner, or any email or facsimile received from another individual on behalf of the Owner in which any Authorized Signers of the Owner are also identified as copied, shall constitute Proper Instructions of the Owner.

In addition, Proper Instructions may include instructions and directions given by electronic transmission administered by the Society for Worldwide Interbank Financial Telecommunication (“SWIFT Messaging”), as well as certain other electronically transmitted instructions, such as FTP or other online portal. The Owner understands that the Custodian cannot determine the identity of the actual sender of Proper Instructions sent by SWIFT Messaging and such other methods of electronically transmitted instructions, and agrees that the Custodian may conclusively presume that such directions have been sent by an Authorized Signer. The Owner shall assure that only Authorized Signers shall transmit Proper Instructions from the Owner to the Custodian and shall safeguard the use and confidentiality of applicable user and authorization codes, passwords, and/or authentication keys upon receipt by the Owner. The Custodian shall not be liable for any losses, costs, or expenses arising directly or indirectly from the Custodian’s reliance upon and compliance with such instructions or directions given by SWIFT Messaging or any other electronically transmitted instructions for which the identity of the actual sender cannot be identified, including but not limited to any overdrafts. The Owner shall assume all risks arising out of the use of SWIFT Messaging and any other electronic transmission methods to submit instructions and directions to the Custodian, including without limitation the risk of the Custodian acting on unauthorized instructions and the risk of interception and misuse by third parties, shall fully inform itself of the protections and risks associated with transmitting instructions and directions to the Custodian by SWIFT Messaging and other electronic transmission methods. The Owner acknowledges that there may be more secure methods of transmitting instructions and directions than SWIFT Messaging and other electronic messaging.

5. The Custodian shall be obligated only for the performance of such duties as are specifically set forth in this Agreement with respect to the Assets and the Custodian shall satisfy those duties expressly set forth herein so long as it acts in good faith and without gross negligence or willful misconduct. The Custodian may rely and shall be protected in acting or refraining from acting on any written notice, request, waiver, consent or instrument believed by it to be genuine and to have been signed or presented by the proper party or parties. The Custodian shall have no duty to determine or inquire into the happening or occurrence of any event or contingency, and it is agreed that its duties are purely ministerial in nature. The Custodian may consult with and obtain advice from legal counsel as to any provision hereof or its duties hereunder and shall not be liable for action taken or omitted by it in good faith and the advice of such counsel or any opinion of counsel shall be full and complete authorization and protection in respect of any action taken or omitted by it hereunder in good faith and in reliance thereon. The Custodian shall not be liable for any action taken or omitted by it in good faith and reasonably believed by it to be authorized hereby, except for actions arising from the gross negligence or willful misconduct of the Custodian. The Custodian shall have no liability for loss arising from any cause beyond its control, including but not limited to, the act, failure or neglect of any agent or correspondent selected with due care by the Custodian, any delay, error, omission or default of any mail, telegraph, cable or wireless agency or operator; or the acts or edicts of any government or governmental agency or other group or entity exercising governmental powers. Notwithstanding anything in this Agreement to the contrary, in no event shall the Custodian be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits).

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Without limiting the generality of the foregoing, the Custodian shall not be subject to any fiduciary or other implied duties and the Custodian shall not be required to exercise any discretion hereunder and shall have no investment or management responsibility and, accordingly, shall have no duty to, or liability for its failure to, provide investment recommendations or investment advice to the parties hereto. It is the intention of the parties hereto that the Custodian shall never be required to use, advance or risk its own funds or otherwise incur financial liability in the performance of any of its duties or the exercise of any of its rights and powers hereunder. The Custodian may exercise any of its rights or powers hereunder or perform any of its duties hereunder either directly or, by or through affiliates, agents or attorneys, and the Custodian shall not be responsible for any misconduct or negligence on the part of any non-affiliated agent or attorney appointed hereunder with due care by it.

The Custodian is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of this Agreement or any part hereof (except with respect to the Custodian’s obligations hereunder) or for the transaction or transactions requiring or underlying the execution of this Agreement, the form or execution hereof or for the identity or authority of any person executing this Agreement or any part hereof (except with respect to the Custodian) or depositing the Assets. The Custodian shall not be deemed to have notice or knowledge of any matter hereunder unless written notice thereof is received by the Custodian. It is expressly acknowledged by the Owner that application and performance by the Custodian of its various duties hereunder may be based upon, and in reliance upon, data, information and notice provided to it by the Owner and/or any related bank agent, obligor or similar party with respect to the Assets, and the Custodian shall have no responsibility for the accuracy of any such information or data provided to it by such persons and shall be entitled to update its records (as it may deem necessary or appropriate). The Custodian shall not be liable for the actions or omissions of, or any inaccuracies in the records of, the Owner or any clearing agency or depository or any other Person and without limiting the foregoing, the Custodian shall not be under any obligation to monitor, evaluate or verify compliance by the Owner or any other Person with any agreement or applicable law.

For the avoidance of doubt and notwithstanding anything herein to the contrary, the Owner agrees that the Custodian shall not have nor shall be implied to have any duties with respect to furnishing reports of the Owner or other information as contemplated by the Investment Advisors Act of 1940 (the “Act”) or Rule 206(4)-2 under the Act, and the Custodian shall only be obligated to furnish information to the Owner or to any third party to the extent directed by the Owner pursuant to Proper Instructions as set forth in this Agreement and agreed to by the Custodian, or as the Owner and Custodian may otherwise agree.

6. The Owner agrees to indemnify, defend and hold the Custodian, its officers, directors, employees and agents (collectively, “Indemnified Persons”) harmless from and against any and all losses, claims, damages, demands, expenses, costs, causes of action, judgments or liabilities that may be incurred by any Indemnified Person arising directly or indirectly out of or in connection with this Agreement, including the reasonable legal costs and expenses as such expenses are incurred (including, without limitation, the expenses of any experts, counsel or agents) of (a) investigating, preparing for or defending itself against any action , claim or liability in connection with its performance hereunder or thereunder or (b) the enforcement of the indemnification obligations hereunder. The Owner also hereby agrees to hold the Custodian harmless from any liability or loss resulting from any taxes or other governmental charges, and any expense related thereto, which may be imposed, or assessed with respect to any Assets in the Account and also agrees to hold the Custodian and its respective nominees harmless from any liability as record holder of Assets in the Account. The Owner may remit payment for expenses and indemnities owed to the Custodian hereunder or, in the absence thereof, the Custodian may from time to time deduct payment of such amounts from the Account. In no event, however, shall the Owner be obligated to indemnify any

5

Indemnified Person and hold any Indemnified Person harmless if a court of competent jurisdiction determines, on a judgment not subject to appeal, that such losses, claims, damages, demands, expenses, costs, causes of action, judgments or liabilities were incurred by any Indemnified Person as a result of its own bad faith, willful misconduct or gross negligence. The provisions of this section shall survive the termination of this Agreement.

7. The Custodian shall be entitled to be paid by the Owner a fee as compensation for its services as set forth in the separate Fee Letter (the “Fee Letter”) agreed to by the parties hereto. Except as otherwise noted, this fee covers account acceptance, set up and termination expenses, plus usual and customary related administrative services such as safekeeping, investment, collection and distribution of assets, including normal record-keeping/reporting requirements. Any additional services beyond those specified in this Agreement, or activities requiring excessive administrator time or out-of-pocket expenses, shall be performed only after reasonable prior notice is given to the Custodian by the Owner and shall be deemed extraordinary expenses for which related costs, transaction charges and additional fees will be billed at the Custodian’s standard charges for such items. The Owner agrees to pay or reimburse the Custodian for all out-of-pocket costs and expenses (including without limitation reasonable fees and expenses of legal counsel) incurred, and any disbursements and advances made, in connection with the preparation, negotiation or execution of this Agreement, or in connection with or pursuant to consummation of the transactions contemplated hereby, or the administration of this Agreement or performance by the Custodian of its duties and services under this Agreement.

8. The Owner hereby grants to the Custodian a lien on all Assets for all indebtedness that may become owing to the Custodian hereunder, which lien may be enforced by the Custodian by set-off or appropriate foreclosure proceedings. In this regard, if the Owner is unwilling or unable to pay the Custodian any amounts due hereunder or to indemnify any indemnified party hereunder, the Custodian may, in its sole discretion, withdraw any cash in the account, or, if insufficient, liquidate a portion of the Assets, and the Custodian shall use such cash or deduct from such proceeds any fees, expenses and indemnities that it (or any indemnified party) may be due hereunder. The Owner and Secured Party hereby consent to and authorize such action by the Custodian, and the Custodian shall have no liability for any action taken pursuant to this authorization. The Custodian agrees to provide Owner and Secured Party with written notice prior to taking any action pursuant to this Section 8.

The Custodian subordinates its lien on the Assets and any right that the Custodian may have or acquire to set off or otherwise apply any Asset against the payment of any liabilities from time to time owing to the Custodian from the Owner hereunder to the security interest of the Secured Party on behalf of the Secured Parties under, and as defined in, the Loan and Servicing Agreement in the Assets and the Account; provided, however, that the Custodian retains the right to withdraw any cash in the account as provided in this Section 8.

9. The Custodian may at any time resign hereunder by giving written notice of its resignation to the Owner and the Secured Party at least sixty (60) days prior to the date specified for such resignation to take effect, and upon the effective date of such resignation, the Assets hereunder shall be delivered by it to such person as may be designated pursuant to Proper Instructions from the Secured Party, whereupon all the Custodian’s obligations hereunder shall cease and terminate. If no such person shall have been designated by such date, all obligations of the Custodian hereunder shall, nevertheless, cease and terminate. The Custodian’s sole responsibility thereafter shall be to keep safely all Assets then held by it and to deliver the same to a person designated pursuant to Proper Instructions from the Secured Party or in accordance with the direction of a final order or judgment of a court of competent jurisdiction.

6

The Secured Party or the Owner with the Secured Party’s prior written consent may remove the Custodian at any time by giving the Custodian at least sixty (60) days’ prior written notice. Upon receipt of the identity of the successor Custodian as designated by the Secured Party in writing, the Custodian shall either deliver the Assets then held hereunder to the successor Custodian, less the Custodian’s fees, costs and expenses or other obligations owed to the Custodian, or hold such Assets (or any portion thereof), pending distribution, until all such fees, costs and expenses or other obligations are paid. Upon delivery of the Assets to successor Custodian, the Custodian shall have no further duties, responsibilities or obligations hereunder.

10. This Agreement shall be construed in accordance with, and governed by, the laws of the State of New York, without giving effect to the conflict of law principles thereof. The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any New York State or Federal Court sitting in the Borough of Manhattan in the City of New York in any proceeding arising out of or relating to this Agreement, and the parties hereby irrevocably agree that all claims in respect of any such proceeding may be heard and determined in any such New York State or Federal court. The parties hereby irrevocably waive, to the fullest extent that they may legally do so, the defense of an inconvenient forum to the maintenance of such proceeding. The parties agree that a final non-appealable judgment in any such proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

11. This Agreement may not be assigned or transferred by the Owner. This Agreement shall remain in full force and effect until the earlier to occur of (a) the transfer or release of all of the Assets in accordance with the written instructions of the Owner in respect thereto and (b) the transfer by the Owner of its rights and interests in the Assets. The parties hereto shall not be bound by any modification, amendment, termination, cancellation, recission or supersession of this Agreement unless the same shall be in writing and signed by the Custodian and the Owner. Any organization or entity into which the Custodian may be merged or converted or with which it may be consolidated, or any organization or entity resulting from any merger, conversion or consolidation to which the Custodian shall be a party, or any organization or entity succeeding to all or substantially all of the corporate trust business of the Custodian, shall be the successor of the Custodian hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto.

12. Any delivery of physical Assets or any notices or other communications hereunder (including Proper Instructions delivered to the Custodian) shall be in writing and given at the addresses stated below, by prepaid first class mail, overnight courier or facsimile.

If to the Owner:

RCC REAL ESTATE SPE 9 LLC

c/o ACRES Capital Corp.

865 Merrick Avenue, Suite 200S

Westbury, New York 11590 Attn: Mark Fogel

Fax: 516-500-9149

Email: mf@acrescap.com

7

If to the Secured Party:

Wells Fargo Bank, National Association, as administrative agent

9062 Old Annapolis Road

Columbia, MD 21045

Telephone: 410-884-2271 or 443-367-3924

E-mail: ctsbankdebtadministrationteam@wellsfargo.com

Attention: Jason Prisco or Lance Yeagle – RCC REAL ESTATE SPE 9, LLC

If to the Custodian:

Wells Fargo Bank, National Association

Corporate Trust Services Division

9062 Old Annapolis Rd.

Columbia, Maryland 21045

Attn: CDO Trust Services— RCC Real Estate SPE 9 LLC

Fax: (410) 715-3748

Email: [ ]

13. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE PARTIES HERETO. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER TRANSACTION DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR ITS ENTERING INTO THIS AGREEMENT AND EACH SUCH OTHER TRANSACTION DOCUMENT. All references herein to the “UCC” shall mean the Uniform Commercial Code as in effect in the State of New York. Any terms used herein that are not defined herein and are defined in the UCC shall have the meanings assigned to such terms in the UCC.

14. The Owner acknowledges that in accordance with the Customer Identification Program (CIP) requirements under the USA PATRIOT Act and its implementing regulations, the Custodian in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Custodian. The Owner hereby agrees that it shall provide the Custodian with such information as it may request including, but not limited to, the Owner’s name, physical address, tax identification number and other information that will help the Custodian to identify and verify the Owner’s identity such as organizational documents, certificate of good standing, license to do business, or other pertinent identifying information.

15. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Facsimile signatures and signature pages provided in the form of a “pdf” or similar imaged document transmitted by electronic mail shall be deemed original signatures for all purposes hereunder.

8

16. The Secured Party, in acting or refraining from acting hereunder, shall do so solely at the direction of Majority Lenders. The rights, benefits, protections, immunities and indemnities afforded the Administrative Agent under the Loan and Servicing Agreement shall extend to the Secured Party hereunder as though set forth herein in their entirety mutatis mutandis.

[SIGNATURE PAGE FOLLOWS]

9

Executed as of the date first above written.

RCC REAL ESTATE SPE 9 LLC, as Owner

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Secured Party

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Custodian

By:
Name:
Title:

Exhibit A

Authorized Signers List of Secured Party

Each of the following named officers is authorized to act for, and bind, Wells Fargo Bank, National Association, as Secured Party (the “Secured Party”) with respect to matters concerning that certain Custodial and Account Control Agreement dated as of             , 2020, among Wells Fargo Bank, National Association, the Secured Party and RCC Real Estate SPE 9 LLC, as the Owner:

Signature	Name of Officer	Title

Business Address
Signature	Name of Officer	Title

Business Address
Signature	Name of Officer	Title

Business Address
Signature	Name of Officer	Title

Business Address

Exhibit B

Authorized Signers List of Owner

Each of the following named officers is authorized to act for, and bind, RCC Real Estate SPE 9 LLC, as Owner (the “Owner”) with respect to matters concerning that certain Custodial and Account Control Agreement dated as of                 , 2020, among Wells Fargo Bank, National Association, the Owner and Wells Fargo Bank, National Association, as the Secured Party:

	Mark Fogel	President
Signature	Name of Officer	Title

865 Merrick Avenue, Suite 200S
Westbury, New York 11590

Business Address

	David Bryant	Senior Vice President and
Chief Financial Officer
Signature	Name of Officer	Title

865 Merrick Avenue, Suite 200S
Westbury, New York 11590

Business Address

	Michael Pierro	Senior Vice President
Signature	Name of Officer	Title

865 Merrick Avenue, Suite 200S
Westbury, New York 11590

Business Address

EXHIBIT K

FORM OF PORTFOLIO ASSET CHECKLIST

[Date]

FORM OF PORTFOLIO ASSET CHECKLIST

Date:
Loan number:
Underlying Obligor:
Original principal balance or face amount:

Check one: Initial shipment	Trailing documents	Final shipment

Closing attorney:	Phone/fax number:	Email address:

Servicer contact:	Phone/fax number:	Email address:

Owner contact:	Phone/fax number:	Email address:

Capitalized terms used but not defined herein have the meanings given to such terms in the Custodial and Account Control Agreement, dated as of July [__], 2020 (as amended, modified, waived, supplemented, extended, restated or replaced from time to time, the “Custodial Agreement”), among RCC Real Estate SPE 9 LLC, as owner (together with its successors and permitted assigns, “Owner”), Wells Fargo Bank, National Association, as Custodian (together with its successors and permitted assigns, the “Custodian”), and Wells Fargo Bank, National Association, as administrative agent (together with its successors and assigns, “Secured Party”).

	DOCUMENT NAME[1]	REQUIRED[2]	ENCLOSED[3]	STATUS[4]	PROPERTY[5]
1.	Mortgage Note

2.	Allonge(s)/endorsements to Mortgage Note Endorsed to List complete chain

3.	Mortgage(s)

4.	Interim Assignment of Mortgage Assignee (if any):

5.	Assignment of Mortgage to Owner

1	The assignments identified below are to be provided as and to the extent required by the Loan and Servicing Agreement (as defined in the Custodian Agreement)
2	Indicate whether or not the document is part of the loan structure.
3	Applies to this delivery only – do not list if documents were previously sent.
4	Indicate if the document is an original, jurisdiction certified copy or copy. For recordable documents – indicate if the document is recorded, sent for recordation, not sent for recordation.
5	In the event that the document applies to more than one property but not all of the properties associated with the loan, the checklist must describe which properties relate to each document.

Ex. K-1

	DOCUMENT NAME[1]	REQUIRED[2]	ENCLOSED[3]	STATUS[4]	PROPERTY[5]

6.	Assignment of Mortgage in blank

7.	Assumption, modification, consolidation or restatement agreement List all underlying notes

8.	Interim assignment of assumption, modification, consolidation or restatement agreement Assignee (if any):

9.	Assignment of assumption, modification, consolidation or restatement agreement to Owner

10.	Assignment of assumption, modification, consolidation or restatement agreement in blank

11.	Assignment(s) of Leases

12.	Interim assignment of Assignment of Leases and Rents Assignee (if any):

13.	Assignment of Assignment of Leases and Rents to Owner

14.	Assignment of Assignment of Leases and Rents in blank

15.	Security Agreement

16.	Interim assignment of Security Agreement Assignee (if any):

17.	Assignment of Security Agreement to Owner

18.	Assignment of Security Agreement in blank

19.	Title policies and endorsements

20.	Copies of all recorded documents affecting the Underlying Mortgaged Property

21.	Survey (with surveyor’s certificate thereon)

22.	Tenant estoppel certificates

23.	Title policies and endorsements

24.	Copies of all recorded documents affecting the Underlying Mortgaged Property

25.	Survey (with surveyor’s certificate thereon)

26.	Tenant estoppel certificates

27.	Major Tenant Leases

28.	SNDA’s

29.	Appraisals

30.	Escrow letter

31.	Insured closing letter

32.	Bailment letters or agreements

33.	Evidence of zoning compliance

34.	Environmental reports

Ex. K-2

	DOCUMENT NAME[1]	REQUIRED[2]	ENCLOSED[3]	STATUS[4]	PROPERTY[5]
35.	Assignment of assignment and subordination of property management agreement in blank

36.	Assignment of contracts, permits, licenses and other rights

37.	Interim assignment of assignment of contracts, permits, licenses and other rights Assignee (if any):

38.	Assignment of contracts, permits, licenses and other rights to Owner

39.	Assignment of contracts, permits, licenses and other rights in blank

40.	Legal opinions and reliance letters

41.	Ground Lease

42.	Memorandum of Ground Lease

43.	Ground Lease estoppel

44.	Agreements with ground lessor and/or lender to ground lessor

45.	Power of attorney

46.	Owner’s Release Letter, Warehouse Lender’s Release Letter and/or other release letter

47.	Insurance policies and/or certificates

48.	Stock, certificates or other similar interests

49.	Stock, certificate or similar powers undated and executed in blank

50.	UCC financing Statement (personal property) – State =

51.	Interim UCC–3 assignment and/or amendment (personal property)
State =
Assignee =

52.	UCC–3 assignment and/or amendment (personal property)
State =
Assignee = Owner

53.	UCC–3 assignment and/or amendment (personal property)
State =
Assignee = blank

54.	UCC financing Statement (fixtures) –
Fixture filing jurisdiction =

55.	Interim UCC–3 assignment and/or amendment (fixtures)
Fixture filing jurisdiction =
Assignee =

Ex. K-3

	DOCUMENT NAME[1]	REQUIRED[2]	ENCLOSED[3]	STATUS[4]	PROPERTY[5]
56.	UCC–3 assignment and/or amendment (fixtures)
Fixture filing jurisdiction =
Assignee = Owner

57.	UCC–3 assignment and/or amendment (fixtures)
Fixture filing jurisdiction =
Assignee = blank

58.	UCC financing Statement (Pledged Stock) –
Pledge filing jurisdiction =

59.	Interim UCC–3 assignment and/or amendment (Pledged Stock)
Pledge filing jurisdiction =
Assignee =

60.	UCC–3 assignment and/or amendment (Pledged Stock)
Pledge filing jurisdiction =
Assignee = Owner

61.	UCC–3 assignment and/or amendment (Pledged Stock)
Pledge filing jurisdiction =
Assignee = blank

62.	UCC financing Statement (other) – Other filing jurisdiction =

63.	Interim UCC–3 assignment and/or amendment (other)
Other filing jurisdiction =
Assignee =

64.	UCC–3 assignment/UCC financing Statement assignment and/or amendment (other)
Other filing jurisdiction =
Assignee = Owner

65.	UCC–3 assignment and/or amendment (other)
Other filing jurisdiction =
Assignee = blank

66.	Loan agreement

67.	Interim assignment of loan agreement Assignee (if any):

68.	Assignment of loan agreement to Owner

69.	Assignment of loan agreement in blank

70.	Reserve agreement
(if multiple reserve agreements, list each by name)

Ex. K-4

	DOCUMENT NAME[1]	REQUIRED[2]	ENCLOSED[3]	STATUS[4]	PROPERTY[5]

71.	Interim assignment of each reserve agreement
Assignee (if any):

72.	Assignment of each reserve agreement to Owner

73.	Assignment of each reserve agreement in blank

74.	Letters of credit (“LOC”) Issuing bank LOC amount

75.	Interim assignment of LOC Assignee (if any):

76.	Assignment of LOC to Owner

77.	Assignment of LOC in blank

78.	Cash management, blocked account, control and/or lockbox agreement (if multiple agreements, list each)

79.	Interim assignment of cash management/lockbox agreement Assignee (if any):

80.	Assignment of cash management/block account/control/lockbox agreement to Owner

81.	Assignment of cash management/block account/control/lockbox agreement in blank

82.	Guaranty and/or indemnity agreement

83.	Interim assignment of guaranty and/or indemnity agreement Assignee (if any):

84.	Assignment of guaranty and/or indemnity agreement to Owner

85.	Assignment of guaranty and/or indemnity agreement in blank

86.	Environmental indemnity

87.	Interim assignment of environmental indemnity Assignee (if any):

88.	Assignment of environmental indemnity to Owner

89.	Assignment of environmental indemnity in blank

90.	Operations and maintenance agreement

91.	Interim assignment of operations and maintenance agreement Assignee (if any):

92.	Assignment of operations and maintenance agreement to Owner

Ex. K-5

	DOCUMENT NAME[1]	REQUIRED[2]	ENCLOSED[3]	STATUS[4]	PROPERTY[5]
93.	Assignment of operations and maintenance agreement in blank

94.	Intercreditor agreement, co–lender agreement or similar agreement

95.	Interim assignment of intercreditor agreement, co–lender agreement, tri–party agreement or similar agreement Assignee (if any):

96.	Assignment of intercreditor agreement, co–lender agreement or similar agreement to Owner

97.	Assignment of intercreditor agreement, co–lender agreement or similar agreement in blank

98.	Pledge Agreement

99.	Interim assignment of Pledge Agreement Assignee (if any):

100.	Assignment of Pledge Agreement to Owner

101.	Assignment of Pledge Agreement in blank

102.	Interest Rate Protection Agreement

103.	Interim Assignment of Interest Rate Protection Agreement Assignee (if any):

104.	Assignment of Interest Rate Protection Agreement to Owner

105.	Assignment of Interest Rate Protection Agreement in blank

106.	Governing documents for the entity in which any Pledged Stock represents an ownership interest

107.	UCC–9 Policy

108.	Chattel Mortgage and chattel paper

109.	Interim assignment of chattel mortgage and chattel paper Assignee (if any):

110.	Assignment of chattel mortgage and paper to Owner

111.	Assignment of chattel mortgage and paper in blank

112.	Interim omnibus or general assignment (covering all Mortgage Loan Documents not separately assigned) Assignee (if any):

Ex. K-6

	DOCUMENT NAME[1]	REQUIRED[2]	ENCLOSED[3]	STATUS[4]	PROPERTY[5]

113.	Omnibus or general assignment (covering all Mortgage Loan Documents not separately assigned) to Owner

114.	Omnibus or general assignment (covering all Mortgage Loan Documents not separately assigned) in blank

115.	General Assignment

116.	Assignment, assignment and assumption agreement or similar document(s) required under the terms of any of the Mortgage Loan Documents to effectuate an assignment thereunder of the Asset

117.	Interim assignment (if any):

118.	Assignment to Owner

119.	Assignment in blank

120.	Other loan documents, agreements, certificates or other documents related to or affecting the Asset or identified on a closing checklist or closing index but not otherwise covered by any other item on this checklist

121.

Interim assignment of other loan documents, agreements, certificates or other documents related to or affecting the Asset or identified on a closing checklist or closing index but not otherwise covered by any other item on this checklist

Assignee (if any):

122.	Assignment of other loan documents, agreements, certificates or other documents related to or affecting the Asset or identified on a closing checklist or closing index but not otherwise covered by any other item on this checklist to Owner

123.	With respect to Pledged Stock or collateral for an Asset that is an uncertificated security, a securities entitlement or is held in a securities account, an executed control agreement

124.	Any additional documents required by the Custodial Agreement or the Loan and Servicing Agreement

125.	Interim Assignment of additional documents Assignee (if any):

126.	Assignment of additional documents to Owner

127.	Assignment of additional documents in blank

Ex. K-7

	DOCUMENT NAME[1]	REQUIRED[2]	ENCLOSED[3]	STATUS[4]	PROPERTY[5]
128.	All construction related documents for any construction loan not otherwise listed in this checklist (list all by name)

129.	Interim assignment of construction documents Assignee (if any):

130.	Assignment of construction documents Assignee = Owner

131.	Assignment of construction documents Assignee = blank

132.

For each Asset that involves a condominium:

(i) a copy of the declaration of condominium;

(ii) copies of the Governing Documents of the condominium association;

(iii) a copy of the plat or map establishing or depicting the condominium; and

(iv) an original condominium endorsement to the title policy

133.	As applicable, notice to applicable party that Administrative Agent is a pledgee of the Asset under the Loan and Servicing Agreement

134.	As needed – List all other documents/collateral[6] being delivered, including all required assignments thereof

6	The Checklist documents should match the headings listed on the individual documents. Documents should be sent in the order listed on the Checklist.

Ex. K-8

EXHIBIT L

FORM OF ACCOUNT CONTROL AGREEMENT

[SEE ATTACHED]

Ex. L-1

DEPOSIT ACCOUNT CONTROL AGREEMENT

(Hard Lockbox)

This Deposit Account Control Agreement (the “Agreement”) is made as of [ ], 2020, by and among RCC REAL ESTATE SPE 9 LLC (“Borrower”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Administrative Agent (“Administrative Agent”), MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY, as the Facility Servicer (“Facility Servicer”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”) and sets forth the rights and obligations of the parties with respect to the DACA Account (defined below). Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in that certain Loan and Servicing Agreement dated as of July 31, 2020 by and among: RCC Real Estate SPE Holdings LLC, Borrower, Massachusetts Mutual Life Insurance Company and each of the other lenders for time to time party thereto, Administrative Agent, Facility Servicer, ACRES Capital Servicing LLC, as the Portfolio Asset Servicer, and Wells Fargo Bank, National Association, as the Collateral Custodian (the “Loan and Servicing Agreement”).

1.	Establishment of Account.

a.

Borrower and Bank acknowledge and confirm that Borrower has established with Bank an account with account number [ ] (the “DACA Account”) pursuant to Sections 2.07 and 3.01(c) of the Loan and Servicing Agreement.

b.

The DACA Account shall be in the name of Borrower for the benefit of Administrative Agent for the benefit of the Secured Parties (or in such other name as Administrative Agent (as directed by the Secured Parties) may direct in writing and agreed to by Bank).

c.

Each account designated as a DACA Account includes, for purposes of this Agreement, and without the necessity of separately listing subaccount numbers, all subaccounts presently existing or hereafter established for deposit reporting purposes and integrated with the DACA Account by an arrangement in which deposits made through subaccounts are posted only to the DACA Account.

d.	The DACA Account shall at all times have a minimum balance of $5,000 (the “Minimum Balance”).

e.

The DACA Account shall be treated and maintained as a “deposit account” within the meaning of Section 9-102(a)(29) of the Uniform Commercial Code as in effect in the State of New York (the “NYUCC”) and with respect to which Bank shall be acting as a “bank” within the meaning of Section 9-102(a)(8) of the NYUCC. The DACA Account is an Eligible Account. As used herein, (i) “Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and state authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument and (ii) “Eligible Institution” shall mean a depository institution or trust company insured by the Federal Deposit Insurance Corporation the short term unsecured debt obligations or commercial paper of which are rated at least “A-1” by Standard & Poor’s Ratings Group (“S&P”), “P-1” by Moody’s Investors Service, Inc. (“Moody’s”), and “F-1” by Fitch, Inc. (“Fitch”) in the case of accounts in which funds are held for thirty (30) days or less or, in the case of letters of credit or accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least “A” by Fitch and S&P and “A2” by Moody’s.

2.

Administrative Agent’s Interest in DACA Account. Borrower represents that it has granted, or intends to grant, a security interest in the DACA Account to Administrative Agent for the benefit of the Secured Parties. Borrower hereby confirms the security interest granted, or to be granted, by Borrower to Administrative Agent for the benefit of the Secured Parties in all of Borrower’s right, title and interest in and to the DACA Account and all sums now or hereafter on deposit in or payable or withdrawable from the DACA Account (the “DACA Account Funds”, which includes, if applicable, all financial assets, security entitlements, investment property, and other property and the proceeds thereof now or at any time hereafter held in the DACA Account). Administrative Agent (at the direction of the Secured Parties) hereby appoints Bank as agent for Administrative Agent solely for the purpose of perfecting the security interest of the Secured Parties in the DACA Account and the DACA Account Funds.

3.

Administrative Agent Control. Except as otherwise provided in this Agreement, Borrower agrees that the DACA Account and the DACA Account Funds are subject to the sole dominion, control and discretion of Administrative Agent acting for the benefit of the Secured Parties (and Facility Servicer as the agent of Administrative Agent). Bank, Administrative Agent, Facility Servicer and Borrower each agree that Bank will comply with instructions originated by Administrative Agent directing disposition of the funds in the DACA Account (collectively “Disposition Instructions”) without further consent by Borrower. Except as otherwise required by law, Bank will not agree with any third party to comply with instructions for disposition of funds in the DACA Account.

The parties acknowledge and agree that in accordance with Section 2.07(d), 2.08(a) and 2.08(c) of the Loan and Servicing Agreement, Administrative Agent has granted to Facility Servicer a revocable right and power to act as Administrative Agent’s representative prior to Administrative Agent’s delivery, upon the occurrence of an Event of Default under the Loan and Servicing Agreement, of a written notice of Administrative Agent’s exercise of exclusive control of the DACA Account to Bank, Facility Servicer and, to the extent permitted by applicable law, Borrower (such notice, the “Notice of Exclusive Control”) (until such Notice of Exclusive Control is withdrawn), for the purpose of managing and administrating the DACA Account in all respects, including, without limitation, the disposition of funds on deposit in the DACA Account, making deposits thereto and withdrawals therefrom, initiating electronic funds transfers therefrom, obtaining in the ordinary course of business any other bank services then provided by Bank relating thereto, and deleting, adding, or changing authorized signatories for Facility Servicer, in each case, in accordance with this Agreement, the Account Documentation (as defined below) and the standard policies and procedures of the Bank. Administrative Agent will provide written notice to Bank of the appointment of any successor Facility Servicer. Until Bank receives, and has had a reasonable opportunity to act upon, a Notice of Exclusive Control from Administrative Agent, Facility Servicer is authorized to act as stated herein, and Bank is entitled to rely upon such authority. If Facility Servicer resigns as Facility Servicer, Facility Servicer may, with ten (10) days prior written notice to all other parties to this Agreement, withdraw from being a party to this Agreement. In the event of such withdrawal or in the event the Bank receives, and has had a reasonable opportunity to act upon, a Notice of Exclusive Control from Administrative Agent, the Bank shall comply only with instructions provided by Administrative Agent, unless and until Administrative Agent provides written notice to Bank of the appointment of any successor Facility Servicer or withdraws such Notice of Exclusive Control, as applicable.

4.

No Access to DACA Account. Borrower acknowledges and agrees that (a) subject to the terms hereof, neither Borrower nor any other person claiming on behalf of, or through, Borrower (other than Facility Servicer) shall have any right, title or interest, whether express or implied, in the DACA Account or to withdraw or make use of any amounts from the DACA Account and (b) unless required by applicable law, Borrower shall not be entitled to any interest on amounts held in the DACA Account.

5.	Disbursements from DACA Account.

a.

(i) Until further written notice from Facility Servicer (or, following delivery of a Notice of Exclusive Control which has not been withdrawn, Administrative Agent), to the extent that the Disposition Instructions require remittances to Administrative Agent, such remittances shall be wired to:

Bank Name:	Wells Fargo Bank, N.A.
ABA Number:	121000248
Account Number:	6355067033
Account Name:	CDO Clearing Account
Reference:	FFC: 92078600, RCC Real Estate SPE 9, LLC- Loan and Servicing Agreement
Attention:	Lance Yeagle

(ii) Until further written notice from Borrower, to the extent that the Disposition Instructions require remittances to Borrower, such remittances shall be wired to:

Bank Name:	[ ]
Bank Address:	[ ]
ABA Number:	[ ]
Account Number:	[ ]
Account Name:	[ ]
Reference:	[ ]

b.

Facility Servicer (or, following a Notice of Exclusive Control which has not been withdrawn, Administrative Agent) shall deliver Disposition Instructions to Bank no later than 4:00 p.m. (Eastern Time) three (3) Business Days prior to the proposed date of any disbursements of funds held in the DACA Account (collectively, the “Remittance Date”). Facility Servicer (or, following a Notice of Exclusive Control which has not been withdrawn, Administrative Agent) shall provide Bank with at least one (1) Business Day advance written notice of any change in the Remittance Date. Any other Disposition Instructions relating to the DACA Account shall be delivered to the Bank no later than 4:00 p.m. (Eastern Time) one (1) Business Day prior to the date of any disbursement of funds held therein. The Bank shall have no obligation to act hereunder in the absence of timely and complete instructions in accordance with this Agreement. Bank agrees that on each Business Day after it receives and has had a reasonable opportunity to act on any Disposition Instructions, it will transfer to the accounts specified by Facility Servicer (or, following a Notice of Exclusive Control which has not been withdrawn, Administrative Agent), as applicable (the “Destination Accounts”) the full amount of the collected and available balance in the DACA Account at the beginning of such Business Day (after deduction of the Minimum Balance and other amounts permitted to be deducted pursuant to Section 6 hereof) in accordance with the Disposition Instructions. The parties hereto agree that Bank may disburse funds to the Destination Accounts in accordance with this Agreement pursuant to standing instructions. Any disposition of funds or assets which Bank makes in response to Disposition Instructions is subject to Bank’s standard policies, procedures and documentation governing the type of disposition made; provided, however, that under no circumstances shall any such disposition require Borrower’s consent.

c.

In addition to or in lieu of disbursements by Bank as described above, so long as Borrower and Bank maintain a currently effective agreement under which Borrower is entitled to use Bank’s Commercial Electronic Office® or other online internet portal operated by Bank to transfer funds from accounts at Bank to which Borrower has access, Facility Servicer may from time to time make transfers of collected and available funds from the DACA Account to such Destination Accounts as Facility Servicer may determine. Such transfers will be governed by Bank’s standard Master Agreement for Treasury Management Services or other applicable treasury management services agreement and any applicable service description(s). Further, any such transfer will be deemed an instruction or request of Facility Servicer for purposes of this Agreement, including without limitation Sections 12 and 22.a hereof.

“Business Day” means any day on which Bank is open to conduct its regular banking business, other than a Saturday, Sunday or public holiday.

6.

Partial Subordination of Bank’s Rights. Bank hereby subordinates to the security interest of Administrative Agent on behalf of the Secured Parties in the DACA Account and the DACA Account Funds (i) any security interest which Bank may have or acquire in the DACA Account and (ii) any right which Bank may have or acquire to set off or otherwise apply any DACA Account Funds against the payment of any liabilities from time to time owing to Bank from Borrower; provided, however, that, Bank retains the right to set off against and to charge the DACA Account for (A) any Bank Fees (as defined in Section 9), (B) all items deposited in and credited to such account and subsequently returned unpaid or with respect to which Bank fails to receive final settlement and (C) all items deposited in and credited to such account in error. If amounts in the DACA Account are insufficient to fully reimburse Bank for such amounts, Borrower agrees to pay such deficiency to Bank in immediately available funds, without setoff or counterclaim, within five (5) Business Days after demand of Bank.

7.	Bank Obligations with respect to DACA Account.

a.

The parties agree that items deposited in the DACA Account shall be deemed to bear the valid and legally binding endorsement of the payee and to comply with all of Bank’s requirements for the supplying of missing endorsements, now or hereafter in effect. As between Borrower, Facility Servicer and Administrative Agent on behalf of the Secured Parties, any deposit made by or on behalf of Borrower into the DACA Account shall be deemed deposited into the DACA Account when the funds in respect of such deposit shall become collected funds.

b.	Any item deposited by or on behalf of Borrower in the DACA Account which is returned for insufficient or uncollected funds will be re-deposited by Bank one time.

8.

Balance Reports and Bank Statements. Borrower agrees that it shall, at its sole cost and expense, make available to Administrative Agent and Facility Servicer information directly related to the DACA Account, including granting Administrative Agent and Facility Servicer online access to Borrower’s treasury reporting with Bank (if any). Bank will, at the telephone or written request of Administrative Agent or Facility Servicer, provide Administrative Agent or Facility Servicer, as applicable, such information by a transmission method determined by Bank, in Bank’s sole discretion, which may include granting Administrative Agent or Facility Servicer, as applicable, online access to Borrower’s treasury reporting (if any), and Borrower consents to the provision of such information to Administrative Agent and Facility Servicer.

9.

Bank Fees. Borrower agrees to pay all Bank’s standard and customary fees and charges for the maintenance and administration of the DACA Account and for the treasury management and other account services provided with respect to the DACA Account (collectively, the “Bank Fees”), including, but not limited to, the fees for (a) treasury reporting (including online access thereto) provided on the DACA Account, (b) funds transfer services received with respect to the DACA Account, (c) funds advanced to cover overdrafts in the DACA Account (but without Bank being in any way obligated to make any such advances), (d) duplicate bank statements, (e) any treasury management service(s) that may be required to block the DACA Account as contemplated hereunder, and (f) the Acceptance Fee and other fees and expenses described in Exhibit A attached hereto, in each case, to the extent applicable. The Bank Fees will be paid by Bank debiting the DACA Account on the Business Day that the Bank Fees are due, without notice to Administrative Agent or Borrower. If there are not sufficient funds in the DACA Account to cover fully the Bank Fees on the Business Day Bank attempts to debit them from the DACA Account, such shortfall or the amount of such Bank Fees will be paid by Borrower to Bank, without setoff or counterclaim, within five (5) Business Days after demand from Bank.

10.

Account Documentation. Except as specifically provided in this Agreement, Administrative Agent and Borrower agree that the DACA Account will be subject to, and Bank’s operation of the DACA Account will be in accordance with, the terms of Bank’s applicable deposit account agreement and other related service documentation governing the DACA Account (the “Account Documentation”). Borrower agrees, upon Bank’s request, to promptly execute and deliver the Account Documentation to Bank. For the avoidance of doubt, the parties hereto acknowledge and agree that pursuant to the Account Documentation, the DACA Account may be subject to Bank’s sweep product services; provided, that such services are not inconsistent with the terms and conditions set forth herein. The parties agree that, in the event of a conflict between this Agreement and the Account Documentation with respect to the DACA Account, this Agreement shall control.

11.	Legal Compliance.

a.

If Bank at any time receives notice of the commencement of a bankruptcy case or other insolvency or liquidation proceeding by or against Borrower, Bank will continue to comply with its obligations under this Agreement, except to the extent that any action required of Bank under this Agreement is prohibited under applicable bankruptcy laws or regulations or is stayed pursuant to the automatic stay imposed under the United States Bankruptcy Code or by order of any court or agency.

b.

Bank will comply with any legal process, legal notice or court order it receives in relation to the DACA Account if Bank determines in its sole discretion that the legal process, legal notice or court order is legally binding on it.

c.

If at any time Bank, in good faith, is in doubt as to the action it should take under this Agreement, Bank shall have the right (i) to commence an interpleader in the United States District Court in the State of New York, and/or (ii) to take no further action, except, in each case, in accordance with joint instructions from Administrative Agent (at the direction of the Secured Parties) and Borrower or in accordance with the final order of the court in such action.

12.

Indemnification. Borrower will indemnify, defend and hold harmless Bank and its officers, directors, employees, and agents (collectively, the “Indemnified Parties”) from and against any and all claims, demands, losses, liabilities, damages, costs and expenses (including reasonable attorneys’ fees) (collectively “Losses and Liabilities”) Bank may suffer or incur as a result of or in connection with (a) Bank complying with any binding legal process, legal notice or court order referred to in the immediately preceding Section of this Agreement, (b) Bank following any instruction or request of Administrative Agent or Facility Servicer, including but not limited to any Disposition Instructions, or (c) Bank complying with its obligations under this Agreement, except, in each case, to the extent such Losses and Liabilities are directly caused by Bank’s gross negligence or willful misconduct.

13.

Termination. This Agreement may be terminated by Administrative Agent or Bank at any time by either of them giving thirty (30) calendar days prior written notice of such termination to the other parties to this Agreement at their contact addresses specified after their signatures to this Agreement; provided, however, that this Agreement may be terminated (i) ten (10) Business Days upon prior written notice from Bank to Borrower and Administrative Agent (with a copy to Facility Servicer) (x) should Borrower fail to make any payment when due to Bank from Borrower under the terms of this Agreement or (y) should Bank close the DACA Account pursuant to applicable law, regulation or policy, or (ii)

immediately upon prior written notice from Administrative Agent to Bank (with a copy to Facility Servicer) on termination or release of the Administrative Agent’s security interest in the DACA Account for the benefit of the Secured Parties; provided that any notice from Administrative Agent under clause (ii) of this sentence must contain Administrative Agent’s acknowledgement of the termination or release of its security interest in the DACA Account for the benefit of the Secured Parties. Borrower’s payment obligations hereunder, as well as the indemnifications made, and the limitations on the liability of Bank accepted by Borrower, Facility Servicer and Administrative Agent under this Agreement will continue after the termination of this Agreement with respect to all the circumstances to which they are applicable, existing or occurring before such termination, and any liability of any party to this Agreement, as determined under the provisions of this Agreement, with respect to acts or omissions of such party prior to such termination will also survive such termination. Upon any termination of this Agreement, Bank will transfer all collected and available balances (less any deductions permitted under Section 6 hereof) in the DACA Account on the date of such termination in accordance with Facility Servicer or, following a Notice of Exclusive Control which has not been withdrawn, Administrative Agent’s (at the direction of the Secured Parties) or Facility Servicer’s written instructions.

14.	Modifications, Amendments, and Waivers. This Agreement may not be modified or amended, or any provision thereof waived, except in a writing signed by all the parties to this Agreement.

15.

Notices. All notices from one party to another must be in writing, must be delivered (including via electronic transmission) to Borrower, Administrative Agent, Facility Servicer and/or Bank at their contact addresses specified after their signatures to this Agreement, or any other address of any party communicated to the other parties in writing, and will be effective on receipt. Any notice sent by a party to this Agreement to another party other than Disposition Instructions must also be sent to all other parties to this Agreement. Bank is authorized by Borrower, Administrative Agent and Facility Servicer to act on any instructions or notices received by Bank if (a) such instructions or notices purport to be made in the name of Administrative Agent or Facility Servicer, (b) Bank reasonably believes that they are so made and (c) they do not conflict with the terms of this Agreement as such terms may be amended from time to time, unless such conflicting instructions or notices are supported by a court order.

16.

Successors and Assigns. Borrower may not assign or transfer its rights or obligations under this Agreement to any person or entity without the prior written consent of Bank, Facility Servicer and Administrative Agent (at the direction of the Secured Parties). Neither Administrative Agent nor Facility Servicer may assign or transfer its rights or obligations under this Agreement to any person or entity without the prior written consent of Bank, which consent will not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Administrative Agent and Facility Servicer may transfer its rights and obligations under this Agreement to (i) a transferee to which, by contract or operation of law, Administrative Agent or Facility Servicer transfers substantially all of its rights and duties under the financing or other arrangements between Administrative Agent, Facility Servicer and Borrower, or (ii) if Administrative Agent is acting as a representative in whose favor a security interest is created or provided for, a transferee that is a successor representative. In the event of a permitted assignment or transfer by Administrative Agent or Facility Servicer of its rights or obligations under this Agreement, Administrative Agent or Facility Servicer will not be released from its obligations under this Agreement unless and until Bank receives transferee’s binding written agreement to assume all of Administrative Agent’s or Facility Servicer’s obligations hereunder. Bank may not assign or transfer its rights or obligations under this Agreement to any person or entity without the prior written consent of Administrative Agent (at the direction of the Secured Parties) and Facility Servicer and, so long as no Event of Default has occurred and is continuing, Borrower (which consent will not be unreasonably withheld or delayed); provided, however, that no such consent will be required if such assignment or transfer takes place as part of a merger, acquisition or corporate reorganization affecting Bank.

17.

Governing Law. This Agreement will be governed by and be construed in accordance with the laws of the State of New York. New York will also be deemed to be Bank’s jurisdiction for purposes of Article 9 of the Uniform Commercial Code as it applies to this Agreement.

18.

Severability. To the extent that the terms of this Agreement are inconsistent with, or prohibited or unenforceable under, any applicable law or regulation, they will be deemed ineffective only to the extent of such prohibition or unenforceability, and will be deemed modified and applied in a manner consistent with such law or regulation. Any provision of this Agreement which is deemed unenforceable or invalid in any jurisdiction will not affect the enforceability or validity of the remaining provisions of this Agreement or the same provision in any other jurisdiction.

19.

Counterparts. This Agreement may be executed in any number of counterparts each of which will be an original with the same effect as if the signatures were on the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by telecopier or electronic image scan transmission (such as a “pdf” file) will be effective as delivery of a manually executed counterpart of the Agreement.

20.

Entire Agreement. This Agreement, together with the Account Documentation, contains the entire and only agreement among all the parties to this Agreement and between Bank and Borrower, on one hand, Bank and Administrative Agent, on another hand, and Bank and Facility Servicer on another hand, with respect to (a) the interest of Administrative Agent on behalf of the Secured Parties and Facility Servicer in the DACA Account and DACA Account Funds, and (b) Bank’s obligations to Administrative Agent and Facility Servicer in connection with the DACA Account and DACA Account Funds.

21.	Waiver of Jury Trial. To the extent permitted by law, the parties hereto hereby waive all rights to a trial by jury in any action or proceeding relating to the DACA Account or this Agreement.

22.	Certain Matters Affecting Bank.

a.

Bank may rely and shall be protected in acting or refraining from acting upon any notice, request, consent, order, certificate, report, opinion or document (including, but not limited to, electronically confirmed facsimiles thereof) believed by it to be genuine and to have been signed or presented by the proper party or parties. Bank shall have no obligation to review or confirm that actions taken pursuant to the foregoing in accordance with this Agreement comply with any other agreement or document to which it is not a party.

b.

The duties and obligations of Bank set forth in this Agreement shall be determined solely by the express provisions of this Agreement. Bank shall not be liable except for the performance for its duties and obligations as are specifically set forth herein. No implied covenants or obligations shall be read into this Agreement against Bank. Bank makes no express or implied representations or warranties with respect to its obligations under this Agreement, except for those expressly set forth herein.

c.

Bank will not be liable to Borrower, Administrative Agent, Facility Servicer or any other person for any Losses and Liabilities caused by (i) circumstances beyond Bank’s reasonable control (including, without limitation, computer malfunctions, interruptions of communication facilities, labor difficulties, acts of God, wars, or terrorist attacks) or (ii) any other circumstances, except, in each case, to the extent that such Losses and Liabilities are directly caused by Bank’s gross negligence or willful misconduct.

D.

IN NO EVENT WILL BANK BE LIABLE FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, WHETHER OR NOT THE LIKELIHOOD OF SUCH DAMAGES WAS KNOWN TO BANK, AND REGARDLESS OF THE FORM OF THE CLAIM OR ACTION, OR THE LEGAL THEORY ON WHICH IT IS BASED.

E.	Any action against Bank by Borrower, Administrative Agent or Facility Servicer under or related to this Agreement must be brought within twelve (12) months after the cause of action accrues.

[SIGNATURE PAGES FOLLOW]

This Agreement has been signed by the duly authorized officers or representatives of Borrower, Administrative Agent, Facility Servicer and Bank on the date specified above.

RCC REAL ESTATE SPE 9 LLC, as Borrower

By:

Name:

Title:

Address for Notices:

c/o ACRES Capital Corp.

865 Merrick Avenue, Suite 200S

Westbury, New York 11590

Attention: Mark Fogel

Facsimile No.: 516-500-9149

E-mail: mf@acrescap.com

[Signature Page – Deposit Account Control Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:

Name:

Title:

Address for Notices:

Wells Fargo Bank, National Association

9062 Old Annapolis Road

Columbia, MD 21045

Telephone: 410-884-2271 or 443-367-3924

E-mail: ctsbankdebtadministrationteam@wellsfargo.com

Attention: Jason Prisco or Lance Yeagle – RCC REAL ESTATE SPE 9, LLC

[Signature Page – Deposit Account Control Agreement]

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY, as Facility Servicer

By:

Name:

Title:

Address for Notices:

Massachusetts Mutual Life Insurance Company

One Marina Park Drive, 8th Floor

Boston, MA 02210

Email: CIOMandates@massmutual.com

Attention: Investment Operations

and

Massachusetts Mutual Life Insurance Company

1295 State Street

Springfield, MA 01111

Email: hpereira@massmutual.com

Attention: Corporate Law Department

[Signature Page – Deposit Account Control Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Bank

By:

Name:

Title:

Address for Notices:

[ ]

[Signature Page – Deposit Account Control Agreement]

EXHIBIT A

Fees

Acceptance Fee                                                          $250

The Acceptance Fee is a one-time fee payable upon execution of this Agreement and includes review of this Agreement and supporting documentation.

Servicing Administration Fee                                 $250/month**

The monthly Servicing Administration Fee will be assessed upon the opening of the DACA Account and will continue thereafter on a monthly basis for so long as the DACA Account remains open. The Servicing Administration Fee is subject to change Bank’s discretion.

**

Assumes that Bank disburses funds once per month and there is no mezzanine structure. If funds are disbursed more frequently or there is a mezzanine structure, the following Servicing Administration Fee shall apply:

$450/month – For weekly allocations and disbursements and/or there is a mezzanine structure

$700/month – For more than weekly allocations and disbursements

$1,300/month – For daily allocations and disbursements

Account/Treasury Management Services Fees     Amount varies

These fees will vary based upon usage/volume and include all account and treasury management services fees incurred on a monthly basis in accordance with Bank’s standard fees for such services then in effect, including, without limitation, the following: treasury account maintenance fee, funds transfer services fees, credit/disbursement fees, account analysis and statement fees, and treasury reporting and online access fees.

Out-of-Pocket Expenses                                         As incurred

Out-of-pocket expenses, including without limitation expenses of foreign depositaries, stationery, overnight courier, and messenger costs, will be billed at Bank’s cost when incurred.